Exhibit (a)(1)

China Nuokang Bio-Pharmaceutical Inc.

December 17, 2012

Shareholders of China Nuokang Bio-Pharmaceutical Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of China Nuokang Bio-Pharmaceutical Inc. (the “Company”) to be held on January 15, 2013 at 9:30 a.m. (Beijing time). The meeting will be held at 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

At the extraordinary general meeting you will be asked to consider and vote upon a proposal to approve and authorize the agreement and plan of merger dated as of September 27, 2012, (the “merger agreement”), among the Company, Kingbird Investment Inc. (“Parent”) and Kingbird Mergerco. Inc. (“Merger Sub”), and, solely for the purposes of Section 6.16 thereof, Anglo China Bio-technology Investment Holdings Limited (“Anglo China”) and Britain Ukan Technology Investment Holdings (Group) Limited (“Britain Ukan”), and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Exhibit A to the merger agreement (the “Cayman Plan of Merger”) and the transactions contemplated thereby (including the merger). A copy of the merger agreement and a copy of the Cayman Plan of Merger are attached as Annex A to the accompanying proxy statement. Under the terms of the merger agreement and the Cayman Plan of Merger, Merger Sub, a company wholly owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving company after the merger. Merger Sub is a Cayman Islands company formed solely for purposes of the merger. Parent is a Cayman Islands company which, at the effective time of the merger, will be beneficially owned by Ms. Yuhuan Zhu (“Ms. Zhu”), the wife of Mr. Baizhong Xue, the chairman of the board of directors and CEO of the Company (“Mr. Xue”). As of the date of this proxy statement, Mr. Xue beneficially owns approximately 61.2% of the Company’s outstanding ordinary shares, referred to herein as the “Shares.” If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by Mr. Xue and Ms. Zhu immediately after the merger and, as the result of the merger, the Company’s American depositary shares (“ADSs”), each representing eight Shares, will no longer be listed on the NASDAQ Global Market and the American depositary shares program for the ADSs will terminate.

If the merger is completed, each issued and outstanding Share, other than (a) Shares and ADSs owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the effective time of the merger, (b) Shares and ADSs beneficially owned by Anglo China and Britain Ukan (the “Founder Shares”), and (c) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the merger under the Cayman Companies Law (the “Dissenting Shares”), will be cancelled and cease to exist in exchange for the right to receive $0.725, and each ADS, each representing eight Shares, will represent the right to surrender the ADS in exchange for $5.80 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement, dated as of December 9, 2009, by and among the Company, JPMorgan Chase Bank, N.A. (the “ADS depositary”) and all holders and beneficial owners of ADSs issued thereunder), in each case, in cash, without interest and net of any applicable withholding taxes. The Founder Shares will survive the merger and will receive no consideration in the merger, and Shares owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the effective time of the merger, which will be cancelled and cease to exist and receive no consideration. The Dissenting Shares will be cancelled for the right to payment of fair value of the Dissenting Shares in accordance with the Cayman Companies Law as described in more detail below.

If the merger is completed, each restricted share issued pursuant to the Company’s 2007 Share Incentive Plan and the Company’s 2008 Share Incentive Plan that is then outstanding, whether vested or unvested, shall become fully vested immediately prior to the effective time of the merger, and each such restricted share shall be treated as a Share for all purposes of the merger agreement.

An independent committee of the board of directors of the Company, composed solely of directors who are not officers or employees of the Company, Parent or Merger Sub (the “independent committee”), reviewed and considered the terms and conditions of the merger agreement and the Cayman Plan of Merger and the transactions contemplated thereby (including the merger). The independent committee unanimously determined that (a) the merger agreement and the Cayman Plan of Merger and the transactions contemplated thereby (including the merger), are fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders, (b) declared it advisable to enter into the merger agreement and the Cayman Plan of Merger, (c) approved the merger agreement and the Cayman Plan of Merger and the transactions contemplated thereby (including the merger), and (d) recommended that the board of directors of the Company approve the merger agreement and the Cayman Plan of Merger and the transactions contemplated thereby (including the merger).

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On September 27, 2012, the board of directors of the Company, after carefully considering all relevant factors, including the unanimous determination and recommendation of the independent committee, (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders, and declared it advisable to enter into the merger agreement and the Cayman Plan of Merger, (b) approved the merger agreement and the Cayman Plan of Merger and the transactions contemplated thereby (including the merger), and (c) recommended that the Company’s shareholders vote FOR the authorization and approval of the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger).

The Company’s board of directors unanimously recommends that you vote FOR the proposal to authorize and approve the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger), and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission, referred to herein as the “SEC,” which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares you own, your vote is very important. The merger cannot be completed unless the merger agreement and the Cayman Plan of Merger are approved and authorized by an affirmative vote of shareholders holding at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is January 13, 2013 at 9:30 a.m. (Beijing time). Each shareholder has one vote for each Share held as of the close of business on January 5, 2013.

As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on December 17, 2012, the ADS record date. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City time) on January 11, 2013.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on January 5, 2013, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on January 2, 2013 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder held the ADSs as of the ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank N.A. - Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Shareholders who dissent from the merger will have the right to seek payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights, which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND TO SEEK PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON JANUARY 2, 2013, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON JANUARY 5, 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares or ADSs, please contact the Company’s Vice President of Investor Relations, Mr. Steven Duan, by phone at +86-24-2469-6033 or by email at dsz@nkbp.com.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,
/s/ Sean Shao	/s/ Baizhong Xue

On behalf of the Independent Committee	Chairman of the Board

The proxy statement is dated December 17, 2012, and is first being mailed to the shareholders on or about December 20, 2012.

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China Nuokang Bio-Pharmaceutical Inc.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 15, 2013

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the members of China Nuokang Bio-Pharmaceutical Inc. (the “Company”) will be held on January 15, 2013 at 9:30 a.m. (Beijing time) at 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.

Only registered holders of ordinary shares of the Company (the “Shares”) at the close of business on January 5, 2013 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as a special resolution:

THAT the agreement and plan of merger dated as of September 27, 2012 among Kingbird Investment Inc. (“Parent”), Kingbird Mergerco. Inc. (“Merger Sub”) and the Company, and, solely for the purposes of Section 6.16 thereof, Anglo China Bio-technology Investment Holdings Limited and Britain Ukan Technology Investment Holdings (Group) Limited (the “merger agreement”) and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Exhibit A to the merger agreement (the “Cayman Plan of Merger”) (such merger agreement and Cayman Plan of Merger being in the form attached to the Proxy Statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated thereby (including the merger), be and are hereby authorized and approved by the Company; and

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive offices at No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China, during ordinary business hours for the two days immediately prior to the extraordinary general meeting.

If you own American depositary shares of the Company (“ADSs”), each representing eight Shares, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City time) on January 11, 2013 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Shares) before the close of business in New York City on January 2, 2013, and become a holder of Shares by the close of business in the Cayman Islands on January 5, 2013. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the independent committee of the board of directors of the Company composed solely of directors unrelated to any of the management members of the Company, Parent and Merger Sub, the Company’s board of directors approved the merger agreement and the Cayman Plan of Merger and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger), and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

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Regardless of the number of Shares that you own, your vote is very important. The merger cannot be completed unless the merger agreement and the Cayman Plan of Merger are approved and authorized by an affirmative vote of shareholders holding at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is January 13, 2013 at 9:30 a.m. (Beijing time). The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business on January 5, 2013.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

If you submit your proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the authorization and approval of the merger agreement, the Cayman Plan of Merger and the transactions contemplated by the merger agreement (including the merger), and FOR any adjournment of the extraordinary general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the merger will have the right to seek payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights, which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND TO SEEK PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON JANUARY 2, 2013, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON JANUARY 5, 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares or ADSs, please contact the Company’s Vice President of Investor Relations, Mr. Steven Duan, by phone at +86-24-2469-6033 or by email at dsz@nkbp.com.

The merger agreement, the Cayman Plan of Merger and the merger are described in the accompanying proxy statement. A copy of the merger agreement and a copy of the Cayman Plan of Merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1. In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company.

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2. The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized in writing.

3. A proxy need not be a member (registered shareholder) of the Company.

4. The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5. Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the office of the Company at No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 10171, People’s Republic of China before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Baizhong Xue Director
December 17, 2012

Registered Office:

C/O Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands.

Head Office Address

No. 18-1 East Nanping Road

Hunnan National New & High-tech Development Zone

Shenyang, Liaoning Province 10171

People’s Republic of China.

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SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 77. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to China Nuokang Bio-Pharmaceutical Inc. and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

The Company is a fully integrated, China-based biopharmaceutical company focused on the research, development, manufacture, marketing and sales of hospital-based medical products. The Company provides a diversified portfolio of products across more than 4,200 hospitals in China. Nuokang’s principal products include (i) Baquting®, China’s leading hemocoagulase product by market share, (ii) Kaitong®, a lipid emulsion alprostadil product for the treatment of peripheral vascular diseases, cardiocerebral microcirculation disorders and post-surgery thrombosis, and (iii) Alpha Lipoic Acid Capsule, or ALA, an antioxidant product that addresses diabetic neuropathy. The Company’s product pipeline includes product candidates under development in hematological, cardiovascular and cerebrovascular disease diagnosis, treatment and prevention.

Our principal executive offices are located at No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province, People’s Republic of China 110171. Our telephone number at this address is +86-24-2469-6033 and our fax number is +86-24-2469-6133. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2011, as amended, originally filed on April 24, 2012, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 77 for a description of how to obtain a copy of our Annual Report.

Parent

Kingbird Investment Inc. (“Parent”), a Cayman Islands exempted company with limited liability, was formed by and beneficially owned by Ms. Yuhuan Zhu (“Ms. Zhu”), the wife of Mr. Baizhong Xue, the Company’s Chairman and Chief Executive Officer (“Mr. Xue”), solely for the purpose of owning shares of the Company after the merger. Parent does not currently hold any Shares. The registered office of Parent is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands.

Merger Sub

Kingbird Mergerco. Inc. (“Merger Sub”), a Cayman Islands exempted company with limited liability and a direct, wholly owned subsidiary of Parent, was formed by Parent solely for the purpose of effecting the merger. Merger Sub does not currently hold any Shares. The registered office of Merger Sub is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands.

Mr. Baizhong Xue

Mr. Xue has been the Company’s Chairman and Chief Executive Officer since its inception. The business address for Mr. Xue is No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province, People’s Republic of China 110171. Mr. Xue is a PRC citizen.

Ms. Yuhuan Zhu

Ms. Zhu is the wife of Mr. Xue. The business address for Ms. Zhu is No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province, People’s Republic of China 110171. Ms. Zhu is a Canadian citizen.

Anglo China

Anglo China Bio-technology Investment Holdings Limited (“Anglo China”), a British Virgin Islands company, is 49% owned by Mr. Baizhong Xue and 51% ultimately owned by an irrevocable trust constituted under the laws of Singapore with Ms. Zhu as the settler and certain family members of Mr. Xue as the beneficiaries. Anglo China currently holds 85,447,648 Shares. The registered address of Anglo China is P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.

Britain Ukan

Britain Ukan Technology Investment Holdings (Group) Limited (“Britain Ukan”), a British Virgin Islands company, is wholly-owned by Yuhuan Zhu. Britain Ukan currently holds 9,061,056 Shares. The registered address of Britain Ukan is P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.

Mr. Xue, Ms. Zhu, Parent, Merger Sub, Anglo China and Britain Ukan are collectively referred to in this proxy statement as the “Buyer Group.”

During the past five years, none of the persons listed above, or any of the directors and executive officers of the Filing Persons has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 57)

You are being asked to vote to authorize and approve the agreement and plan of merger dated as of September 27, 2012 among the Company, Parent, Merger Sub, and solely for the purpose of Section 6.16 thereof, Anglo China and Britain Ukan (the “merger agreement”), and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Exhibit A to the merger agreement (the “Cayman Plan of Merger”), pursuant to which, once the merger agreement and the Cayman Plan of Merger are approved and authorized by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “merger”). The Company, as the surviving company, will continue to do business under the name “China Nuokang Bio-Pharmaceutical Inc.” following the merger. If the merger is completed, the Company will cease to be a publicly traded company. ADSs representing the Shares are currently listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “NKBP.” Following the completion of the merger, the Company’s ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, ninety (90) days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs under the Exchange Act will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002 (“SOX”), applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United Sates federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. A copy of the merger agreement and the Cayman Plan of Merger are attached as Annex A to this proxy statement. You should read the merger agreement and the Cayman Plan of Merger in their entirety because they, and not this proxy statement, are the legal document that govern the merger.

Merger Consideration (Page 57)

Under the terms of the merger agreement, at the effective time of the merger each of our issued outstanding ordinary shares, par value $0.0005 per share (each, a “Share” and collectively, the “Shares”), other than (a) Shares and the Company’s American depositary shares (“ADSs”), each representing eight Shares, beneficially owned by Mr. Xue prior to the effective time of the merger (the “Founder Shares”), (b) Shares owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company and (c) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the merger under the Cayman Companies Law (the “Dissenting Shares”), will be cancelled and cease to exist in exchange for the right to receive $0.725 and each issued and outstanding ADSs will represent the right to surrender the ADS in exchange for $5.80 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement, dated as of December 9, 2009, by and among the Company, JPMorgan Chase Bank, N.A. (“the ADS depositary”) and all holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), in each case, in cash without interest and net of any applicable withholding taxes.

Each outstanding Founder Share will survive the merger and will not receive any merger consideration, and each Share owned by any direct or indirect wholly owned subsidiary of the Company will be cancelled and cease to exist without payment of any consideration.

Each outstanding Dissenting Share will be cancelled and cease to exist, and the holders thereof will be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Companies Law.

Treatment of Restricted Shares (Page 57)

At the effective time of the merger, each restricted share issued pursuant to the Company’s 2007 Share Incentive Plan and the Company’s 2008 Share Incentive Plan that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, shall become fully vested immediately prior to the effective time of the merger, and each such restricted share shall be treated as a Share for all purposes under the merger agreement and shall be cancelled in exchange for the right to receive $0.725 in cash, without interest and net of any applicable withholding taxes.

Record Date and Voting (Page 54)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on January 5, 2013, the Share record date for voting at the extraordinary general meeting. If you own ADSs on the ADS record date, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 12:00 p.m. (New York City time) on January 11, 2013 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on January 2, 2013 and becoming a holder of Shares prior to the close of business in the Cayman Islands on January 5, 2013, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be 153,681,734 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is January 13, 2013 at 9:30 a.m. (Beijing time). See “Summary Term Sheet—Voting Information” below.

Shareholder Vote Required to Approve and Authorize the Merger Agreement and the Cayman Plan of Merger (Page 54)

Approval and authorization of the merger agreement, the Cayman Plan of Merger and the merger require the affirmative vote of shareholders holding at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. The approval and authorization of the merger agreement, the Cayman Plan of Merger and the merger is not subject to the approval of holders of a majority of the Company’s Shares unaffiliated with the Buyer Group.

Based on the number of Shares we expect to be outstanding on the record date, approximately 102,454,490 Shares must be voted in favor of the proposal to approve and authorize the merger agreement and the Cayman Plan of Merger in order for the proposal to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

As of the date of this proxy statement, our directors beneficially owned, in the aggregate, 114,822,926 Shares, or, collectively, approximately 74.4% of the total outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 74 for additional information. Mr. Xue beneficially owns 94,508,704 Shares, which represents approximately 61.2% of the total outstanding Shares, and pursuant to the terms of the merger agreement, these shares will be voted in favor of the authorization and approval of the merger agreement, the Cayman Plan of Merger and the merger at the extraordinary general meeting of the Company. Our board of directors unanimously recommends that you vote for the authorization and approval of the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger).

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 54)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is January 13, 2013 at 9:30 a.m. (Beijing time).

If you own ADSs as of the close of business in New York City on December 17, 2012, the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City time) on January 11, 2013 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in the Cayman Islands on January 5, 2013. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on January 2, 2013 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank N.A - Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Dissenter Rights of Shareholders (Page 69)

Shareholders who dissent from the merger will have the right to seek payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND TO SEEK PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON JANUARY 2, 2013, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON JANUARY 5, 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex D to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Purposes and Effects of the Merger (Page 41)

The purpose of the merger is to enable the Buyer Group to acquire 100% control of the Company in a transaction in which the Company’s unaffiliated shareholders will be cashed out in exchange for $0.725 per Share (or $5.80 per ADS), so that the Buyer Group will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors—Purposes and Reasons of the Buyer Group for the Merger” beginning on page 27 for additional information.

ADSs representing the Shares are currently listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “NKBP.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company beneficially owned by Mr. Xue and Ms. Zhu. Following the completion of the merger, the Company’s ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, ninety (90) days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs under the Exchange Act will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including SOX), applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United Sates federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

The primary benefits of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, (a) the receipt by such shareholders of $0.725 per Share and $5.80 per ADS in cash, representing a premium of 64.8% over the Company’s 30 trading day average price as quoted by NASDAQ on May 8, 2012, the last trading day prior to the Company’s announcement on May 9, 2012 that it had received a “going private” proposal; and (b) the avoidance of the risks associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger.

The primary detriments of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, that (a) such shareholders and ADS holders will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and (b) in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the merger to the Buyer Group include, without limitation, (a) the potential increase in the value of their equity investment because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Buyer Group, (b) the Company no longer having continued pressure to meet quarterly forecasts set by analysts, (c) the reduction of costs and administrative burden associated with operating the Company as a publicly traded company, (d) the Company having more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation, (e) the Company having more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations, and (f) the Company being able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts.

The primary detriments of the merger to the Buyer Group include, without limitation, (a) all of the risks of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer Group, (b) the business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group, (c) an equity investment in the surviving company by the Buyer Group following the merger will involve substantial risk resulting from the limited liquidity of such an investment, and (d) following the merger, there will be no trading market for the surviving company’s equity securities. Please see “Special Factors—Effect of the Merger on the Company” beginning on page 41 for additional information.

Plans for the Company after the Merger (Page 43)

Following the completion of the merger, it is anticipated that the Company will continue its current operations, except that it will cease to be an independent public company and will instead be a wholly-owned subsidiary of Anglo China, Britain Ukan and Parent. The Company will no longer be subject to the Exchange Act or NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

In addition, immediately following the completion of the merger, the Company and certain of its subsidiaries, Mr. Xue, Ms. Zhu, China Grand Enterprises Group Co., Ltd. (“China Grand PRC”) and China Grand Enterprises (HK) Limited (“China Grand HK” and, together with China Grand PRC, “China Grand”) will engage in a series of transactions as described under the caption “Special Factors—Plans for the Company after the Merger” beginning on page 43.

Recommendations of the Independent Committee and the Board of Directors (Page 21)

The independent committee unanimously (a) determined that the merger, on the terms and subject to the consideration set forth in the merger agreement and the Cayman Plan of Merger, is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and deemed it advisable to enter into the merger agreement and the Cayman Plan of Merger, (b) approved the merger agreement and the Cayman Plan of Merger and the transactions contemplated thereby (including the merger), and (c) recommended that our board of directors approve the merger agreement and the Cayman Plan of Merger and the transactions contemplated thereby (including the merger). Based in part on the unanimous recommendation of the independent committee, our board of directors determined that the merger is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and approved and adopted the merger agreement and the Cayman Plan of Merger and the transactions contemplated thereby (including the merger). ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AUTHORIZATION AND APPROVAL OF THE MERGER AGREEMENT, THE CAYMAN PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE MERGER).

Position of Buyer Group as to Fairness (Page 25)

Each member of the Buyer Group believes that the merger is fair (both substantively and procedurally) to the Company’s unaffiliated shareholders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 25.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the merger agreement and approve the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 45)

The Company and Parent estimate that the total amount of funds necessary to consummate the merger and related transactions, including the payment of related fees and expenses, will be approximately $47.9 million, assuming no exercise of dissenter rights by shareholders of the Company. Parent expects that this amount will be funded by: (i) a term loan facility of $44.2 million pursuant to the facility agreement among Merger Sub, China Grand HK, Mr. Xue and Ms. Zhu and (ii) cash of the Company of $4.5 million. Please see “Special Factors—Financing” beginning on page 45 for additional information.

Limited Guarantee (Page 45)

Anglo China has agreed to guarantee the obligations of Parent under the merger agreement to pay, under certain circumstances in which the merger agreement is terminated, a reverse termination fee to the Company.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 74)

As of the date of this proxy statement, Mr. Xue, the chairman of our board of directors, beneficially owns approximately 61.2% of our outstanding Shares, and Mr. Neil Nanpeng Shen, a member of our board of directors, beneficially owns approximately 13.0% of our Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 74 for additional information.

Pursuant to the merger agreement, Anglo China and Britain Ukan, companies controlled by Mr. Xue, have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the merger agreement, the Cayman Plan of Merger and the transactions contemplated by the merger agreement, including the merger.

Opinion of the Independent Committee’s Financial Advisors (Page 30)

Opinion of Lazard Asia (Hong Kong) Limited

On September 27, 2012, at a telephonic meeting of the independent committee to evaluate the merger agreement, Lazard Asia (Hong Kong) Limited (“Lazard”) rendered its oral opinion, subsequently confirmed in a written opinion of the same date (the “Lazard Opinion”), that based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in such opinion, the per Share merger consideration of $0.725 in cash was fair, from a financial point of view, to the holders of Shares (other than Excluded Holders (defined below)), and per ADS merger consideration of US$5.80 in cash was fair, from a financial point of view, to the holders of ADSs (other than Excluded Holders), in each case as of the date of the Lazard Opinion. “Excluded Holders” means, collectively, the holders of (i) any Shares and ADSs owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the effective time of the merger, (ii) any Dissenting Shares or (iii) any Founder Shares.

The full text of the Lazard Opinion is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard Opinion set forth as Annex B. Shareholders are urged to read the Lazard Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. The Lazard Opinion is for the benefit of the independent committee and only addresses the fairness of the per Share merger consideration, from a financial point of view, to the holders of Shares (other than Excluded Holders), and the fairness of per ADS merger consideration, from a financial point of view, to the holders of ADSs (other than Excluded Holders), in each case as of the date of the Lazard Opinion. The Lazard Opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to the Company or the underlying business decision by the Company to engage in the merger, and is not intended to and does not constitute a recommendation to any holder of Shares as to how such holder should vote with respect to the merger or any matter relating thereto. The Lazard Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard Opinion. Lazard has assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the Lazard Opinion. The following is only a summary of the Lazard Opinion. You are urged to read the entire opinion. See “Special Factors—Opinion of Independent Committee’s Financial Advisors” beginning on page 30 for additional information.

Opinion of Houlihan Lokey (China) Limited

On September 27, 2012, Houlihan Lokey (China) Limited (“Houlihan Lokey”) rendered an oral opinion to the independent committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date), as to the fairness, from a financial point of view, of the $0.725 per Share and the $5.80 per ADS merger consideration to be received by holders of the

Shares and the ADSs (other than holders of Excluded Shares (defined below), Founder Shares and their respective affiliates) in the merger, as of September 27, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. “Excluded Shares” means, collectively, (i) any Shares and ADSs owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the effective time of the merger, and (ii) any Dissenting Shares.

Houlihan Lokey’s opinion was directed to the independent committee and only addressed the fairness from a financial point of view of the consideration to be received by the holders of the Shares and ADSs (other than holders of Excluded Shares, Founder Shares and their respective affiliates) in the merger and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the independent committee or any holders of Shares or ADSs as to how to act or vote with respect to the merger or related matters. See “Special Factors—Opinion of Independent Committee’s Financial Advisors” beginning on page 30 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 46)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Anglo China and Britain Ukan by Mr. Xue;

•

the potential enhancement or decline of share value for Anglo China and Britain Ukan, of which Mr. Xue is the beneficial owner, as a result of the merger and future performance of the surviving company;

•	cash-out of Company restricted shares held by employees;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•

the compensation of members of the independent committee in exchange for their services in such capacity of an aggregate of $30,000 (and, in the case of the chairman of the independent committee, an aggregate of $60,000); and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

As of the date of this proxy statement, the Company’s directors and executive officers, as a group, excluding the Founder Shares, held an aggregate of 20,686,222 Shares and restricted shares. Together, these securities represent approximately 13.4% of the total Shares that are subject to the merger. The maximum total amount of all cash payments our directors and executive officers may receive in respect of their Shares and restricted shares if the merger is consummated is approximately $15.0 million. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 46 for additional information.

The independent committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 46 for additional information.

Conditions to the Merger (Page 64)

The completion of the merger and the other transactions contemplated by the merger agreement is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement and the merger being approved by the shareholders at the extraordinary general meeting; and

•	no order or law of any governmental entity prohibiting the merger or making the completion of the merger illegal.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•

(1) certain representations and warranties of the Company in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as if made on and as of such date and time, (2) certain representations and warranties of the Company in the merger agreement being true and correct in all but immaterial respects as of the date of the merger agreement and as of the closing date as if made on and as of such date and time, and (3) certain representations and warranties of the Company set forth in the merger agreement being true and correct interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Company Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, would not constitute a Company Material Adverse Effect;

•

the Company having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the time of closing;

•	the Company having delivered to Parent a certificate, dated the closing date, signed by an executive officer of the Company, certifying the fulfillment of the conditions above;

•	since the date of the merger agreement, there having been no Company Material Adverse Effect; and

•	our shareholders holding 15% or more of the outstanding Shares have not validly served a written objection under Section 238(2) of the Cayman Companies Law.

The obligations of the Company to consummate the merger is subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct in all material respects interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms as of the date of the merger agreement and as of the closing date of the merger as if made on and as of such date and time, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the merger agreement, including the consummation of the merger;

•

each of Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the time of closing; and

•

each of Parent and Merger Sub having delivered to the Company a certificate, dated the closing date, signed by a designated director of Parent and a designated director of Merger Sub, certifying the fulfillment of the conditions above.

Acquisition Proposals (Page 63)

None of the Company, any of its subsidiaries, or any officer, director, employee or representative of the Company or any of its subsidiaries may (a) initiate, solicit, propose, knowingly encourage or take any action to knowingly facilitate any inquiry, effort or attempt or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal, (b) engage in, continue or participate in any discussions or negotiations regarding, or provide any information concerning the Company or any of its subsidiaries, any acquisition proposal, or any proposal or offer or could reasonably be expected to lead to, any acquisition proposal, (c) grant any waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover law, (d) approve, endorse, recommend, execute or enter into any letter of intent, agreement or other similar agreement with respect to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to, any acquisition proposal, or (e) resolve, propose or publicly announce an intention to do any of the foregoing. Notwithstanding the foregoing, prior to obtaining shareholder approval of the merger agreement, if the Company receives an unsolicited written acquisition proposal, the Company may, if the independent committee determines in good faith that such acquisition proposal constitutes a superior proposal or may reasonably be expected to lead to a superior proposal, (i) furnish information to and participate in discussions or negotiations with persons making such acquisition proposal and (ii) after complying with certain requirements, including giving Parent at least three business days prior written notice to allow Parent to negotiate with the Company and revise the terms of the merger agreement in light of such acquisition proposal, approve, recommend or otherwise declare advisable such a proposal.

No Change of Recommendation (Page 63)

Except under certain circumstances, neither the board of directors of the Company nor any committee thereof shall (i) withhold, withdraw (or not continued to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub, its recommendation with respect to the merger, (ii) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) another acquisition proposal, (iii) fail to publicly recommend against any acquisition proposal or reaffirm its recommendation within two business days after Parent requests so in writing, (iv) fail to recommend against an acquisition proposal made by tender offer, or (v) fail to include its recommendation in this proxy statement (clauses (i) through (v), an “adverse recommendation change”), or (vi) cause or permit the Company or any subsidiary of the Company to enter into any acquisition agreement, merger agreement or other similar definitive agreement with respect to an acquisition proposal.

Termination of the Merger Agreement (Page 65)

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

•	by mutual written consent of the Company and Parent;

•	by either Parent or the Company, if:

•

the merger is not completed by the termination date of March 31, 2013, provided that this termination right is not available to a party whose breach of any provision of the merger agreement was the material cause of the failure of the merger to have been completed on or before the termination date;

•

any law or injunction having the effect of restraining, enjoining or otherwise prohibiting completion of the merger becomes final and non-appealable; provided, that this termination right is not available to a party if the issuance of such final, non-appealable law or injunction is primarily due to the breach or failure of such party to perform any of its obligations under the merger agreement; or

•	our shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof;

•	by the Company:

•

if Parent or Merger Sub has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured, within thirty calendar days after written notice of such breach; provided that this termination right is not available to the Company if it is then in breach of any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied;

•

if all of the closing conditions to the completion of the merger are satisfied, and the Company has irrevocably confirmed by notice to Parent it is ready, willing and able to close, and the merger shall not have been completed within three business days after the delivery of such notice; or

•	prior to the receipt of the shareholders’ approval, in order to enter into an alternative acquisition agreement relating to a superior proposal;

•	by Parent, if:

•

the Company has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Company by the termination date, or if curable, is not cured, within thirty calendar days after written notice of such breach; provided, that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied; or

•

the board of directors of the Company has (i) made an adverse recommendation change, or (ii) entered into any acquisition agreement, merger agreement or other similar definitive agreement with respect to an acquisition proposal.

Termination Fee (Page 66)

The Company is required to pay Parent a termination fee of $1,000,000 if:

•	the merger agreement is terminated by Parent due to a material breach by the Company;

•	the merger agreement is terminated by Parent because the board of directors of the Company has effected an adverse recommendation change;

•

the merger agreement is terminated by Parent because the board of directors of the Company has entered into or allowed the Company or any of its subsidiary to enter into a letter of intent, agreement in principle or definitive acquisition agreement for an acquisition proposal; or

•	the merger agreement is terminated by the Company, prior to the receipt of the shareholders’ approval, in order to enter into an alternative acquisition agreement relating to a superior proposal.

Parent is required to pay the Company a termination fee of $3,000,000 if:

•	the merger agreement is terminated by the Company due to a material breach by Parent or Merger Sub; or

•

the merger agreement is terminated by the Company because (a) all of the closing conditions to the completion of the merger are satisfied, (b) the Company has irrevocably confirmed by notice to Parent that it is ready, willing and able to close the merger, and (c) the merger shall not have been completed within three business days after the delivery of such notice.

Material U.S. Federal Income Tax Consequences (Page 49)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 49 for additional information. The tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Material PRC Income Tax Consequences (Page 51)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences. Please see “Special Factors—Material PRC Income Tax Consequences” beginning on page 51 for additional information.

Material Cayman Islands Tax Consequences (Page 51)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the Cayman Plan of Merger. Please see “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 51 for additional information.

Regulatory Matters (Page 49)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Cayman Plan of Merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Cayman Plan of Merger.

Accounting Treatment of the Merger (Page 49)

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in a manner similar to a pooling-of-interests, in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the ADSs (Page 52)

The closing price of the ADSs on NASDAQ on May 8, 2012, the last trading date immediately prior to the Company’s announcement on May 9, 2012 that it had received a “going private” proposal, was $3.70 per ADS. The merger consideration of $0.725 per Share or $5.80 per ADS to be paid in the merger represents a premium of approximately 56.8% to that closing price.

Fees and Expenses (Page 49)

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the merger?

A:	The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will be a privately held company owned beneficially owned by Mr. Xue and Ms. Zhu immediately after the merger, and as a result of the merger, the ADSs will no longer be listed on NASDAQ.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $0.725 in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 238 of the Cayman Companies Law with respect to the merger, in which event you will be entitled to the fair value of each Share as determined pursuant to the Cayman Companies Law).

If you own ADSs and the merger is completed, you will be entitled to receive $5.80 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the effective time of the merger unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares) before the close of business in New York City on January 2, 2013 and become a holder of Shares by the close of business in the Cayman Islands on January 5, 2013 and (b) comply with the procedures and requirements for exercising dissenter rights for the Shares under Section 238 of the Cayman Islands Companies Law.

Please see “Special Factors—Material U.S. Federal Income Tax Consequences,” “Special Factors—Material PRC Income Tax Consequences” and “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 49 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:	How will the Company’s restricted shares be treated in the merger?

A:	If the merger is completed, each restricted share issued pursuant to the Company’s 2007 Share Incentive Plan and the Company’s 2008 Share Incentive Plan that is then outstanding, whether vested or unvested, shall become fully vested immediately prior to the effective time of the merger, and each such restricted share shall be treated as a Share for all purposes of the merger agreement.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A.	If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within three business days after the effective time of the merger), a paying agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $0.725 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares after the completion of the merger.

Q:	After the merger is completed, how will I receive the merger consideration for my ADSs?

A:	If your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the per ADS merger consideration of $5.80 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you a check for the per ADS merger consideration of $5.80 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on January 15, 2013, at 9:30 a.m. (Beijing time) at 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	as a special resolution, to authorize and approve the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger); and

•

to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	Approval and authorization of the merger agreement and the Cayman Plan of Merger require the approval by an affirmative vote of shareholders holding at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. At the close of business on January 5, 2013, the Share record date for the extraordinary general meeting, 153,681,734 Shares are expected to be outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the merger agreement, Anglo China and Britain Ukan, companies controlled by Mr. Xue, agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger). Mr. Xue beneficially owns approximately 61.2% of the total outstanding Shares.

Q:	How does the Company board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the independent committee, our board of directors, by a unanimous vote, recommends that you vote:

•	FOR the proposal to authorize and approve the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger); and

•

FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date is January 5, 2013. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is December 17, 2012. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on January 2, 2013 and become a holder of Shares by the close of business in the Cayman Islands on January 5, 2013, the Share record date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy, of shareholders holding a majority of the issued and outstanding Shares that are entitled to vote on the Share record date will constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the first quarter of 2013. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:	If our shareholders do not approve the merger agreement and the Cayman Plan of Merger and the transactions thereby (including the merger), or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement nor will the holders of any restricted shares receive payment pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement—Termination Fees” beginning on page 66.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the Cayman Plan of Merger and transactions contemplated thereby (including the merger), and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on December 17, 2012, you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 12:00 p.m. (New York City time) on January 11, 2013. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, no vote with respect to such ADS holder will be counted.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on January 2, 2013 and become a holder of Shares by the close of business in the Cayman Islands on January 5, 2013, the Share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on January 2, 2013 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder held the ADSs as of the ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank N.A. - Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:	If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares or the Shares underlying your ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve and authorize the merger agreement and the Cayman Plan of Merger?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

•

first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary meeting commences. Any written notice revoking a proxy should be sent to China Nuokang Bio-Pharmaceutical Inc., No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China;

•

second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•

third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 12:00 p.m. (New York City time) on January 11, 2013. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; and

•	second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?

A:	No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	Am I entitled to dissenter rights?

A:	Shareholders who dissent from the merger will have the right to seek payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS holders will not have the right to dissent from the merger and to seek payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenter rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenter rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Shares) before the close of business in New York City on January 2, 2013, and become registered holders of Shares by the close of business in the Cayman Islands on January 5, 2013. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

Q:	If I own ADSs and seek to exercise dissenter rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise dissenter rights, you must surrender your ADSs at the ADS depositary’s office at 4 New York Plaza, New York, New York 10004. Upon your payment of its fees, including the applicable ADS surrender fee ($0.05 per ADS being cancelled) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on January 2, 2013.

You must become a registered holder of your shares and lodge a written notice of objection to the merger prior to the extraordinary general meeting.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenter rights. Please see “Dissenters’ Rights” beginning on page 69 as well as “Annex D—Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement for additional information.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders, including: (a) the beneficial ownership of equity interests in Anglo China and Britain Ukan by Mr. Xue; (b) the potential enhancement or decline in value of Anglo China and Britain Ukan shares, of which Mr. Xue is the beneficial owner, as a result of the merger and future performance of the surviving company; (c) cash-out of the restricted share units held by employees; (d) continued indemnification and advancement rights and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company; (e) the compensation of members of the independent committee in exchange for their services in such capacity of an aggregate of $30,000 (and, in the case of the chairman of the independent committee, an aggregate of $60,000) (the payment of which is not contingent upon the completion of the merger or the independent committee’s or the board’s recommendation of the merger); and (f) the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 46 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors vote on the proposal to adopt the merger agreement?

A:	Pursuant to the merger agreement, Anglo China and Britain Ukan, companies controlled by Mr. Xue, have agreed to vote all of the Shares beneficially owned by them in favor of the approval and authorization of the merger agreement and the Cayman Plan of Merger and the transactions contemplated thereby (including the merger). In addition, each of our directors who owns Shares has informed us that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger). As of the date of this proxy statement, our directors beneficially owned, in the aggregate, 114,822,926 Shares, or, collectively, approximately 74.4% of the outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 74 for additional information.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact the Company’s Vice President of Investor Relations, Mr. Steven Duan, by phone at +86-24-2469-6033 or by email at dsz@nkbp.com.

In order for you to receive timely delivery of any additional copy of this proxy statement or the enclosed proxy card in advance of the extraordinary general meeting, you must request no later than five business days prior to the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company. In April 2011, Lazard was engaged by the Company to explore strategic alternatives. From April 2011 to June 2011, Lazard contacted various potential investors in the United States, Europe and the Asia-Pacific region. From June 2011 to August 2011, several potential investors conducted due diligence on the Company. From October 2011 to January 2012, Lazard further contacted potential investors. Ultimately, the Company was unable to reach agreement with any potential investor with respect to a transaction.

In March 2012, Mr. Xue began to explore taking the Company private as one potential alternative relating to his stake in the Company. Mr. Xue, in his personal capacity as a shareholder of the Company, discussed with China Grand its interest in potentially financing a “going private” transaction involving the Company. Mr. Xue and China Grand continued to discuss the commercial terms of the potential financing over the next two months.

On May 9, 2012, Mr. Xue submitted a preliminary non-binding proposal (the “Proposal”) to the board of directors of the Company proposing a going private transaction involving the acquisition of all Shares not already directly or indirectly beneficially owned by him for cash consideration of $0.725 per Share and $5.80 per ADS. In the Proposal, Mr. Xue (a) stated his expectation that the transaction would be financed with debt, and that commitments for the debt financing would be in place when definitive transaction documents were executed, (b) requested that the board of directors of the Company approve the provision of confidential information relating to the Company and its business to him and his potential source of debt financing, and (c) stated his expectation that the independent members of the board of directors of the Company would consider the proposed transaction. Mr. Xue made it clear in the Proposal that he was interested only in pursuing the transaction contemplated by the Proposal and did not intend to sell his shares in the Company in any other transaction involving the Company. Concurrent with the submission of the Proposal, Mr. Xue retained Kirkland & Ellis International LLP (“Kirkland”) as U.S. legal advisor to the Buyer Group.

On May 9, 2012, the Company issued a press release regarding its receipt of the Proposal, and furnished the press release and the Proposal as exhibits to its Current Report on Form 6–K.

On May 14, 2012, the board of directors of the Company decided by written resolution that it was in the best interests of the Company to form an independent committee, consisting of three independent directors, Mr. Sean Shao (who would serve as the chairman), Mr. Mingde Yu and Mr. David Xiaoying Gao, to (a) make such investigation of the Proposal and the proposed transaction and any matters relating thereto as the independent committee, in its sole discretion, may deem appropriate, (b) evaluate the terms of the Proposal, (c) discuss and negotiate with Mr. Xue and his representatives any terms of the proposed transaction and implement the proposed transaction as the independent committee may deem appropriate, (d) explore any alternatives to the proposed transaction as the independent committee, in its sole discretion, may deem appropriate, including maintaining the Company’s current status as a public company, (e) if and when appropriate, negotiate definitive agreements with respect to the proposed transaction, the execution and delivery of any such agreement being subject, however, to the approval of the Board of Directors, (f) report to the Board of Directors the recommendations and conclusions that the independent committee reaches with respect to the proposed transaction and any recommendation as to whether the final terms of the proposed transaction are fair to and in the best interests of the minority shareholders of the Company and should be approved by the Board of Directors and, if applicable, by the Company’s shareholders, and determinations and recommendations with respect to any other matters requested by the Board of Directors, and (g) retain, in its sole discretion, and on terms and conditions acceptable to the independent committee, such advisors, including legal counsel, financial advisors and outside consultants, as the independent committee in its sole discretion deems appropriate to assist the independent committee in discharging its responsibilities. Following interviews of a number of law firms, prior to May 22, 2012, the independent committee resolved to retain Skadden, Arps, Slate Meagher & Flom LLP (“Skadden”) as its U.S. legal advisor.

On May 22, 2012, the independent committee members interviewed four investment banks to serve as financial advisor to the independent committee. Following these interviews, the independent committee discussed at length the experience, qualifications and reputation of each firm. The independent committee also discussed with Skadden whether Lazard’s representation of the Company in a proposed strategic sale process in 2011 posed any potential of conflict of interest with Lazard acting as financial advisor to the independent committee. The independent committee then weighed the fact of Lazard’s prior representation against the benefits of Lazard’s familiarity with the Company and determined that the independent committee and shareholders unaffiliated with the Buyer Group would be better served by taking advantage of Lazard’s knowledge of the Company. The independent committee also determined to hire a second financial advisor in consideration of any possible perception of a conflict of interest raised by Lazard’s prior advisory relationship with the Company.

On June 4, 2012, the independent committee held a meeting and further discussed the experience, qualification and reputation of the four investment banks interviewed, and resolved to engage Lazard Asia (Hong Kong) Limited (“Lazard”) and Houlihan Lokey (China) Limited (“Houlihan Lokey”) as financial advisors to the independent committee. The independent committee made this decision based on each of Lazard’s and Houlihan Lokey’s extensive experience with independent committee representations and going-private transactions, their strong reputations and their fee proposals, as well as Lazard’s particular knowledge of the Company and its industry.

Also during the June 4, 2012 meeting, the independent committee discussed with Skadden the role and responsibilities of the independent committee in connection with the consideration of the proposed transaction, including the independent committee’ evaluation of the fairness of the transaction to the unaffiliated shareholders and the key issues associated with and implications of a Rule 13e–3 going private transaction under U.S. securities laws. The independent committee also authorized Skadden to negotiate a confidentiality agreement with Mr. Xue and his financing source.

On June 4, 2012, the Company issued a press release regarding the independent committee’s appointment of Lazard and Houlihan Lokey as financial advisors to evaluate the Proposal, and furnished the press release as an exhibit to its Current Report on Form 6–K.

Lazard and Houlihan Lokey met with Mr. Xue on June 7, 2012, and with the Company’s management on June 19 and 27, 2012, in connection with their due diligence. During their meetings with the Company’s management, the Company’s management provided the firms with a first draft of the Company’s financial projections through December 31, 2017.

On June 14, 2012, Mr. Xue executed a confidentiality agreement with the Company, and on June 15, 2012, China Grand executed a confidentiality agreement with the Company. China Grand then conducted due diligence on the Company over the next thirty days.

On June 27, 2012, the independent committee held a meeting with representatives of Lazard, Houlihan Lokey and Skadden. At the meeting, Lazard updated the independent committee on the progress of their valuation analysis and their meetings with Mr. Xue and other members of the Company’s management in connection with the Proposal. The independent committee then discussed possible alternative transactions, and requested that Lazard contact potential buyers, including Chinese and non-Chinese pharmaceutical companies and private equity funds. Lazard noted that a private equity fund and a pharmaceutical company had contacted Lazard requesting information regarding the Company, but neither party had submitted any written or oral proposal. Lazard then commenced contacting selected potential buyers on a non-confidential basis.

On July 20, 2012, the independent committee held a meeting with representatives of Lazard, Houlihan Lokey and Skadden. At the meeting, Lazard updated the independent committee on the progress of its due diligence, and reported that the Company’s management had provided them with updated financial projections. Lazard also reported that they had not received any indication of interest from any of the approximately 20 potential buyers contacted in connection with soliciting indications of interest to bid for either the entire Company or a minority stake of the Company. The independent committee determined that it was not necessary to contact any additional potential buyers in light of Mr. Xue’s controlling position and his expressed position not to sell his stake in the Company other than as contemplated in his Proposal. The independent committee instructed Lazard and Houlihan Lokey to complete their due diligence and present their preliminary valuation analyses to the independent committee.

On August 27, 2012, the independent committee held a meeting with representatives of Lazard, Houlihan Lokey and Skadden. Lazard and Houlihan Lokey reported that they had performed preliminary analyses on the valuation of the Company based on the financial projections provided by the Company’s management and their due diligence. The independent committee then discussed the financial projections with Lazard and Houlihan Lokey, and asked the financial advisors to provide their preliminary view regarding the fairness, from a financial point of view, of Mr. Xue’s offer price of $5.80 per ADS. Please see “Special Factors—Certain Financial Projections” beginning on page 28 for the financial projections provided by the Company’s management. Lazard described the methodologies they applied in their valuation analyses, including discounted cash flow analysis, selected public company analysis, selected transactions analysis and industry analysis, and certain other factors they have taken into consideration, including the Company’s strong reliance on the sales of a single major product, its recent unsuccessful launch of a new product and the impact of the ongoing restructuring of its sales force. Both Lazard and Houlihan Lokey reported that, subject to any updates to the financial projections by the Company’s management and any new information coming to their attention, each believed that the $5.80 offer price proposed by Mr. Xue likely would fall within a fairness range based on their preliminary valuation analyses.

On August 31, 2012 Kirkland circulated a draft of the merger agreement to the independent committee and Skadden.

On September 9, 2012, the independent committee held a meeting with representatives of Lazard, Houlihan Lokey and Skadden. Lazard reported that Mr. Xue indicated that negotiations were moving forward with China Grand, and that he was working with China Grand to develop definitive documentation. The independent committee instructed Lazard to communicate to Mr. Xue that the documents related to the financing should be provided to the independent committee as soon as possible for its review and comment. Skadden then explained the key terms of the draft merger agreement to the independent committee. The independent committee discussed with Skadden the key terms in the draft merger agreement and the implications of various positions that might be taken on these key terms. The independent committee and its advisors further discussed (a) the offer price, (b) the structure of the transaction, (c) the qualification of the Company’s representations, warranties and covenants by Mr. Xue’s knowledge and actions, (d) Mr. Xue’s proposal not to condition the merger on the approval of a majority of the shares unaffiliated with the Buyer Group, (e) the ability of the Company to specifically enforce the merger agreement, (f) the reverse termination fee and the triggering events for the termination fee and reverse termination fee, and (g) the independent committee’s rights and limitations in dealing with third party competing proposals. After a lengthy discussion in which Lazard, Houlihan Lokey and Skadden answered questions posed by the independent committee, the independent committee instructed Lazard and Skadden to engage in financial and legal negotiations with Mr. Xue and his representatives. Following the meeting, Skadden provided to Kirkland a revised draft of the merger agreement reflecting the independent committee’s positions.

On September 11, 2012, the Buyer Group provided the independent committee with a draft facility agreement and a draft framework agreement reflecting the terms under discussion between China Grand and Mr. Xue regarding the debt financing for the proposed transaction and regarding the series of transactions immediately following the completion of the proposed transaction.

On September 18, 2012, Kirkland provided a revised draft of the merger agreement to the independent committee and Skadden, and on September 19, 2012, Kirkland provided a draft limited guarantee to the independent committee and Skadden.

On September 20, 2012, Lazard negotiated with Mr. Xue to increase the $5.80 per ADS offer price. Despite extensive discussions with Mr. Xue, Mr. Xue was unwilling to increase the offer price because of the recent industrial policies announced on September 14, 2012 by China’s National Development and Reform Commission regarding reductions in the maximum retail prices of certain oncology, immune system and blood-related drugs, including a reduction in the maximum retail price of the Company’s primary product from RMB51.6 (per unit) to RMB45.1 (per unit). Mr. Xue also noted that the trading price of the ADSs had declined since the beginning of July 2012, from a closing price of $5.01 on July 2, 2012, to a closing price of $4.84 on September 19, 2012.

On September 21, 2012, the independent committee held a meeting with representatives of Lazard, Houlihan Lokey, Skadden and Maples and Calder (“Maples”), its Cayman Islands legal advisor. Lazard updated the independent committee regarding their discussions with Mr. Xue to increase the offer price. Skadden then explained the key terms in the revised merger agreement delivered by Kirkland, as well as the terms of the facility agreement and framework agreement. During the meeting, the independent committee and its advisors discussed (a) whether to condition the merger on a vote of a majority of the shareholders unaffiliated with the Buyer Group, (b) whether to accept a restriction on communications with employees regarding compensation, benefits and other treatment under the proposed transaction, (c) the independent committee’s rights and limitations in dealing with third party competing proposals, (d) the triggering events for the termination of the merger agreement, (e) the amount of the proposed termination fee and reverse termination fee and related triggering events, and (f) the ability of the Company to specifically enforce the merger agreement. The independent committee members further discussed with Maples their fiduciary duties under Cayman Islands law with respect to the proposed transaction. After further discussion and careful consideration, the independent committee instructed Skadden to negotiate the terms of the merger agreement with Mr. Xue. In this meeting, the independent committee concluded that it could accept the shareholder approval requirement proposed by Mr. Xue, but would require from Mr. Xue a reasonable reverse termination fee and Mr. Xue’s acceding to certain covenants relating to employee benefits and the Company’s termination rights in the event of the receipt of a superior proposal. Following the meeting, Skadden provided a further revised draft of the merger agreement to Kirkland reflecting the independent committee’s positions.

Between September 22, 2012 and September 26, 2012, Skadden and Kirkland continued to negotiate with respect to the terms of the merger agreement and the limited guarantee to be provided by Anglo China, a company controlled by Mr. Xue.

On September 26, 2012, the independent committee held a meeting with representatives of Lazard, Houlihan Lokey, Skadden and Maples. Skadden explained the outstanding issues in the draft merger agreement, including (a) the amount of the termination fee, (b) whether to require the maintenance of the current compensation, benefits and other treatment for employees within a certain period after the closing of the merger, and (c) the timing of payment and the amount of the Company termination fee. The independent committee also discussed the terms of the draft limited guarantee by Anglo China. The independent committee raised questions regarding the terms of both the merger agreement and limited guarantee. After further discussion and careful consideration, the independent committee instructed Skadden to negotiate the terms of the merger agreement with Mr. Xue, including reducing the proposed Company termination fee and requiring the maintenance of the employees’ current compensation and benefits for one year after the closing of the merger. On September 26 and 27, 2012, Skadden and Kirkland negotiated and exchanged several drafts of the merger agreement and the limited guarantee. Skadden also provided comments on the facility agreement and the framework agreement.

        On September 27, 2012, the independent committee held a meeting with representatives of Lazard, Houlihan Lokey, and Maples. Each of Lazard and Houlihan Lokey reviewed its financial analyses with respect to the Company and the transaction proposed by Mr. Xue to acquire the Shares, other than shares beneficially owned by Mr. Xue, at a purchase price of $5.80 per ADS. At the request of the independent committee, each of Lazard and Houlihan Lokey then rendered its oral opinion (which was subsequently confirmed by delivery of its written opinion dated the same date) to the effect that, as of September 27, 2012, and based upon and subject to the factors, limitations and assumptions set forth in its written opinion, the $0.725 per Share merger consideration to be received by holders of the Shares, and the $5.80 per ADS merger consideration to be received by holders of the ADSs, was fair, from a financial point of view, to holders of such Shares (other than the shares beneficially owned by Mr. Xue, the Dissenters Shares and Shares held by any direct or indirect wholly owned subsidiary of the Company, Parent or Merger Sub). The full text of the written opinions of Lazard and Houlihan Lokey, each delivered on September 27, 2012, are attached as Annex B and Annex C, respectively, to this proxy statement. Skadden then reviewed the terms of the draft merger agreement with the independent committee. Following a comprehensive, detailed discussion of the updated terms of the merger agreement, as well as each of Lazard’s and Houlihan Lokey’s financial presentation and financial opinion, the independent committee unanimously resolved to recommend that the board of directors approve the proposed merger agreement and the transactions contemplated thereby.

Following the meeting of the independent committee, based on the unanimous recommendation of the independent committee, our board of directors adopted written resolutions approving the terms of the draft merger agreement and the transactions contemplated thereby, and resolutions recommending that the Company’s shareholders vote to approve the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger). Please see “Special Factors—Reasons for the Merger and Recommendation of the independent committee and Our Board of Directors” beginning on page 21 for a description of the resolutions of our board of directors at this meeting.

On September 27, 2012, Parent delivered to the independent committee an executed facility agreement and framework agreement. Parent and Merger Sub then executed the merger agreement, and Mr. Sean Shao, as chairman of the independent committee, executed the merger agreement on behalf of the Company. On the same day, the Company issued a press release announcing the execution of the merger agreement.

Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the independent committee, which independent committee acted with the advice and assistance of our management (other than Mr. Xue, chairman of our board of directors and chief executive officer of the Company), and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement and the Cayman Plan of Merger.

At a meeting on September 27, 2012, the independent committee unanimously recommended that our board of directors adopt resolutions that:

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determine that the merger, on the terms and subject to the consideration set forth in the merger agreement and the Cayman Plan of Merger, is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders, and declare it advisable to enter into the merger agreement and the Cayman Plan of Merger;

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approve the execution, delivery and performance by the Company of the merger agreement and the Cayman Plan of Merger and the completion of the transactions contemplated thereby, including the merger; and

•	recommend that the shareholders of the Company authorize and approve the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger).

On September 27, 2012, our board of directors unanimously approved and adopted the resolutions recommended by the independent committee.

In the course of reaching their respective determinations, the independent committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the independent committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

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our board of directors’ knowledge of our business, financial condition, results of operations, prospects and competitive position and its belief that the merger is more favorable to our shareholders than any other alternative reasonably available to the Company and our shareholders, including remaining a publicly listed company or pursuing another bidder for either the entire Company or a minority stake in the Company;

•	global economic conditions and the potential effects on our financial condition;

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estimated forecasts of our future financial performance prepared by our management, together with our management’s view of our financial condition, results of operations, business, prospects and competitive position;

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the belief of the independent committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

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the all-cash merger consideration, which will allow our unaffiliated shareholders and ADS holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

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the current and historical market prices of our ADSs, including the fact that the merger consideration offered to our unaffiliated shareholders and ADS holders represents a 56.8% premium to the closing price of our ADSs on May 8, 2012, the last trading day immediately prior to the Company’s announcement on May 9, 2012 that it had received a “going private” proposal. The fact that the $0.725 per Share or $5.80 per ADS merger consideration to be paid to unaffiliated shareholders and ADS holders in the merger also represents a 64.8% premium over the Company’s 30 trading day average price as quoted by NASDAQ on May 8, 2012, the last trading day prior to the Company’s announcement on May 9, 2012 that it had received a “going private” proposal;

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the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain at least the per ADS merger consideration of $5.80, as adjusted for present value;

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the negotiations with respect to the merger consideration and the independent committee’s determination that, following extensive negotiations with Mr. Xue, $0.725 per Share or $5.80 per ADS was the highest price that Mr. Xue would agree to pay, with the independent committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the independent committee and its advisors;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and

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the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $3,000,000 termination fee, and the guarantee of such payment obligation by Anglo China pursuant to the limited guarantee;

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following its formation, the independent committee’s independent control of the sale process with the advice and assistance of Lazard and Houlihan Lokey, as its financial advisors, and Skadden and Maples as its legal advisors, each reporting solely to the independent committee;

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our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement—Acquisition Proposals” beginning on page 63);

•	our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to approve the merger agreement;

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the financial analysis reviewed by Lazard with the independent committee, and the oral opinion to the independent committee, subsequently confirmed in a written opinion dated September 27, 2012, which stated that based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in such opinion, the per Share merger consideration of $0.725 in cash was fair, from a financial point of view, to the holders of Shares (other than Excluded Holders), and per ADS merger consideration of $5.80 in cash was fair, from a financial point of view, to the holders of ADSs (other than Excluded Holders), in each case as of the date of such opinion. See “Special Factors—Opinion of Independent Committee’s Financial Advisors” beginning on page 30 for additional information;

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the financial analysis reviewed by Houlihan Lokey with the independent committee, and the oral opinion to the independent committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated September 27, 2012), with respect to the fairness, from a financial point of view, of the $0.725 per Share and the $5.80 per ADS merger consideration to be received by holders of the Shares and the ADSs (other than holders of Excluded Shares, Founder Shares and their respective affiliates) in the merger, as of September 27, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. See “Special Factors—Opinion of Independent Committee’s Financial Advisors” beginning on page 30 for additional information;

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the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the independent committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the independent committee’s authority; and

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the independent committee’s belief that it was unlikely that any transaction with a third party could be completed at this time in light of Mr. Xue’s express intent not to sell or offer to sell its Shares to any third party other than as contemplated in the proposed transaction.

In addition, the independent committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated shareholders and to permit the independent committee and our board of directors to represent effectively the interests of such unaffiliated shareholders and ADS holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

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in considering the transaction with Mr. Xue, the independent committee acted solely to represent the interests of the unaffiliated shareholders and ADS holders, and the independent committee had independent control of the extensive negotiations with Mr. Xue and its legal and financial advisors on behalf of such unaffiliated shareholders and ADS holders;

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the board of directors, comprised of three directors affiliated with the Company and four directors who are not employees or otherwise affiliated with the Company, appointed an independent committee, which consists of three directors who are not employees or otherwise affiliated with the Company. All of the directors serving on the independent committee during the entire process were and are independent directors and free from any affiliation with Mr. Xue. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated shareholders and ADS holders other than the members’ receipt of board and independent committee compensation (which are not contingent upon the completion of the merger or the independent committee’s or board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement.

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the independent committee was assisted in negotiations with Mr. Xue and in its evaluation of the merger by Lazard and Houlihan Lokey, its financial advisors, and Skadden and Maples, its legal advisors;

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the independent committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from Mr. Xue and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the independent committee had recommended such action to our board of directors;

•	the independent committee had the authority to reject the terms of any strategic transaction, including the merger;

•	the independent committee met regularly to consider and review the terms of the merger;

•	the recognition by the independent committee and our board of directors that it had no obligation to recommend the approval of the proposal from Mr. Xue or any other transaction;

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the recognition by the independent committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any acquisition proposal reasonably likely to lead to a superior proposal until the date our shareholders vote upon and approve the merger agreement;

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the ability of the Company to terminate the merger agreement upon acceptance of a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement—Acquisition Proposals” beginning on page 63 subject to compliance with the terms and conditions of the merger agreement, including payment of the Company termination fee; and

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the availability of dissenter rights to the unaffiliated shareholders who comply with all of the required procedures under the Cayman Companies Law for exercising dissenter rights, which allow such holders to seek payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The independent committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•	the fact that approval of the merger agreement is not subject to the approval of holders of a majority of the Company’s Shares unaffiliated with the Buyer Group;

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the fact that the Company’s unaffiliated shareholders and ADS holders will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

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the restrictions on the conduct of the Company’s business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger;

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the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the Company will be required to, under certain circumstances, pay Parent a termination fee of $1,000,000 in connection with the termination of the merger agreement;

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the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the financing commitments of China Grand HK, and that the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a reverse termination fee of $3,000,000, and under certain circumstances the Company may not be entitled to a reverse termination fee at all;

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the terms of Mr. Xue’s participation in the merger and the fact that Mr. Xue may have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders and ADS holders. Please see “Special Factors—Interests of Certain persons in the Merger” beginning on page 46 for additional information;

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the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all cash transaction to our unaffiliated shareholders that are U.S. holders for U.S. federal income tax purposes.

The foregoing discussion of information and factors considered by the independent committee and our board of directors is not intended to be exhaustive, but includes the material factors considered by the independent committee and our board of directors. In view of the wide variety of factors considered by the independent committee and our board of directors, neither the independent committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the independent committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The independent committee recommended that our board of directors approve, and our board of directors approved, the merger agreement based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated shareholders and ADS holders and its decision to recommend the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, the independent committee considered financial analyses presented by Lazard and Houlihan Lokey as an indication of the going concern value of the Company. These analyses included, among others, discounted cash flow analysis, selected public company analysis, selected transactions analysis, analysis of sales and EBITDA multiples, premium analysis and industry analysis. All of the material analyses as presented to the independent committee on September 27, 2012 are summarized below under the caption “Special Factors—Opinion of the Independent Committee’s Financial Advisors” beginning on page 30. The independent committee expressly adopted these analyses and the opinions of Lazard and Houlihan Lokey, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

        Neither the independent committee nor our board of directors considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the independent committee and the board of directors believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the independent committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the independent committee and board of directors also considered the historical market prices of our ADSs as described under the caption “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 52. Each of the independent committee and the board of directors also considered the purchase prices paid in previous purchases during the last two years—the $5.80 per ADS merger consideration represents a premium of 55.9% over the average prices per ADS we paid for market purchases pursuant to our share repurchase program in 2011 and 2012, as described under the caption “Transactions in the Shares and ADSs.” Neither the independent committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The independent committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of June 30, 2012 was $0.63 based on the weighted average number of outstanding Shares during the six months ended June 30, 2012. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to the research, development, manufacturing, marketing and sales of hospital-based medical products. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

In reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and our unaffiliated shareholders and ADS holders and its decision to approve the merger agreement and recommend the adoption of the merger agreement by our shareholders, our board of directors considered the analysis and recommendation of the independent committee and the factors examined by the independent committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, our board of directors believes that the merger agreement and the transactions contemplated thereby are substantively and procedurally fair to our unaffiliated shareholders and ADS holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, Mr. Xue, Ms. Zhu, Parent, Merger Sub, Anglo China and Britain Ukan are required to express their beliefs as to the fairness of the proposed merger to the Company’s unaffiliated shareholders and ADS holders. The Buyer Group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Mr. Xue and Ms. Zhu have interests in the proposed merger that are different from those of the other shareholders of the Company by virtue of Mr. Xue and Ms. Zhu’s continuing interests in the surviving company after the consummation of the proposed merger. These interests are described under “Special Factors—Interests of Certain Persons in the Merger” beginning on page 46 of this proxy statement.

The Buyer Group believes the interests of the Company’s unaffiliated shareholders and ADS holders were represented by the independent committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Group did not participate in the deliberations of the independent committee regarding, and did not receive any advice from the independent committee’s independent legal or financial advisors as to, the fairness of the proposed merger to the Company’s unaffiliated shareholders and ADS holders. The Buyer Group did not perform, or engage a financial advisor to perform, any independent valuation or other analysis for the Buyer Group to assist it in assessing the substantive and procedural fairness of the proposed merger to the Company’s unaffiliated shareholders and ADS holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business, the Buyer Group believes the proposed merger is substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders based upon the following factors, which are not listed in any relative order of importance:

•

the current and near-term historical market prices of the Company’s ADSs and the fact that the merger consideration of $0.725 per Share and $5.80 per ADS represents a 56.8% premium over the closing price as quoted by Bloomberg L.P. on May 8, 2012, the last trading day prior to the Company’s announcement of its receipt of a “going private” proposal and a 101.1% premium to the volume-weighted average closing price of the Company’s ADSs during the 90 trading days prior to May 8, 2012;

•

the fact that although the historical closing price of the Company’s ADSs has been as high as $9.30 per ADS since the Company became publicly listed on December 9, 2009 (and as high as $5.08 during the 52-week period prior to the announcement of the execution of the merger agreement), it was as low as $2.25 during the 52-week period prior to the announcement of the execution of the merger agreement and since the Company became publicly listed;

•	the Company’s share repurchase program during 2011 and 2012 purchased ADSs at an weighted average price of $4.28 per ADS;

•

the merger consideration of $0.725 per Share and $5.80 per ADS is payable entirely in cash, thus allowing the Company’s shareholders and ADS holders (other than holders of the Founder Shares) to immediately realize a certain and fair value for their Shares or ADSs;

•

the independent committee and, based in part upon the unanimous recommendation of the independent committee, the Company’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger, are in the best interests, of the Company’s unaffiliated shareholders and ADS holders;

•	the Company has the ability, under certain circumstances, to specifically enforce the terms of the merger agreement;

•

notwithstanding that the Buyer Group may not rely upon the opinions provided by Lazard and Houlihan Lokey to the independent committee, the independent committee received opinions from Lazard and Houlihan Lokey stating that, as of the date of the merger agreement, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lazard and Houlihan Lokey in preparing their opinions, the $0.725 per Share and $5.80 per ADS merger consideration to be received by holders of the Shares and ADSs in the merger was fair, from a financial point of view, to the holders of such Shares (other than the shares beneficially owned by Mr. Xue, the Dissenters Shares and Shares held by any direct or indirect wholly owned subsidiary of the Company, Parent or Merger Sub);

•

Merger Sub, Mr. Xue and Ms. Zhu have entered into a facility agreement with China Grand HK, pursuant to which China Grand HK has agreed to provide debt financing, on the terms and conditions set forth in the facility agreement, in an aggregate amount up to $44.24 million, to fund the merger consideration and pay certain fees and expenses contemplated by the facility agreement and the merger agreement;

•	Anglo China has agreed to guarantee certain obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee to the Company;

•

historically, the Company’s ADSs have suffered from limited trading volume and low public float of the ADS, and therefore other than in connection with a sale or business combination transaction involving the Company, the Company’s unaffiliated ADS holders would be unlikely to be able to realize their investments for cash in the public markets without depressing the ADS price and the corresponding amount paid for their ADSs;

•	the merger will provide liquidity for the Company’s unaffiliated shareholders and ADS holders without incurring brokerage and other costs typically associated with market sales;

•

the independent committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the Buyer Group, was established and given absolute authority to, among other things, review, evaluate and negotiate the terms of the proposed merger and to decide not to engage in the merger;

•

the members of the independent committee do not have any interests in the proposed merger different from, or in addition to, those of the Company’s unaffiliated shareholders and ADS holders, other than the members’ receipt of board and independent committee compensation (which are not contingent upon the consummation of the proposed merger or independent committee’s or board’s recommendation of the proposed merger) and their indemnification and liability insurance rights under the merger agreement;

•

while Mr. Xue is a director and the chief executive officer of the Company, because of his participation in the transaction as described under the section captioned “Special Factors—Interests of Certain Persons in the Merger,” he did not serve on the independent committee, nor did the Buyer Group participate in or have any influence over the deliberative process of, or the conclusions reached by, the independent committee or the negotiating positions of the independent committee;

•	the independent committee retained and was advised by its independent legal and financial advisors who are experienced in advising committees such as the independent committee in similar transactions;

•

the independent committee and the Company’s board of directors had no obligation to recommend the approval of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction;

•	the merger was unanimously approved by the independent committee;

•

under the terms of the merger agreement, in certain circumstance prior to obtaining shareholder approval of the proposed merger, the Company is permitted to provide information to and participate in discussions or negotiations with persons making acquisition proposals and the board of directors of the Company is permitted to withdraw or modify its recommendation of the merger agreement;

•	the ability of the Company to terminate the merger agreement under the terms of the agreement upon acceptance of a superior proposal; and

•

the availability of rights to dissent from the merger of the unaffiliated shareholders (and any ADS holder who elects to first exchange his or her ADSs for the underlying Shares) who comply with all of the required procedures under the Cayman Companies Law for exercising dissenter rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

Although Cayman Islands law does not require, and the merger agreement is not subject to, approval by a majority of the unaffiliated shareholders and ADS holders of the Company, the Buyer Group concluded that, as a result of the procedural safeguards described above, the merger is procedurally fair to the unaffiliated shareholders and ADS holders of the Company.

The Buyer Group did not consider net book value because it believes that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market price of the Company’s ADSs or the fair market value of its assets. The Buyer Group notes, however, that the proposed merger consideration of $5.80 per ADS ($0.725 per Share) is higher than the net book value of the Shares disclosed in the Company’s most recent public filings with the SEC.

The Buyer Group did not consider the Company’s liquidation value because it considers the Company to be a viable, going concern and because the Company will continue to operate its business following the merger, and therefore did not consider liquidation value to be a relevant valuation method.

The Buyer Group did not establish, and did not consider, a going concern value for the Shares and the ADSs as a public company to determine the fairness of the proposed merger consideration to the Company’s unaffiliated shareholders and ADS holders because, following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the merger consideration of $0.725 per Share or $5.80 per ADS represented a premium to the going concern value of the Company.

The Buyer Group is not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to a merger or consolidation of the Company with or into another company, a sale of all or a substantial part of the Company’s assets, or the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

The Buyer Group did not receive any independent reports, opinions or appraisals from any outside party related to the proposed merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive fairness of the proposed merger to the unaffiliated shareholders and ADS holders.

The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with their evaluation of the substantive and procedural fairness to the Company’s unaffiliated shareholders and ADS holders of the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger, is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to and did not quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the substantive and procedural fairness of the merger agreement and the proposed merger to the Company’s unaffiliated shareholders and ADS holders. Rather, the Buyer Group made the fairness determinations after considering all of the foregoing as a whole.

The Buyer Group believes that these factors provide a reasonable basis for its belief that the proposed merger is both substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company as to how such shareholders or ADS holders should vote with respect to the adoption of the merger agreement.

Purposes and Reasons of the Buyer Group for the Merger

Each member of the Buyer Group is required to express its, his or her reasons for the proposed merger to the Company’s unaffiliated shareholders and ADS holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act.

        The Buyer Group believes that if the Company is a privately held entity, the Company’s management will have greater flexibility to focus on improving the Company’s long-term profitability without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a privately held entity, the Company will have greater flexibility to make decisions that might negatively affect short-term results but that could increase the Company’s value over the long term. In contrast, as a publicly-traded entity, the Company currently faces pressure from public shareholders and investment analysts to make decisions that might produce improved short-term results, but which are not necessarily beneficial in the long term. In addition, Mr. Xue believes that the U.S. public equity markets do not currently provide an appropriate platform for the Company to raise capital on reasonable terms in light of the recent negative public attention and investors’ waning enthusiasm towards China-based companies listed on U.S. stock exchanges, while imposing regulatory and other market burdens. Furthermore, while the Company explored its potential sale of control in 2011, such opportunity did not mature into viable transactions. As a result, Mr. Xue desired to seek strategic alternatives that would address the concerns mentioned above, and his desire coincided with a particularly negative outlook for PRC companies accessing the U.S. public equity markets.

As a privately held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to unaffiliated shareholders’ concerns and to engage in dialogue with unaffiliated shareholders can also at times distract management’s time and attention from the effective operation and improvement of the business.

In addition, the Buyer Group believes that the merger provides the unaffiliated shareholders and ADS holders of the Company the opportunity to achieve significant liquidity at a substantial premium over the price of the ADSs prior to the announcement of the merger. For the Buyer Group, the purpose of the merger is to enable Mr. Xue and Ms. Zhu to collectively acquire the total interest of the Company, in a transaction in which the holders of the Shares and the ADSs (other than the Founder Shares) will be cashed out in exchange for $5.80 per ADS (or $0.725 per Share), so Mr. Xue and Ms. Zhu will collectively bear the rewards and risks of the ownership of the Company after the ADSs cease to be publicly traded, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses, which allows Mr. Xue and Ms. Zhu to, immediately following the merger, engage in a series of transactions as described in “Special Factors—Plans for the Company after the Merger” beginning on page 43 of this proxy statement. Undertaking to engage in these transactions enabled Mr. Xue to obtain the debt financing necessary to complete the proposed merger.

The Buyer Group believes that structuring the transaction as a “going private” merger transaction is preferable to other transaction structures because (i) it will entail cancellation of the outstanding Shares and the surrender of outstanding ADSs of the Company held by unaffiliated shareholders and ADS holders in exchange for the right to receive the merger consideration and (ii) it represents an opportunity for all the unaffiliated shareholders and ADS holders of the Company to receive fair value in cash for their Shares and ADSs at the same time. The Buyer Group believes that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated shareholders and ADS holders on the basis that the structure of the merger as an all-cash transaction for the unaffiliated shareholders and ADS holders will provide certainty of value to the unaffiliated shareholders and ADS holders. Additionally, the Buyer Group believes that the merger transaction will provide a prompt and orderly transfer of ownership of the Company in a single step, without the necessity of financing separate purchases of the Company’s Shares and ADSs in a tender offer and a second-step merger to acquire the Shares and ADSs not tendered into the tender offer, and without incurring any additional transaction costs associated with such activities.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with their financial analysis of the merger, our management provided certain financial projections for the fiscal year ending December 31, 2013 through the fiscal year ending December 31, 2017 to Lazard and Houlihan Lokey. Please see “—Background of the Merger” beginning on page 18 for additional information. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Lazard and Houlihan Lokey in their financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”).

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, operating expenses and operating income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. There can be no assurance that the projections will be realized or that actual results will not be significantly different from those contained in the projections. The key business and economic assumptions made in preparing the projections include, but are not limited to:

•

estimates of future sales volume, unit sales price and gross margin for Baquting, Kaitong and Alpha Lipoic Acid, the Company’s key products, which were made based on market conditions and the state of the PRC healthcare industry, as set forth in the following table:

	2012E	2013E	2014E	2015E	2016E	2017E
Baquting
Sales volume (units in millions)	16.20	17.82	19.60	21.56	23.72	26.09
Unit sales price (RMB)
Direct sales price	30.0	28.5	28.5	28.5	28.5	28.5
Third party sales price	12.0	11.4	11.4	11.4	11.4	11.4
Gross margin (%)	89.2%	88.6%	88.6%	88.6%	88.6%	88.6%
Kaitong
Sales volume (units in millions)	0.40	0.46	0.53	0.61	0.70	0.80
Unit sales price (RMB)	29.3	29.3	29.3	29.3	29.3	29.3
Gross margin (%)	59.1%	59.1%	59.1%	59.1%	59.1%	59.1%
Alpha Lipoic Acid
Sales volume (units in millions)	0.10	0.12	0.13	0.15	0.18	0.20
Unit sales price (RMB)	29.0	29.0	29.0	29.0	29.0	29.0
Gross margin (%)	65.5%	65.5%	65.5%	65.5%	65.5%	65.5%

•	estimates of future operating expenses as a percentage of revenues, which took into account long-term growth in the PRC consumer price index, as set forth in the following table:

	2012E	2013E	2014E	2015E	2016E	2017E
Operating expenses as a percentage of revenues (%)*	73.6%	73.5%	74.1%	73.4%	72.7%	72.0%

*	Includes sales and marketing expenses, general and administrative expenses and research and development expenses.

•	an effective tax rate of 20.4% for the projected periods; and

•	estimated capital expenditures of approximately RMB61.5 million in 2012 for the Company’s new Penglai plant.

Our independent registered public accounting firm, Ernst & Young Hua Ming (“E&Y”), has neither examined, compiled, nor performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon and, accordingly, E&Y does not express an opinion or any other form of assurance on such information or its achievability. The E&Y report accompanying our audited consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Buyer Group and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the merger, including whether or not to seek appraisal for his or her Shares.

The inclusion of the projections should not be regarded as an indication that the Company, the Buyer Group, the independent committee, any of their respective financial advisors or anyone who received the projections then considered, or now considers, them a reliable prediction of future events, and the projections should not be relied upon as such. None of the Company, the Buyer Group, the independent committee or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections. None of the Company, the Buyer Group, the independent committee or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term).

The inclusion of the projections in this proxy statement should not be deemed an admission or representation by the Company, the Buyer Group or the independent committee that they are viewed by the Company or the Buyer Group or the independent committee as material information of the Company, and in fact the Company, the Buyer Group and the independent committee view the projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the projections, shareholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

The following table summarizes the financial projections provided by our management to Lazard and Houlihan Lokey:

	Management Projections
	2012E	2013E	2014E	2015E	2016E	2017E	Q1	Q2
							12A(1)	12A(1)
	(RMB in millions, except for percentages)
Revenues	294.6	309.0	339.7	373.7	411.1	452.5	60.3	72.9
Growth	2.2%	4.9%	9.9%	10.0%	10.0%	10.1%	—	—
Gross Profit	254.7	265.2	291.8	321.0	353.3	388.9	52.1	64.2
%Margin	86.4%	85.8%	85.9%	85.9%	85.9%	85.9%	86.5%	88.1%
Total Operating Expenses	216.8	227.0	251.6	274.3	299.0	325.8	51.4	51.0

Operating Income	37.9	38.2	40.1	46.7	54.3	63.1	0.7	13.2
%Margin	12.9%	12.4%	11.8%	12.5%	13.2%	13.9%	1.2%	18.1%
Net Income	30.2	30.4	32.0	37.2	43.2	50.2	0.7	10.5

%Margin	10.2%	9.9%	9.4%	9.9%	10.5%	11.1%	1.2%	14.4%

(1)	The above financial information for each of the first and second quarters of 2012 is unaudited. This financial information is preliminary and adjustments to this preliminary financial information may be identified during the audit, which could result in significant differences from the financial information stated above.

Lazard and Houlihan Lokey, as financial advisors to the independent committee, reviewed certain financial analyses which were based, in part, on the financial projections above. For additional information on Lazard’s and Houlihan Lokey’s analyses respectively, please see “Discussion Materials prepared by Lazard Asia (Hong Kong) Limited for discussion with the independent committee of the board of directors of the Company, dated June 27, 2012, “ “Discussion Materials prepared by Lazard Asia (Hong Kong) Limited for discussion with the independent committee of the board of directors of the Company, dated August 27, 2012,” “Discussion Materials prepared by Lazard Asia (Hong Kong) Limited for discussion with the independent committee of the board of directors of the Company, dated September 27, 2012,” “Discussion Materials prepared by Houlihan Lokey (China) Limited for discussion with the independent committee of the board of directors of the Company, dated September 27, 2012,” filed as Exhibit (c)-(3) through (c)-(6) to the Company’s transaction statement on Schedule 13E-3, and “—Opinion of the Independent Committee’s Financial Advisors” beginning on page 30.

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE REPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 76 and “Item 3. Key Information —D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, incorporated by reference into this proxy statement.

Opinion of the Independent Committee’s Financial Advisors

Opinion of Lazard Asia (Hong Kong) Limited

On September 27, 2012, at a telephonic meeting of the independent committee to evaluate the merger agreement, Lazard rendered its oral opinion, subsequently confirmed in a written opinion of the same date (the “Lazard Opinion”), that based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in such opinion, the per Share merger consideration of $0.725 in cash was fair, from a financial point of view, to the holders of Shares (other than Excluded Holders (defined below)), and per ADS merger consideration of US$5.80 in cash was fair, from a financial point of view, to the holders of ADSs (other than Excluded Holders), in each case as of the date of the Lazard Opinion. “Excluded Holders” means, collectively, the holders of (i) any Shares and ADSs owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the effective time of the merger, (ii) any Dissenting Shares or (iii) any Founder Shares.

The full text of the Lazard Opinion is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard Opinion set forth as Annex B. Shareholders are urged to read the Lazard Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. The Lazard Opinion is for the benefit of the independent committee and only addresses the fairness of the per Share merger consideration, from a financial point of view, to the holders of Shares (other than Excluded Holders), and the fairness of per ADS merger consideration, from a financial point of view, to the holders of ADSs (other than Excluded Holders), in each case as of the date of the Lazard Opinion. The Lazard Opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to the Company or the underlying business decision by the Company to engage in the merger, and is not intended to and does not constitute a recommendation to any holder of Shares as to how such holder should vote with respect to the merger or any matter relating thereto. The Lazard Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard Opinion. Lazard has assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the Lazard Opinion. The following is only a summary of the Lazard Opinion. You are urged to read the entire opinion. Lazard has consented to the inclusion of the Lazard Opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the Securities and Exchange Commission in connection with the merger if such inclusion is required by applicable law.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the September 27, 2012 draft of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to Company;

•	reviewed various financial forecasts and other data provided to Lazard by Company relating to the business of Company;

•	held discussions with members of the senior management of Company with respect to the business and prospects of Company;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of Company;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of Company;

•	reviewed historical stock prices and trading volumes of the Shares; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information and all other information provided to us, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard has assumed that they have been prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard has assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.

Further, the Lazard Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard Opinion. Lazard assumed no responsibility for updating or revising the Lazard Opinion based on circumstances or events occurring after the date of the Lazard Opinion. Lazard did not express any opinion as to the price at which the Shares or ADSs may trade at any time subsequent to the announcement of the merger. The Lazard Opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the merger.

In rendering its opinion, Lazard has assumed, with the consent of the independent committee, that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions and that the definitive merger agreement did not differ in any material respects from the draft thereof furnished to Lazard. Lazard also has assumed, with the consent of the independent committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger will not have an adverse effect on Company or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor does the Lazard Opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understands that Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in the Lazard Opinion) of the merger, including, without limitation, the form or structure of the merger, or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

The following is a brief summary of the material financial and comparative analyses that Lazard deemed appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion as well as analyses that were presented to the independent committee for informational purposes only but were not material to the rendering of the Lazard Opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying the Lazard Opinion, and the order of the analyses described below does not represent the relative importance or weight of the analyses with respect to the Lazard Opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all of the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, or selecting portions of Lazard’s analyses or focusing on particular factors only without considering all analyses and factors, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses. Financial analyses each have inherent strengths and weaknesses, which may be further accentuated by the availability and nature of the information supporting such analyses.

In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, business or transaction used in Lazard’s analyses as a comparison is identical to the Company or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial, operating, and geographical characteristics and other factors that could affect the public trading or other values of the companies analyzed. Furthermore, mathematical derivations of financial data, including means and medians, are not necessarily meaningful alone and should be considered with qualitative judgments and informed assumptions. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

Discounted Cash Flow Analysis

Based on the financial forecasts and other data provided to Lazard by the Company, Lazard performed a discounted cash flow analysis of the Company to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that the Company could generate during the fiscal years ending December 31, 2012 through 2017. Lazard also calculated terminal values for the Company using a perpetual growth rate range, based on its professional judgment, of 4.0% to 6.0%. The stand-alone, unlevered, after-tax free cash flows and terminal values were discounted to present value using discount rates ranging from 11.5% to 12.5%, which were based on a weighted average cost of capital analysis of the Selected Companies (defined below). Such ranges were derived based on the statistics of the Selected Companies used in the public company benchmarks analysis described below. The results of these analyses implied an equity value per ADS range for the Company of $4.47 to $5.58.

Public Company Benchmarks

Lazard reviewed and analyzed selected public companies that it viewed as generally relevant in evaluating the Company. In performing these analyses, Lazard reviewed and analyzed publicly available financial information relating to the selected public companies, and compared such information to the corresponding information for the Company. Specifically, Lazard compared the Company to the following public companies (the “Selected Companies”):

•	Simcere Pharmaceutical Group

•	SciClone Pharmaceuticals, Inc.

•	3SBio Inc.

•	China Biologic Products, Inc.

•	Sinovac Biotech Ltd.

Although none of the Selected Companies is directly comparable to the Company, the companies included are U.S.-listed, China-based pharmaceutical companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business that, for purposes of analysis, Lazard considered generally relevant in evaluating the Company.

Based on equity analysts’ estimates and other public information, Lazard reviewed, among other things, the enterprise value of each of the Selected Companies as a multiple of such company’s projected earnings before interest, taxes, depreciation and amortization, or EBITDA, for the calendar years ending December 31, 2012 and 2013. A company’s enterprise value is equal to its short and long term debt plus the market value of its common equity and the value of any non-controlling interest and preferred stock (at liquidation value), minus its cash and cash equivalents. Lazard also reviewed the enterprise value of each of the Selected Companies as a multiple of its projected revenue for the calendar years ending December 31, 2012 and 2013.

Based on the foregoing calculations and Lazard’s professional judgment, Lazard applied EBITDA multiples of 6.0x to 8.0x and 5.0x to 7.0x to the Company’s 2012 and 2013 estimated EBITDA, respectively, to calculate implied equity value per ADS ranges. Such ranges were determined by Lazard after reviewing the foregoing public company benchmarks and concluding, based on its professional judgment, after taking into consideration the mean and median multiples as well as the high to low range of multiples of such benchmarks, that the selected ranges would be reasonable as applied to the Company. The results of the analyses implied equity value per ADS ranges for the Company of $4.49 to $5.37 using the Company’s 2012 estimated EBITDA and $4.06 to $4.95 using the Company’s 2013 estimated EBITDA.

Based on the foregoing calculations and Lazard’s professional judgment, Lazard applied revenue multiples of 1.5x to 1.7x and 1.2x to 1.4x to the Company’s 2012 and 2013 estimated revenue, respectively, to calculate an implied equity value per ADS range. Such ranges were determined by Lazard after reviewing the foregoing public company benchmarks and concluding, based on its professional judgment, after taking into consideration the mean and median multiples as well as the high to low range of multiples of such benchmarks, that the selected ranges would be reasonable as applied to the Company. The results of the analyses implied an equity value per ADS range for the Company of $5.45 to $5.93 using the Company’s 2012 estimated revenue and $4.87 to $5.37 using the Company’s 2013 estimated revenue.

Precedent Transactions Analysis

Lazard performed an analysis of selected precedent transactions consisting of emerging market transactions announced since January 1, 2010. Lazard did not take into account any announced transactions that were subsequently abandoned or otherwise not consummated. Lazard’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the relevant industry. The past transactions examined were:

Date Announced	Acquirer Name	Target Name
8/28/2012	Investor group	Luye Pharma
5/5/2012	CNTIC Trading	Henan Topfond Pharma
4/25/2012	Amgen	MN Pharmaceuticals
3/27/2012	Guangzhou Pharmaceutical	Guangzhou Baiyunshan
10/3/2011	Hikma Pharmaceuticals	Promopharm SA
9/8/2011	Shanghai Fosun Pharma	Jinzhou Ahon Pharma
8/1/2011	Shionogi	C&O Pharmaceutical
5/24/2011	Valeant Pharm	Sanitas
4/8/2011	Amgen	Bergamo
4/4/2011	China Medical System	Tianjin Precede
12/13/2010	Reckitt Benckiser	Paras Pharmaceuticals
11/29/2010	Nycomed	Techpool Bio Pharma
10/20/2010	Pfizer	Teuto
10/28/2010	Sanofi-Aventis	BMP Sunstone
5/21/2010	Abbott Laboratories	Piramal (Healthcare Solutions)

Sources: Thomson One Banker, Mergermarket, Bloomberg, Company filings.

Although none of these transactions or associated companies is directly comparable to the merger or the Company, these transactions involved target pharmaceutical companies that are domiciled in emerging markets with financial and operating characteristics, transaction terms and other factors therein that, for purposes of analysis, Lazard considered generally relevant in evaluating the Company.

Lazard reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target as a multiple of its EBITDA for the last twelve months (“LTM”) prior to the announcement of the respective transaction. Based on Lazard’s professional judgment, Lazard applied EBITDA multiple of 13.0x to 18.0x to the Company’s LTM EBITDA to calculate implied equity value per ADS range. Such ranges were determined by Lazard after reviewing the foregoing selected precedent transactions and concluding, based on its professional judgment, after taking into consideration the mean and median multiples as well as the high to low range of multiples of such transactions, that the selected ranges would be reasonable as applied to the Company. The results of the analyses implied equity value per ADS ranges for the Company of $5.55 to $6.97.

Additional Analyses of the Company

The analyses and data described below were presented by Lazard to the independent committee for informational purposes only, because they were not relied on by Lazard in determining the fairness of the merger consideration to be paid to the Company’s shareholders in the merger.

Analyst Price Target

Lazard reviewed selected public market trading price targets for the Shares prepared and published by one research analyst that published or confirmed a price target for the Company prior to May 9, 2012, the date on which Mr. Xue submitted a written acquisition proposal to the Company. Such analyst’s price target reflect the analyst’s estimate of the future public market trading price of the Shares at the time the price target was published.

As of May 8, 2012 (one day prior to the date of Mr. Xue’s written acquisition proposal to the Company), Lazard noted that only one research analyst covered the Company and the research analyst published a price target for the Shares of $5.00 per ADS. Subsequently, the research analyst stopped publishing a price target for the Shares.

52-Week Trading Range

Lazard reviewed the historical price performance of the Shares for the 52-week period ending September 21, 2012. During this period, the traded price of the Shares ranged from approximately $2.25 per share to $5.08 per ADS.

Premiums Paid Analysis

Lazard performed a premiums paid analysis based on premiums paid in certain U.S. public merger and acquisition transactions announced since January 1, 2010 involving life sciences target companies with a transaction value between $200 million and $8 billion.

The implied premiums in this analysis were calculated by comparing the per share acquisition price to the target company’s closing share price one day prior to announcement. The median and mean of premiums were 26.8% and 38.1%, respectively.

Lazard applied a 30.0% to 40.0% range of premiums to the closing share price for the Company as of May 8, 2012. Lazard viewed May 8, 2010 as a significant date in its analysis because in Lazard’s view it was the last day that the Shares were unaffected by the subsequent public announcement of Mr. Xue’s offer for the Company. The results of the analyses implied an equity value per ADS range for the Shares of $4.81 to $5.18.

Other Presentations by Lazard

In addition to the presentation made to the independent committee on September 27, 2012 that is described above, Lazard also gave presentations to the independent committee during meetings held on June 27, 2012 and August 27, 2012. Neither of these other presentations by Lazard, alone or together, constitutes an opinion of Lazard with respect to the fairness, from a financial point of view, of the $5.80 cash per ADS merger consideration. Copies of the Lazard presentations are attached as exhibits (c)(3) and (c)(4) to the statement on Schedule 13E-3 filed by the Company and the filing persons listed thereon with the SEC on October 12, 2012.

Miscellaneous

As described above, the Lazard Opinion was one of many factors taken into consideration by the independent committee and the board of directors in making the determination to approve the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of the independent committee and the board of directors. The per Share and per ADS merger consideration were determined through extensive negotiations between the Company and Mr. Xue and was approved by the independent committee and the board of directors. Lazard provided advice to the independent committee during these negotiations. Lazard did not, however, recommend any specific amount of consideration to the independent committee or board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

Lazard additionally understands that in connection with the transactions contemplated by the framework agreement, a draft of which Lazard has reviewed, Mr. Xue and Ms. Zhu are not expected to, and there is no other agreement providing for, the sale of any Shares or ADSs by Mr. Xue or Ms. Zhu to China Grand HK or China Grand PRC at a price in cash of more than $0.725 per Share or $5.80 per ADS.

Pursuant to a letter agreement dated June 1, 2012, the independent committee engaged Lazard to act as one of its financial advisors in connection with evaluating the merger proposed by Mr. Xue. Pursuant to the terms of this engagement letter, the Company agreed to pay Lazard a fee of US$1,150,000 for its services, US$400,000 of which became payable upon the execution of the engagement letter, US$400,000 of which became payable upon Lazard’s rendering of its opinion, and the balance of which becomes payable upon and is contingent on the successful consummation of the merger. In addition, the Company has agreed to indemnify Lazard and related persons against various liabilities, including certain liabilities under the U.S. federal securities laws.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, going-private transactions, and valuations for estate, corporate and other purposes. Lazard in the past has provided certain financial advisory services to the Company, including, during the past two years, having served as the Company’s financial advisor to explore strategic alternatives for the Company including the potential sale of part or all of the Company. In addition, in the ordinary course of their respective businesses, Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of the Company and its affiliates and affiliates of Parent for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities and may also trade and hold securities on behalf of the Company and its affiliates and affiliates of Parent.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as investment banker to the Company because of its qualifications, expertise, and reputation in investment banking and mergers and acquisitions.

Opinion of Houlihan Lokey (China) Limited

On September 27, 2012, Houlihan Lokey rendered an oral opinion to the independent committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date), to the effect that, as of September 27, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the consideration to be received by the holders of the Shares and the ADSs (other than holders of Excluded Shares, Founder Shares and their respective affiliates) in the merger was fair, from a financial point of view, to the holders of the Shares and the ADSs (other than holders of Excluded Shares, Founder Shares and their respective affiliates).

Houlihan Lokey’s opinion was directed to the independent committee and only addressed the fairness from a financial point of view of the consideration to be received by the holders of the Shares and the ADSs (other than holders of Excluded Shares, Founder Shares and their respective affiliates) in the merger and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the independent committee or any stockholder as to how to act or vote with respect to the merger or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed the merger agreement;

•	reviewed a draft of the framework agreement;

•

reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant, including certain publicly available research analyst estimates (and adjustments thereto) with respect to the future financial performance of the Company;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the years ending 2012 through 2017;

•

spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the merger and related matters;

•	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•

reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey has relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised Houlihan Lokey, and Houlihan Lokey has assumed, that the financial projections reviewed by Houlihan Lokey have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expresses no opinion with respect to such projections or the assumptions on which they are based. Further, management of the Company has advised Houlihan Lokey that (i) the financial projections provided to Houlihan Lokey are the only projections prepared by management of the Company (or any affiliated entity) in connection with the merger, (ii) it has not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party in connection with such merger, nor has it updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey and (iii) to the best of its knowledge and belief, no other projections or similar information have been provided to any party involved in the merger, and the independent committee has received all projections and/or similar information (whether prepared by management of the Company or otherwise) that have been received by any other party involved in the merger.

Houlihan Lokey understands that Mr. Xue and Ms. Zhu have no intention to sell to and have no agreement, arrangement or other understanding regarding the sale of any Shares to a minority equity investor or any other third party other than China Grand HK and/or China Grand PRC on terms as expressly disclosed in writing in the framework agreement. Houlihan Lokey further understands that in connection with any potential sale of Shares to China Grand HK or China Grand PRC by Mr. Xue or Ms. Zhu, they have no agreement, arrangement or understanding (including any compensation arrangement) outside of the terms disclosed. In particular, Houlihan Lokey understands that there is no agreement or understanding providing for the payment of any amount or receipt of any benefit (direct or indirect) in connection with the sale of any Shares by Mr. Xue or Ms. Zhu to China Grand HK or China Grand PRC for consideration in excess of $0.725 in cash per Share.

Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey has relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (d) the merger will be consummated in a timely manner in accordance with the terms described in all such agreements and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey has relied upon and assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the merger that would be material to their analyses or their opinion. Houlihan Lokey has also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the per Share merger consideration and the per ADS merger consideration pursuant to the merger agreement will not be material to their analyses or their opinion. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that the final form of the framework agreement will not differ in any respect from the draft of said document referenced above.

Furthermore, in connection with its opinion, Houlihan Lokey has not been requested to make, and has not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were they provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expresses no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Houlihan Lokey has not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise the independent committee, the board of directors or any other party with respect to alternatives to the merger. Its opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of such opinion. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. In addition, its opinion does not in any manner address the price at which the Shares or ADSs will trade following the announcement of the merger.

Houlihan Lokey’s opinion is furnished for the use of the independent committee (in its capacity as such) in connection with its evaluation of the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent, except that Houlihan Lokey has agreed that a copy of its opinion (and a description thereof) may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with merger if such inclusion is required by applicable law. Its opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Its opinion is not intended to be, and does not constitute, a recommendation to the independent committee, the board of directors, any security holder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise.

Houlihan Lokey has not been requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the independent committee, the board of directors, Company, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the per Share merger consideration and the per ADS merger consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of their opinion, (iv) the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the per Share merger consideration and the per ADS merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey has relied, with the consent of the independent committee, on the assessments by the independent committee, the board of directors, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the merger or otherwise.

In preparing its opinion to the independent committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of the Company or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in the Company’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to the independent committee in connection with its evaluation of the proposed merger and was only one of many factors considered by the independent committee in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the independent committee or management with respect to the merger or the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between the independent committee and the Buyer Group, and the decision to enter into the merger was solely that of the independent committee.

The following is a summary of the material analyses reviewed by Houlihan Lokey with the independent committee in connection with Houlihan Lokey’s opinion rendered on September 27, 2012. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses. For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•

enterprise value (“Enterprise Value”), calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date; and

•	revenue (“Revenue”).

Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of the Shares and the common stock of the selected pharmaceutical companies listed below as of September 21, 2012, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the public announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions. Estimates of 2012 Revenue for the Company were based on estimates provided by the management of the Company. Estimates of 2012 Revenue for the selected pharmaceutical companies listed below were based on certain publicly available research analyst estimates for those pharmaceutical companies.

Selected Companies Analysis

Houlihan Lokey calculated multiples of Enterprise Value based on certain financial data for the Company and the following selected pharmaceutical companies (“Selected Companies”):

•	SciClone Pharmaceuticals, Inc.
•	China Biologic Products, Inc.
•	Simcere Pharmaceutical Group
•	Sinovac Biotech Ltd.

Although none of the Selected Companies is directly comparable to the Company, the companies included are U.S.-listed, China-based pharmaceutical and biotechnology companies with operations and/or other criteria, such as lines of business, markets, business risk, growth prospects, maturity of business and size and scale of business that, for the purposes of analysis, Houlihan Lokey considered generally relevant in evaluating the Company.

Houlihan Lokey excluded 3SBio, Inc., a U.S.-listed, China-based pharmaceutical company from its selected companies analysis, as 3SBio, Inc. announced that it had received a proposal from a buyer group, which includes its chairman, on September 12, 2012. As such, 3SBio, Inc. was included in the list of transactions considered in the Selected Transactions Analysis.

The calculated multiples included:

•	Enterprise Value as a multiple of LTM ending June 30, 2012 Revenue;
•	Enterprise Value as a multiple of estimated fiscal year 2012 Revenue;

Houlihan Lokey applied the following selected multiple ranges derived from the Selected Companies to corresponding financial data for the Company:

Multiple Description	Selected Multiple Range
Enterprise Value as a multiple of:	Low	High
LTM Ending June 30, 2012 Revenue	1.40	1.60
Estimated 2012 Revenue	1.30	1.50

The selected companies analysis indicated the following implied per share reference range for the Company, as compared to the proposed per ADS merger consideration:

Implied Per ADS Equity Reference Range for the Company	Per ADS Merger Consideration
$5.02 - $5.47 (based on LTM ending June 30, 2012 Revenue)	$5.80
$4.98 - $5.46 (based on estimated 2012 Revenue)	$5.80

Selected Transactions Analysis

Houlihan Lokey calculated multiples of Enterprise Value and per ADS equity value based on the estimated purchase prices paid in the following selected publicly announced pharmaceutical transactions:

Acquiror	Target	Announced
Chairman Lou, CITIC Private Equity Funds	3SBio Inc. (NasdaqGS:SSRX)	9/12/2012
Valeant Pharmaceuticals International, Inc. (TSX:VRX)	Medicis Pharmaceutical Corp. (NYSE:MRX)	9/3/2012
Fortune Hong Kong Trading Limited	Winteam Pharmaceutical Group Limited (SEHK:570)	8/31/2012
BC Partners	AENOVA Holding GmbH	8/6/2012
CFR International SPA	Laboratorio Franco Colombiano Lafrancol S.A.	7/31/2012
TPG Capital, L.P.	Par Pharmaceutical Companies Inc. (NYSE:PRX)	7/16/2012
Adcock Ingram Healthcare Private Limited	COSME Farma Laboratories Ltd.	7/10/2012
Cristalia Produtos Quimicos Farmaceuticos Ltda.	Laboratory Sanobiol Ltda	6/22/2012

Stiefel Laboratories, Inc.	Basilea Pharmaceutica Ltd., Toctino	6/11/2012
PT. Kimia Farma Tbk. (JKSE:KAEF)	Pt Indofarma Persero Tbk (JKSE:INAF)	6/6/2012
China Meheco Corporation (SHSE:600056)	Henan Topfond Pharmaceutical Co., Ltd. (SHSE:600253)	5/4/2012
Sandoz, Inc.	Fougera Pharmaceuticals Inc.	5/2/2012
Jazz Pharmaceuticals plc (NasdaqGS:JAZZ)	EUSA Pharma, Inc.	4/26/2012
WATSON PHARMA S.à r.l.	Actavis Group Hf.	4/25/2012
Chairman Qingtai Liu	Shengtai Pharmaceutical Inc. (OTCBB:SGTI)	4/17/2012
Takeda Pharmaceuticals U.S.A., Inc.	URL Pharma, Inc.	4/11/2012
Guangzhou Pharmaceutical Co. Ltd. (SEHK:874)	Guangzhou Baiyunshan Pharmaceutical Co., Ltd. (SZSE:000522)	3/27/2012
Valeant Pharmaceuticals International, Inc. (TSX:VRX)	Natur Produkt International, JSC	3/26/2012
Bausch & Lomb Incorporated	ISTA Pharmaceuticals Inc.	3/26/2012
Kameo Limited	Changzhou Lanling Pharmaceutical Production Co., Ltd.	3/16/2012
Chairman Hong Yu	Tibet Pharmaceuticals, Inc. (OTCPK:TBET)	3/1/2012
Watson Pharmaceuticals, Inc. (NYSE:WPI)	Ascent Pharmahealth Ltd	1/24/2012
Cornerstone Therapeutics Inc. (NasdaqCM:CRTX)	Cardiokine, Inc.	1/4/2012
Valeant Pharmaceuticals International, Inc. (TSX:VRX)	ISTA Pharmaceuticals Inc.	12/16/2011
Medicis Pharmaceutical Corp. (NYSE:MRX)	Graceway Pharmaceuticals, LLC	11/18/2011
Kyowa Pharmaceutical Industry Co., Ltd.	I’rom Pharmaceutical Co.,Ltd.	11/17/2011
Zaklady Farmaceutyczne Polpharma S.A.	Polfa Warszawa SA	10/13/2011
Shaanxi Aoxing Pharmaceutical Co., Ltd.	Shaanxi Weinan Aoxing Pharmaceuticals, LLC	10/11/2011
Hikma Pharmaceuticals plc (LSE:HIK)	Societe de Promotion Pharmaceutique du Maghreb SA (CBSE:PRO)	10/3/2011
Guizhou Bailing Group Pharmaceutical Co.,Ltd. (SZSE:002424)	Guizhou Zhengxin Pharmaceutical Co., Ltd.	9/30/2011
Galderma S.A.	Graceway Pharmaceuticals, LLC	9/28/2011
Cellectis (ENXTPA:ALCLS)	Cellartis AB	9/14/2011
Shanghai Fosun Pharmaceutical Development Co., Ltd.	Jinzhou Aohong Pharmaceutical Co., Ltd.	8/29/2011
Par Pharmaceutical, Inc.	Anchen Pharmaceuticals, Inc.	8/24/2011
Tianjin Lisheng Pharmaceutical Co. Ltd. (SZSE:002393)	Tianjin Central Pharmaceutical Co., Ltd.	8/14/2011
Pharmaniaga Bhd (KLSE:PHARMA)	Idaman Pharma Manufacturing Sdn. Bhd.	8/10/2011
Valeant International (Barbados) SRL	Dermik Laboratories, Inc.	7/11/2011
NHU Holding Group	Adams Pharmaceutical (Anhui) Co., Ltd.	7/1/2011
Recordati SpA (BIT:REC)	Dr. F. Frik Ilac San. A.S.	7/1/2011
Hainan Honz Pharmaceutical Co., Ltd. (SZSE:300086)	Shenyang Yanfeng Pharmaceutical Co., Ltd.	6/30/2011
Luminex Corporation (NasdaqGS:LMNX)	EraGen Biosciences, Inc.	6/21/2011
Guizhou Bailing Group Pharmaceutical Co.,Ltd. (SZSE:002424)	Guizhou Herentang Pharmaceutical Co., Ltd.	6/16/2011
Watson Pharmaceuticals, Inc. (NYSE:WPI)	Specifar S.A.	5/25/2011
Kensey Nash Corporation	Norian Corporation	5/24/2011
Valeant Pharmaceuticals International, Inc. (TSX:VRX)	Sanitas AB (NSEL:SAN1L)	5/24/2011

Nestlé Health Science S.A.	Prometheus Laboratories Inc.	5/24/2011
Takeda Pharmaceutical Company Limited (TSE:4502)	Nycomed SICAR S.C.A.	5/19/2011
Shire Pharmaceuticals, Inc.	Advanced BioHealing, Inc.	5/17/2011
Teva Pharmaceutical Industries Limited (NYSE:TEVA)	Taiyo Pharmaceutical Industry Co., Ltd.	5/16/2011
Akorn, Inc. (NasdaqGS:AKRX)	Advanced Vision Research, Inc.	5/3/2011
Teva Pharmaceuticals USA, Inc.	Cephalon, Inc.	5/2/2011
Mitsui & Co. Ltd. (TSE:8031)	MicroBiopharm Japan Co., Ltd.	4/25/2011
Medivir AB (OM:MVIR B)	Biophausia AB	4/11/2011
Amgen Inc. (NasdaqGS:AMGN)	Laboratorio Quimico Farmaceutico Bergamo Ltda	4/8/2011
Xiangxue Pharmaceutical Co., Ltd. (SZSE:300147)	Guangdong Huazhou Traditional Chinese Medicine Co., Ltd.	4/7/2011
Taisho Pharmaceutical Holdings Co., Ltd. (TSE:4581)	Hoepharma Holdings Sdn Bhd	4/7/2011
Kohlberg Kravis Roberts & Co. (NYSE:KKR)	Capsugel, Inc.	4/4/2011
Xiangxue Pharmaceutical Co., Ltd. (SZSE:300147)	Guangdong Jiuji Biotech Co., Ltd.	3/29/2011
Adcock Ingram Healthcare (Pty) Limited	Nutrilida Healthcare (Pty) Ltd	3/29/2011
Valeant Pharmaceuticals International, Inc. (TSX:VRX)	Cephalon, Inc.	3/29/2011
Kyowa Hakko Kirin Co., Ltd. (TSE:4151)	ProStrakan Group plc	2/21/2011
Sinclair IS Pharma plc (AIM:SPH)	IS Pharma plc	2/14/2011
Biovail International S.a.r.l.	PharmaSwiss S.A.	2/1/2011
Ligand Pharmaceuticals Incorporated (NasdaqGM:LGND)	CyDex Pharmaceuticals, Inc.	1/26/2011
Jilin Sihuan Pharmaceutical Co., Ltd.	Changchun Xiangtong Pharmacy Co., Ltd.	1/20/2011
Perrigo Co. (NasdaqGS:PRGO)	Paddock Laboratories, LLC.	1/20/2011
Footstar Corporation; Black Horse Capital Advisors LLC	CPEX Pharmaceuticals, Inc.	1/4/2011
Atrium Biotech Investments, Inc.	Seroyal International Inc.	1/4/2011
Hypermarcas S.A. (BOVESPA:HYPE3)	Mantecorp Industria Quimica e Farmaceutica Ltda	12/20/2010
Chongqing Lummy Pharmaceutical Co., Ltd. (SZSE:300006)	Sichuan Hezheng Pharmaceutical Co., Ltd.	12/8/2010
Axcan Pharma Holding B.V.	Eurand N.V.	12/1/2010
Abbott India Limited (BSE:500488)	Solvay Pharma India Limited	11/24/2010
Nycomed International Management GmbH	Techpool Bio-Pharma Co., Ltd.	11/1/2010
Sanofi (ENXTPA:SAN)	BMP Sunstone Corporation	10/28/2010
Pfizer Inc. (NYSE:PFE)	King Pharmaceuticals, Inc.	10/12/2010
Cilag Holding AG	Crucell N.V.	10/6/2010
Endo Health Solutions Inc. (NasdaqGS:ENDP)	Generics Bidco I, LLC	9/28/2010
Bristol-Myers Squibb Company (NYSE:BMY)	ZymoGenetics Inc.	9/7/2010
Trygg Pharma AS	EPAX A.S.	9/3/2010

Sources: Capital IQ, Company filings

Although none of these transactions or associated companies is directly comparable to the merger or the Company, these global transactions involved target pharmaceutical companies and pharmaceutical transactions which were announced during the past two years from the valuation date. In addition to the aforementioned criteria, a transaction was only included in the selected transactions analysis if it also fulfilled the following criteria:

(i)	disclosed an implied EV; and

(ii)	target company did not have a negative EBITDA for its most recent LTM period prior to the transaction announcement.

The selected transactions were not intended to be representative of the entire range of possible transactions in the relevant industry.

The calculated multiples consisted of Enterprise Value as a multiple of LTM ending June 30, 2012 Revenue.

Houlihan Lokey applied the following selected multiple ranges derived from the selected transactions to corresponding financial data for the Company:

Multiple Description	Selected Multiple Range
Enterprise Value as a multiple of:	Low	High
LTM Ending June 30, 2012 Revenue	1.50	1.80

The selected transactions analysis indicated the following implied per share reference range for the Company, as compared to the proposed per ADS merger consideration:

Implied Per ADS Equity Reference Range for the Company	Per ADS Merger Consideration
$5.25 - $5.93	$5.80

Discounted Cash Flow Analysis

Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the unlevered, after-tax free cash flows that the Company was forecasted to generate through fiscal year 2017 based on internal estimates provided by the Company’s management. Houlihan Lokey calculated terminal values for the Company by applying a range of perpetuity growth rates, based on its professional judgment, of 4.0% to 6.0% to the Company’s estimated terminal year unlevered, after-tax free cash flow. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 12.0% to 14.0%, which were based on a weighted average cost of capital analysis incorporating data from the Company and the Selected Companies. The discounted cash flow analysis indicated the following implied per share reference range for the Company, as compared to the proposed per ADS merger consideration:

Implied Per ADS Equity Reference Range for the Company	Per ADS Merger Consideration
$4.18 - $5.66	$5.80

Other Matters

Houlihan Lokey was engaged by the Company to provide an opinion to the independent committee regarding the fairness from a financial point of view of the consideration to be received by the holders of the Shares and the ADSs (other than holders of Excluded Shares, Founder Shares and their respective affiliates) in the merger. We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to the engagement letter, the Company will pay Houlihan Lokey US$350,000 for its services, one-third of which became payable upon the execution of Houlihan Lokey’s engagement letter, one-third of which became payable upon the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein, and the balance of which becomes payable upon and is contingent on the successful completion of the transaction. The Company has also agreed to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company or other participants in the merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of the Company’s and Houlihan Lokey’s respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, other participants in the merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, other participants in the merger or certain of their respective affiliates, and may do so in the future; however, there are no such participating funds or co-investors with respect to the merger and there have not been any material relationships between any such parties in the past two years. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Effect of the Merger on the Company

Private Ownership

ADSs of the Company are currently listed on NASDAQ under the symbol “NKBP.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company beneficially owned by Mr. Xue and Ms. Zhu. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs under the Exchange Act will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including SOX, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United Sates federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

Upon completion of the merger, each outstanding Share and ADS, except for the Founder Shares, the Dissenting Shares (please see “Dissenters’ Rights” beginning on page 69) and Shares held by any direct or indirect wholly owned subsidiary of the Company, will be converted into the right to receive $0.725 per Share and $5.80 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), respectively, in cash, without interest and net of any applicable withholding taxes. At the effective time of the merger, each outstanding ordinary share of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the surviving company. As a result, current shareholders of the Company, other than Mr. Xue and any person controlled by him, will no longer have any equity interest in, or be shareholders of, the Company upon completion of the merger. As a result, our shareholders, other than Mr. Xue and any person controlled by him, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders, other than Mr. Xue and any person controlled by him, will not be exposed to the risk of loss in relation to their investment in the Company.

At the effective time of the merger, each restricted share issued pursuant to the Company Incentive Plans shall be fully vested and be cancelled and converted into the right to receive $0.725 in cash.

Directors and Management of the Surviving Company

If the merger is completed, the current memorandum of association and articles of association of the Company will be replaced in its entirety by the memorandum of association and articles of association of Merger Sub, as in effect prior to the completion of the merger (except that (i) all references to the name “Kingbird Mergerco. Inc.” in the memorandum of association and the articles of association of the surviving company shall be amended to refer to the name of the surviving company as “China Nuokang Bio-Pharmaceutical Inc.”, and (ii) all references to the share capital shall be described consistent with the Cayman Plan of Merger). In addition, the directors of Merger Sub immediately prior to the completion of the merger (identified below in Annex E—“Directors and Executive Officers of each Filing Person”) will become the directors of the surviving company and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the surviving company.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•	the receipt by such shareholders and ADS holders of $0.725 per Share and $5.80 per ADS in cash, representing a premium of 64.8% over the Company’s 30 trading day average price as quoted by NASDAQ on May 8, 2012, the last trading day prior to the Company’s announcement on May 9, 2012 that it had received a “going private” proposal; and

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger.

The primary detriments of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•	such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences”) of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares.

The primary benefits of the merger to the Company’s directors and executive officers (other than Mr. Xue) include, without limitation, the following:

•	the receipt by such directors and executive officers of $0.725 per Share (including any restricted shares beneficially owned by such director or executive officer);

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•	the compensation of members of the independent committee in exchange for their services in such capacity of an aggregate of $30,000 (and, in the case of the chairman of the independent committee, an aggregate of $60,000); and

•	the continuation of service of certain executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The primary detriments of the merger to the Company’s directors and executive officers (other than Mr. Xue) include, without limitation, the following:

•	such directors and executive officers will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares (including restricted shares), if any; and

•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the merger to the Buyer Group include the following:

•	if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Buyer Group;

•

the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

•	the reduction of costs and administrative burdens associated with operating the Company as a publicly traded company;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations; and

•	the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts.

The primary detriments of the merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer Group;

•	the business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group;

•	an equity investment in the surviving company by the Buyer Group following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving company’s equity securities.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for Mr. Xue and Ms. Zhu and our other directors and executive officers before and after the merger, based on the historical net book value and net earnings of the Company as of December 31, 2011. The indirect interest in the Company’s net book value and net earnings for Mr. Xue and Ms. Zhu after the merger also reflects a shareholding adjustment among the members of the Buyer Group after the merger contemplated by the Buyer Group.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$’000%		$’000%		$’000%		$’000%
Baizhong Xue	59,784	61.2	(1,362)	61.2	97,686	100	(2,226)	100
Yuhuan Zhu	59,784	61.2	(1,362)	61.2	97,686	100	(2,226)	100
Qiang Liu	60.7	0.06	(1.4)	0.06	—	—	—	—
Neil Nanpeng Shen	12,718	13.0	(290)	13.0	—	—	—	—
Sean Shao	25.3	0.03	(0.6)	0.03	—	—	—	—
David Xiaoying Gao	15.2	0.02	(0.3)	0.02	—	—	—	—
Mingde Yu	15.2	0.02	(0.3)	0.02	—	—	—	—
Huining Cao	15.2	0.02	(0.3)	0.02	—	—	—	—
Yan Xue	38.0	0.04	(0.9)	0.04	—	—	—	—
Hongying Wang	132.8	0.14	(3.0)	0.14	—	—	—	—
Shizheng Duan	64.5	0.07	(1.5)	0.07	—	—	—	—

Plans for the Company after the Merger

Following the completion of the merger, it is anticipated that the Company will continue its current operations, except that it will cease to be an independent public company and will instead be a wholly-owned subsidiary of Anglo China, Britain Ukan and Parent. The Company will no longer be subject to the Exchange Act or NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Under the terms of the framework agreement and the facility agreement, concurrent with the completion of the merger, the Company and China Grand HK will enter into a share charge, pursuant to which the Company will charge 100% of the equity interests of Surplus International Investment Limited (“Surplus International”) that it holds in favor of China Grand HK (the “Share Charge”), and Surplus International and China Grand HK will enter into a charge over account, pursuant to which Surplus International will charge a bank account that it holds in favor of China Grand HK (the “Account Charge”). The Share Charge and the Account Charge secure the obligations of Merger Sub, Surplus International, Mr. Xue and Ms. Zhu under the facility agreement, including the Company’s undertakings under the facility agreement to, after the completion of the merger, consummate the transfer of the Onshore Equity Interests (as defined below) to China Grand PRC subject to and in accordance with the Onshore Share Purchase Agreements (as defined below) or, if applicable, the transfer of 55% of the equity interests of Surplus International (as described below) to China Grand HK subject to and in accordance with the Offshore Share Purchase Agreement (as defined below).

Under the terms of the framework agreement and the facility agreement, concurrent with the completion of the merger, Surplus International, the wholly-owned Hong Kong subsidiary of the Company, will enter into a series of share purchase agreements (the “Onshore Share Purchase Agreements”) with China Grand PRC. As contemplated by the framework agreement, the Onshore Share Purchase Agreements will provide, among others, that following the completion of the merger, (i) Liaoning Nuokang Bio-Pharmaceutical Co., Ltd. (“Liaoning Nuokang”), Shenyang Shouzheng Biotechnology Co., Ltd. (“Shenyang Shouzheng”) and Penglai Nuokang Pharmaceutical Co., Ltd. (“Penglai Nuokang”, and together with Liaoning Nuokang and Shenyang Shouzheng, the “Onshore Subsidiaries”), the wholly-owned subsidiaries of Surplus International, may distribute up to an aggregate of RMB200 million in their undistributed profits as of December 31, 2012 to Surplus International, and (ii) certain non-performing assets held by the Onshore Subsidiaries may be divested pursuant to terms to be determined by further discussion between Mr. Xue and Ms. Zhu, on the one hand, and China Grand PRC on the other hand. Additionally, the Onshore Share Purchase Agreements will provide that, after the completion of the merger and the aforementioned profit distribution and potential asset divestment, China Grand PRC will purchase from Surplus International 55% of the equity interest in each of the Onshore Subsidiaries (such equity interests in the Onshore Subsidiaries after the abovementioned profit distribution and potential asset divestment, collectively, the “Onshore Equity Interests”) held by Surplus International, subject to the terms and conditions thereof, at a purchase price of $44,240,000, which is based on the same valuation of the Company and its subsidiaries in respect of the merger as contemplated under the merger agreement. The transfer of the Onshore Equity Interests will be subject to certain terms and conditions, including the approval of the transfer of the Onshore Equity Interests by PRC Ministry of Commerce and/or its applicable local counterparts. Under the terms of the framework agreement, Mr. Xue and Ms. Zhu will facilitate the filing of the Onshore Share Purchase Agreements and other related transaction documents with the PRC Ministry of Commerce and/or its applicable local counterparts for their approval of the transfer of the Onshore Equity Interests.

If the transfer of the Onshore Equity Interests is approved in its entirety by the relevant governmental authorities within 150 days after the execution of the Onshore Share Purchase Agreements, China Grand PRC will pay to Surplus International the purchase price of $44,240,000 for the Onshore Equity Interests, which will be deposited into the bank account charged under the Account Charge and will be used to repay in full the loan made under the term loan facility provided by China Grand HK to Merger Sub.

If the transfer of the Onshore Equity Interests is not approved in its entirety within 150 days after the execution of the Onshore Share Purchase Agreements, China Grand PRC will terminate all of the transfers of the Onshore Equity Interests and the Company will transfer 55% of the equity interest in Surplus International to China Grand HK pursuant to the terms of a certain offshore share purchase agreement (the “Offshore Share Purchase Agreement”) to be entered into by and among the Company, China Grand HK, Surplus International, Mr. Xue and Ms. Zhu in a form agreed by the parties thereto at the completion of the merger. Upon the completion of such transfer, the outstanding balance of the term loan facility provided by China Grand HK to Merger Sub will be deemed to be offset and repaid.

For additional details regarding the facility agreement, the framework agreement and other related documents, please see “Special Factors—Financing” beginning on page 45 of this proxy statement.

Anglo China, Britain Ukan and Parent have advised the Company that, except for the transactions contemplated by the merger agreement and the aforementioned transactions, they do not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business.

Effects on the Company if the Merger is not Completed

If the merger agreement is not approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger nor will the holders of any restricted shares receive payment pursuant to the merger agreement. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company and its affiliates (other than Parent, Merger Sub and the Mr. Xue) a termination fee, in each case, as described under the caption “The Merger Agreement—Termination Fees” beginning on page 66.

If the merger is not completed, from time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Company and Parent estimate that the total amount of funds necessary to consummate the merger and related transactions, including the payment of related fees and expenses, will be approximately $47.9 million, assuming no exercise of dissenter rights by shareholders of the Company. Parent expects that this amount will be funded by: (i) a term loan facility of $44.2 million pursuant to the facility agreement among Merger Sub, China Grand HK, Mr. Xue and Ms. Zhu and (ii) cash of the Company of $4.5 million. There are no alternative financing arrangements or plans in place to acquire the funds necessary for the merger and the related transactions.

Pursuant to the facility agreement, China Grand HK will provide Merger Sub with an interest-free term loan facility of $44,240,000 for financing of the merger and related transactions. The borrower under the term loan facility will be Merger Sub, and upon consummation of the merger, the rights and obligations under the facilities will be assumed by the Company.

The facility may only be utilized once concurrent with the closing of the merger, and only upon the fulfillment of certain conditions precedent as stipulated in the facility agreement, including, among others, (i) the execution of the Onshore Share Purchase Agreements, the Share Charge, the Account Charge and the Offshore Share Purchase Agreement, (ii) there being no major events of default as set out by the facility agreement, including the failure of Merger Sub to provide information required by China Grand HK in line with the terms of the facility agreement and the failure by Surplus International to open the account to be charged under the Account Charge and any incorrect or misleading statements in any material respect made by or deemed to be made by Merger Sub, Mr. Xue and Ms. Zhu in connection with the financing; (iii) all the major representations with respect to Merger Sub under the facility agreement are true and accurate in all material respects; (iv) all of the conditions precedent to the closing of the merger having been satisfied or waived in accordance with the merger agreement. Please see “The Merger Agreement—Conditions to the Merger” beginning on page 64 for additional information, and (v) delivery by Merger Sub to China Grand HK of a utilization request specifying the drawdown amount and the receiving account.

The loan made under the facility will be due ninety days after it is made, but may be extended an additional sixty days depending on the governmental approval status of the Onshore Share Purchase Agreements.

Under the terms of the framework agreement and the facility agreement, concurrent with the completion of the merger, Surplus International will enter into the Onshore Share Purchase Agreements to transfer the Onshore Equity Interests held by Surplus International to China Grand PRC. Under the terms of the facility agreement, Merger Sub will facilitate the filing of the Onshore Share Purchase Agreements and other related transaction documents with the PRC Ministry of Commerce and/or its applicable local counterparts for their approval of the transfer of the Onshore Equity Interests.

If the transfer of the Onshore Equity Interests is approved in its entirety by the relevant governmental authorities within 150 days after the execution of the Onshore Share Purchase Agreements, China Grand PRC will pay to Surplus International a purchase price of $44,240,000 for the Onshore Equity Interests, which will be used by the Company to repay in full the loan made under the facility agreement.

If the transfer of the Onshore Equity Interests is not approved in its entirety within 150 days after the execution of the Onshore Share Purchase Agreements, China Grand PRC will terminate all of the transfers of the Onshore Equity Interests and the Company will transfer 55% of the equity interest in Surplus International to China Grand HK pursuant to the terms of the Offshore Share Purchase Agreement. Upon the completion of such transfer, the outstanding balance of the term loan facility provided by China Grand HK to Merger Sub will be deemed to be offset and repaid.

Under the terms of the facility agreement, so long as any principal amount of the loan is outstanding or the transfer of the Onshore Equity Interests or 55% of the equity interests of Surplus International, as applicable, has not been completed, Merger Sub shall provide China Grand HK with financial and other information regarding Merger Sub and its subsidiaries requested by China Grand HK in accordance with the terms of the facility agreement. Merger Sub, Mr. Xue, Ms. Zhu and, upon the completion of the merger, Surplus International have also undertaken to (i) obtain and maintain all governmental approvals and filings required to consummate the merger and the related transactions, (ii) open the account to be charged under the Account Charge, (iii) not declare, make or pay any dividend other than the RMB200 million distribution of profit contemplated by the framework agreement, (iv) after the completion of the merger, initiate the transfer of the Onshore Equity Interests and consummate such transfer subject to and in accordance with the Onshore Share Purchase Agreements, or if applicable, the transfer of 55% of the equity interests of Surplus International subject to and in accordance with the Offshore Share Purchase Agreement, and (v) other customary undertakings.

        Under the terms of the facility agreement, the following occurrences, among others, constitute events of default: (i) the failure of Merger Sub, Mr. Xue, Ms. Zhu or, upon the completion of the merger, Surplus International to pay any amounts due under facility agreement, the Share Charge, the Account Charge or other ancillary documents related to the financing, (ii) the failure of Merger Sub , Mr. Xue, Ms. Zhu or, upon the completion of the merger, Surplus International to comply with any other provisions of the facility agreement, the Share Charge, the Account Charge or other ancillary documents related to the financing, (iii) any incorrect or misleading statements in any material respect made by or deemed to be made by Merger Sub, Mr. Xue, Ms. Zhu and, upon the completion of the merger, Surplus International in connection with the financing documents and (iv) the occurrence of a material adverse effect as defined in the facility agreement. If an event of default has occurred after the date of utilization, China Grand HK may immediately declare all outstanding amounts under the facility agreement to be due and payable and, after such acceleration of outstanding amounts with notice to Merger Sub, exercise its rights under the Share Charge and Account Charge. Merger Sub will indemnify China Grand HK for any losses arising from an event of default. Additionally, upon the occurrence of certain events of default which have not been cured or waived by China Grand HK within ten business days of such occurrence, interest will accrue at three percent per year on the principal amount of the loan from the date of utilization to the date of actual full repayment of the loan.

The obligations of Merger Sub under the facility agreement are guaranteed by Mr. Xue, Ms. Zhu and, upon the completion of the merger, Surplus International. Under the terms of the framework agreement and the facility agreement, concurrent with the completion of the merger, the Company and China Grand HK will enter into the Share Charge and the Account Charge. The Share Charge and the Account Charge secure the obligations of Merger Sub, Mr. Xue, Ms. Zhu and as well as, upon the completion of the merger, Surplus International under the facility agreement.

For additional details regarding the facility agreement, the framework agreement and other related documents, please see “Special Factors—Plans for the Company after the Merger” beginning on page 43 of this proxy statement.

Limited Guarantee

Concurrently with the execution of the merger agreement, Anglo China entered into a limited guarantee in favor of the Company, pursuant to which it agreed to guarantee the obligations of Parent under the merger agreement to pay, a reverse termination fee to the Company if the merger agreement is terminated under certain circumstances.

The limited guarantee will terminate as of the earliest of (a) the closing of the merger, (b) the termination of the merger agreement in circumstances where Parent is not obligated to pay the reverse termination fee and (c) the date falling 120 days after the termination of the merger agreement in circumstances the reverse termination fee is due and owing by Parent (unless, in the case of (c) above, the Company has made a claim under the limited guarantee prior to such date, in which case the relevant date shall be the date that such claim is finally satisfied or otherwise resolved by agreement or by binding arbitration pursuant to the terms of such limited guarantee).

Liability Cap and Limitation on Remedies

Our right to seek specific performance under the merger agreement is limited to seeking an injunction, specific performance or equitable relief to cause Parent and Merger Sub to consummate the merger only in the event all closing conditions and conditions to the obligation of Parent and Merger Sub to complete the merger have been satisfied or waived, the financing has been funded or will be funded and the Company has confirmed in writing that it is prepared to complete the merger. Otherwise, our right to receive payment of a reverse termination fee of $3,000,000 from Parent (or Anglo China pursuant to the limited guarantee), is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof against the Company, this being in addition to all other remedies to which they are entitled at law or in equity. Subject to such equitable remedies Parent or Merger Sub may be entitled to, Parent’s right to receive payment of a termination fee of $1,000,000 from us, is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise. While Parent and Merger Sub may pursue both a grant of specific performance and monetary damages, they shall not be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and monetary damages.

The maximum aggregate liability of Parent and Merger Sub for monetary damages in connection with the merger agreement is limited to the reverse termination fee. The maximum aggregate liability of the Company for monetary damages in connection with the merger agreement is limited to the termination fee.

Interests of Certain Persons in the Merger

In considering the recommendation of the independent committee and our board of directors with respect to the merger, you should be aware that Mr. Xue has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and independent committee were aware of such interests and considered them, among other matters, in reaching their decisions to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the merger.

Interests of Continuing Shareholders

As a result of the merger, Parent, Anglo China and Britain Ukan will own approximately 38.8%, 55.3% and 5.9%, respectively, of the equity interest in the Company immediately following the completion of the merger. Because of the equity interest in the Company held by Parent, Anglo China and Britain Ukan, they will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent, Anglo China and Britain Ukan will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent, Anglo China and Britain Ukan’s investments in the Company will be illiquid, with no public trading market for the Company’s shares and no certainty that an opportunity to sell its shares in the Company at an attractive price, or that dividends paid by the Company will be sufficient to recover their investments.

The merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Treatment of Existing Restricted Shares, Including Those Held by Officers and Directors

At the effective time of the merger, each restricted share issued pursuant to the Company’s 2007 Share Incentive Plan and the Company’s 2008 Share Incentive Plan that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, shall become fully vested immediately prior to the effective time of the merger, and each such restricted share shall be treated as a Share for all purposes under the merger agreement and shall be cancelled in exchange for the right to receive $0.725 in cash, without interest and net of any applicable withholding taxes.

The table below sets forth, as of September 27, 2012, for each of our directors and senior executives:

•	The number of restricted shares held by such persons; and

•	The cash payment that may be made in respect of such restricted shares upon completion of the merger.

Directors and Senior Executives	No. of Restricted Shares	Resulting Consideration in the Form of Cash
Qiang Liu	96,000	$69,600
Mingde Yu	24,000	$17,400
Sean Shao	40,000	$29,000
Huining Cao	24,000	$17,400
David Xiaoying Gao	24,000	$17,400
Hongying Wang	210,000	$152,250
Yan Xue	60,000	$43,500
Shizheng Duan	102,000	$73,950

Indemnification and Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•

From and after the effective time, the surviving corporation shall indemnify and hold harmless, to the fullest extent required by the Company’s memorandum and articles of association, and as required pursuant to any indemnity agreements of the Company or any subsidiaries in effect on the date thereof, each present and former director and officer of the Company and such subsidiary against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to such person’s service as a director or officer of the Company or any Company Subsidiary or services performed by such person at the request of the Company or any subsidiary, including (i) any and all matters pending, existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, (ii) any claim arising from the transactions contemplated therein, (iii) the approval of the merger agreement, the merger or the other transactions or arising out of or pertaining to the transactions; and (iv) actions to enforce this provision or any other indemnification or advancement right of any indemnified party.

•

The memorandum and articles of association of the Company will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company, except to the extent prohibited by the Cayman Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time of the merger in any manner that would adversely affect the rights of the indemnified parties, unless such modification is required by law.

•

The surviving company will maintain the Company’s directors and officers liability insurance for a period of six (6) years after the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving company should not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance.

The Independent Committee

On May 14, 2012, our board of directors established an independent committee of directors to consider the proposal from Mr. Xue and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The independent committee is composed of independent directors—Mr. Sean Shao, Mr. David Xiaoying Gao and Mr. Mingde Yu. Other than their receipt of board and independent committee compensation (which are not contingent upon the completion of the merger or the independent committee’s or our board of directors’ recommendation of the merger), their right to receive the per Share merger consideration with respect to any restricted shares owned at the effective time of the merger, and their indemnification and liability insurance rights under the merger agreement, none of the members of the independent committee has a financial interest in the merger or any of transactions contemplated thereby and none of them is related to any of the Buyer Group. Our board of directors did not place any limitations on the authority of the independent committee regarding its investigation and evaluation of the merger.

The Company has compensated the members of the independent committee in exchange for their service in such capacity in an aggregate amount of $30,000 per member (and, in the case of the chairman of the independent committee, an aggregate of $60,000), the payment of which is not contingent upon the completion of the merger or the independent committee’s or the board’s recommendation of the merger.

Position with the Surviving Company

After the completion of the merger, Mr. Xue expects to continue to serve as chairman of the board of directors of the surviving Company. It is anticipated that the executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. Except for the arrangements in connection with the merger discussed elsewhere in this proxy statement, the Company and its affiliates did not enter into any transaction during the past two years with an aggregate value exceeding 1% of our consolidated revenues with any member of the Buyer Group, nor did the Company or any member of the Buyer Group enter into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any executive officer, director or affiliate of the Company that is a natural person, other than salary compensation paid to our directors and executive officers in connection with their employment with the Company. As such, we had no significant related party transactions for the years ended December 31, 2010 and 2011. For more information, please see “Item 7. Major Shareholders and Related Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 77 for a description of how to obtain a copy of our Annual Report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Legal fees and expenses	$1,500,000
Financial advisory fees and expenses	$1,500,000
Accounting expenses	$200,000
Independent committee fees	$120,000
Printing, proxy solicitation and mailing costs	$20,000
Filing fees	$9,000
Miscellaneous (including directors’ and officers’ insurance costs, and costs associated with the establishment of Parent and Merger Sub)	$1,100,000
Total	$4,449,000

These expenses will not reduce the merger consideration to be received by the Company’s shareholders or ADS holders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement shall pay such costs and expenses.

Voting by the Continuing Shareholders at the Extraordinary General Meeting

Pursuant to the merger agreement, Anglo China and Britain Ukan, companies controlled by Mr. Xue, have agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger). Mr. Xue beneficially owns approximately 61.2% of the total outstanding Shares.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in a manner similar to a pooling-of-interests, in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Cayman Plan of Merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Cayman Plan of Merger.

Appraisal Right

Please see “Dissenters’ Rights—Requirements for Exercising Dissenters’ Rights” beginning on page 69.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders (defined below) of Shares or ADSs upon the exchange of Shares or ADSs for cash pursuant to the merger. This discussion does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of Shares or ADSs in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this discussion is not a complete description of all the tax consequences of the merger and, in particular, does not address U.S. federal income tax considerations for holders of Shares or ADSs received in connection with the exercise of employee stock options or otherwise as compensation, holders that validly exercise their rights under the law to object to the merger, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks and other financial institutions, tax-exempt entities, broker-dealers, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or holders that hold Shares or

ADSs as part of a hedge, straddle, integration, constructive sale or conversion transaction, holders that actually or constructively own 10% or more of our voting stock, or holders that are related under certain attribution rules to Parent). In addition, this discussion does not discuss any consequences to holders of Shares or ADSs that will directly or indirectly hold an ownership interest in Parent or the Company after the merger, to holders of options or warrants to purchase Shares or ADSs, any aspect of state, local or foreign tax law that may be applicable to any holder of Shares or ADSs, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This discussion assumes that holders own Shares and ADSs as capital assets.

As used herein, a “U.S. Holder” is any beneficial owner of Shares or ADSs that is (a) a citizen or individual resident of the United States for U.S. federal income tax purposes; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust which (i) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares or ADSs, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of partnership. Any partner of a partnership holding Shares or ADSs is urged to consult its tax advisor.

We urge holders of Shares and ADSs to consult their tax advisors with respect to the specific tax consequences to them in connection with the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

Consequences of Participation in the Merger

The receipt of cash as consideration in the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares or ADSs for cash will generally recognize gain or loss in an amount equal to the difference between (a) the amount of cash received and (b) such U.S. Holder’s adjusted tax basis in the Shares or ADSs exchanged therefor. Subject to the discussion under the caption “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares or ADSs exchanged is greater than one year at the effective time of the merger.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares or ADSs at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares or ADSs.

Any gain or loss recognized by U.S. Holders will generally be treated as United States source gain or loss. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law, gains from the disposition of the shares may be subject to tax in the PRC. In that event, a U.S. Holder may be eligible for the benefits of the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, referred to as the “Treaty”). In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income for foreign tax credit purposes. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of Shares or ADSs, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

A non-United States corporation, such as the Company, will be treated as a “passive foreign investment company” (a “PFIC”), for United States federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income (the “Income Test”) or (ii) 50% or more of the quarterly average of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and a company’s unbooked intangibles associated with active business activities may generally be categorized as active assets. In estimating the value of its unbooked intangibles, the Company has taken into account its market capitalization. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. A non-United States corporation will be treated as owning a proportionate share of the assets and income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.

Based upon an analysis of our income and assets, we presently do not believe that we should be classified as a PFIC for our taxable year ended December 31, 2011 and we do not anticipate becoming a PFIC for the current taxable year. Because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares or ADSs and the U.S. Holder has not made a valid “deemed sale” election, mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of Shares or ADSs generally would be allocated ratably over such U.S. Holder’s holding period for the Shares or ADSs. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. If a U.S. Holder has made a valid mark-to-market election with respect to its Shares or ADSs, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares or ADSs, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of the Shares or ADSs, reporting gains realized with respect to the Company. The PFIC rules are complex, and each U.S. Holder is urged to consult its tax advisor regarding the applicable consequences of the merger to it if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares or ADSs.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless he provides his taxpayer identification number in the manner required, certifies that he is not subject to backup withholding, or otherwise complies with the applicable requirements of the backup withholding rules. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders are urged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Company

No gain or loss is expected to be recognized by the Company.

Material PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises”, and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” (i) does not have an establishment or place of business in the PRC or (ii) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such shares that are not PRC residents. In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”, Guo Shui Han [2009] No. 698), issued by the State Administration of Taxation, which became effective as of January 1, 2008, if any non-resident enterprise transfers equity of a PRC resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer; provided, however, that any purchase or sale of equity through the open market will not be subject to such taxation. Where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (a) an actual rate of tax of less than 12.5%; or (b) a tax exemption for the income arising out of the disposition, the non-resident enterprise shall be required to file with the relevant taxation authorities certain information about the transfer. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, or otherwise under applicable PRC law, deem such offshore holding company to be a vehicle incorporated for the purpose of tax evasion, they have the power to re-classify the offshore share transfer transaction, deny the existence of the offshore holding company and impose a 10% income tax on the gain from such offshore share transfer after an examination by the State Administration of Taxation. Although there has not been a definitive determination on whether a purchase or sale of a public company’s shares would be subject to Circular 698, the Company does not believe that the gain recognized on the receipt of cash for its Shares pursuant to the merger by its shareholders who are not PRC residents should be subject to Circular 698. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for its Shares should otherwise be subject to PRC tax, then any gain recognized on the receipt of cash for its Shares pursuant to the merger by its shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the Cayman Plan of Merger.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for our ADSs on the NASDAQ under the symbol “NKBP,” for each quarter during the past two years:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2010
First quarter	9.24	6.20
Second quarter	6.85	4.50
Third quarter	6.49	4.40
Fourth quarter	5.00	3.25
2011
First quarter	4.74	3.52
Second quarter	4.65	3.80
Third quarter	5.88	3.88
Fourth quarter	4.85	2.30
2012
First quarter	3.23	2.25
Second quarter	5.05	3.16
Third quarter	5.40	4.51
Fourth quarter (through December 14, 2012)	5.69	4.55

The closing price of the ADSs on NASDAQ on May 8, 2012, the last trading date immediately prior to the Company’s announcement on May 9, 2012 that it had received a “going private” proposal, was $3.70 per ADS. The merger consideration of $0.725 per Share or $5.80 per ADS to be paid in the merger represents a premium of approximately 56.8% to that closing price. On December 14, 2012, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our ADSs were $9.24 and $2.30, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

We have never declared or paid any dividends on our ADSs. We do not expect to declare or pay any dividends prior to the merger, and under the terms of the merger agreement, are prohibited from doing so without Parent’s prior written approval. We do not anticipate paying cash dividends in the foreseeable future.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our wholly-owned PRC subsidiaries, Liaoning Nuokang Bio-Pharmaceutical Co., Ltd., or Liaoning Nuokang, Shenyang Shouzheng Bio-technology Co., Ltd., or Shenyang Shouzheng, and Penglai Nuokang Pharmaceutical Co., Ltd., or Penglai Nuokang, to fund the payment of dividends, if any, to our shareholders. The principal laws, rules and regulations governing dividends paid by PRC operating entities include the Company Law of the PRC (1993), as amended in 2005, the Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, the Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001, and the EIT Law.

Under these laws and regulations, PRC entities, including wholly owned foreign enterprises and domestic companies in China, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their statutory capital reserve fund until the cumulative amount of such reserve reaches 50% of their respective registered capital. These reserves are not distributable as cash dividends. According to the framework agreement, after the completion of the merger, the Onshore Subsidiaries will be entitled to distribute up to an aggregate of RMB200 million in their undistributed profits as of December 31, 2012 to Surplus International. See “Special Factors—Plans for the Company after the Merger” beginning on page 43 of this proxy statement.

We may be considered to be a “resident enterprise” under the EIT Law and could be subject to the uniform 25% enterprise income tax rate for our global income, including dividends, provided that dividends paid between “qualified resident enterprises” may be exempt from enterprise income tax. Please see “Item. 10 Additional Information—E. Taxation—Material PRC Income Tax Considerations” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011, which is incorporated herein by reference. If we are considered to be a “non-resident enterprise” under the EIT Law, we may be subject to the enterprise income tax rate of 25% or 10% on our income sourced from China. Please see “Item. 10 Additional Information—E. Taxation—Material PRC Income Tax Considerations” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011, which is incorporated herein by reference. As a result, the amount available for distribution to our shareholders would be reduced.

Subject to the approval of our shareholders, our board of directors has complete discretion over distribution of dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on January 15, 2013, at 9:30 a.m. (Beijing time) at 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as a special resolution:

THAT the agreement and plan of merger dated as of September 27, 2012 among Parent, Merger Sub and the Company (the “merger agreement”) and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Exhibit A to the merger agreement (the “Cayman Plan of Merger”) (such merger (such merger agreement and Cayman Plan of Merger being in the forms attached as Annex A to this proxy statement, which will be produced and made available for inspection at the extraordinary general meeting) and the transactions contemplated thereby (including the merger) be and are hereby authorized and approved by the Company; and

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

If the merger is completed, each outstanding Share and ADSs, other than the Founder Shares, the Dissenting Shares and Shares owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, shall be cancelled and cease to exist in exchange for the right to receive the per Share merger consideration of $0.725 and the per ADS merger consideration of $5.80 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement and the Cayman Plan of Merger. The Founder Shares will survive the merger and will receive no consideration in the merger, and Shares owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the effective time of the merger, will be cancelled, cease to exist and receive no consideration. The Dissenting Shares will be cancelled and cease to exist, and the holders thereof will be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Companies Law. At the effective time, each outstanding ordinary share, par value $0.0005 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.0005 per share, of the surviving company.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the independent committee of our board of directors:

•

determined that the merger, on the terms and subject to the conditions set forth in the merger agreement and the Cayman Plan of Merger, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders, and declared it advisable to enter into the merger agreement and the Cayman Plan of Merger;

•	approved the merger agreement and the Cayman Plan of Merger and the transactions contemplated thereby (including the merger); and

•	recommends that the Company’s shareholders vote FOR the authorization and approval of the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger).

Record Date; Shares Entitled to Vote

You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on January 5, 2013, or if you are a holder of ADSs at the close of business in New York City on December 17, 2012, the Share record date and the ADS record date for voting at the extraordinary general meeting, respectively. If you own ADSs on the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 12:00 p.m. (New York City time) on January 11, 2013 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on January 2, 2013 and becoming a holder of Shares prior to the close of business in the Cayman Islands on January 5, 2013, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be 153,681,734 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is January 13, 2013 at 9:30 a.m. (Beijing time). Please see “Procedures for Voting” below for additional information.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of shareholders holding a majority of the issued and outstanding Shares that are entitled to vote on the Share record date. We expect, as of the Share record date, there will be 153,681,734 Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the adoption of the merger agreement.

Vote Required

Under the Cayman Companies Law and the merger agreement, we cannot complete the merger unless the merger agreement and the Cayman Plan of Merger are approved and authorized by an affirmative vote of shareholders holding at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. As of the date of this proxy statement, our directors beneficially owned, in the aggregate, 114,822,926 Shares, or, collectively, approximately 74.4% of the total outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 74 for additional information. Mr. Xue beneficially owns 94,508,704 Shares, which represents approximately 61.2% of the total outstanding Shares, and pursuant to the terms of the merger agreement, these shares will be voted in favor of the authorization and approval of the merger agreement, the Cayman Plan of Merger and the merger at the extraordinary general meeting of the Company. Our board of directors unanimously recommends that you vote for the authorization and approval of the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger).

Procedures for Voting

Shares

Holders of record of our Shares may vote their Shares by attending the extraordinary general meeting and voting their Shares in person, or by completing the enclosed proxy card in accordance with the instructions set forth on the proxy card. The deadline to lodge your proxy card is January 13, 2013 at 9:30 a.m. (Beijing time).

Shareholders who hold their Shares in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the extraordinary general meeting.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact the Company’s Vice President of Investor Relations, Mr. Steven Duan, by phone at +86-24-2469-6033 or by email at dsz@nkbp.com.

ADSs

If you own ADSs as of the close of business in New York City on December 17, 2012, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 12:00 p.m. (New York City time) on January 11, 2013. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and you certify that you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled by the close of business in New York City on January 2, 2013 and become a holder of Shares by the close of business in the Cayman Islands on January 5, 2013, the Share record date. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder held the ADSs as of the applicable ADS record date for the extraordinary general meeting, and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank N.A. - Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). In order to be a shareholder by January 5, 2013, you need to provide your ADSs and all applicable documentation and payments to the ADS depositary by the close of business in New York City on January 2, 2013. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger), and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.

Brokers or other nominees who hold our Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Broker non-votes will be counted toward a quorum but will not be treated as voted at the extraordinary general meeting.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•

first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary meeting commences. Any written notice revoking a proxy should be sent to No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China;

•

second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•

third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 12:00 p.m. (New York City time) on January 11, 2013. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; or

•	second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the completion of the merger will have the right to dissent from the merger and to seek payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights, which is attached as Annex D to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND TO SEEK PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON JANUARY 2, 2013, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON JANUARY 5, 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

THE MERGER AGREEMENT

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the third business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute the Cayman Plan of Merger and file the Cayman Plan of Merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective upon such filing or at such later time thereafter as may be agreed in writing by Parent, Merger Sub and the Company.

We expect that the merger will be completed during the first calendar quarter of 2013, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

Upon completion of the merger, the memorandum and articles of association of Merger Sub, as in effect at the effective time, will be the memorandum and articles of association of the surviving company (except that (i) all references to the name “Kingbird Mergerco. Inc.” in the memorandum of association and the articles of association of the surviving company shall be amended to refer to the name of the surviving company as “China Nuokang Bio-Pharmaceutical Inc.”, and (ii) all references to the share capital shall be described consistent with the Cayman Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Companies Law and such memorandum and articles of association). The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will remain the officers of the surviving company.

Merger Consideration

Each outstanding Share other than the Founder Shares, the Dissenting Shares and Shares owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company will be cancelled and cease to exist in exchange for the right to receive $0.725 in cash, without interest and net of any applicable withholding taxes. Each issued and outstanding ADS, other than the Founder Shares, will represent the right to receive $5.80 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes.

Each Founder Share will remain outstanding and survive the merger, and no consideration will be paid or payable in exchange therefor.

Each Dissenting Share will be cancelled and cease to exist, and the holders thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Companies Law.

Each Share owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the effective time of the merger, will be cancelled, cease to exist and receive no consideration.

At the effective time, each outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.0005 per share, of the surviving company.

Treatment of Restricted Shares

At the effective time, each restricted share issued pursuant to the Company’s 2007 Share Incentive Plan and the Company’s 2008 Share Incentive Plan that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, shall become fully vested immediately prior to the effective time of the merger, and each such restricted share shall be treated as a Share for all purposes under the merger agreement and shall be cancelled in exchange for the right to receive $0.725 in cash, without interest and net of any applicable withholding taxes.

Exchange Procedures

Prior to the effective time of the merger, Parent will deposit with the paying agent, a cash amount sufficient for the paying agent to make payments under the merger agreement. Promptly after the effective time (and in any event within three business days after the effective time), the paying agent will mail or deliver to each registered holder of Shares (other than holders of the Founder Shares or the Dissenting Shares) (a) a form of letter of transmittal for purposes of specifying how the delivery of the merger consideration to registered holders of the Shares is to be effected and (b) instructions for effecting the surrender of any share certificates in exchange for the applicable merger consideration. If you have lost a share certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per Share merger consideration, you will have to make an affidavit of loss, theft or destruction, and if required by Parent or the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving company with respect to such certificate. Upon the surrender of any share certificates (or an affidavit and indemnity of loss in lieu of share certificates) together with a duly completed letter of transmittal, if applicable, each registered holder of Shares (other than holders of the Founder Shares or the Dissenting Shares) represented by such share certificates and each registered holder of Shares (other than holders of the Founders Shares or the Dissenting Shares) which are not represented by share certificates will receive a check in an amount equal to (a) the number of Shares held multiplied by (b) the per Share merger consideration, without interest and net of any applicable withholding taxes. Meanwhile, promptly after the effective time of the merger, the paying agent will transmit to the ADS depositary a cash amount equal to (a) the number of ADSs issued and outstanding multiplied by (b) the per ADS merger consideration. The ADS depositary will distribute the merger consideration for the ADSs (less any applicable fees, charges and expenses of the ADS depositary payable by ADS holders pursuant to the terms of the Deposit Agreement) to ADS holders pro rata to their holdings of ADSs, without interest and net of any applicable withholding taxes, upon surrender by them of the ADSs.

At the effective time, the register of members of the Company will be closed and thereafter there will be no further registration of transfers on the register of members of the surviving company of Shares that were outstanding immediately prior to the effective time. From and after the effective time, the holders of share certificates or Shares not represented by share certificates will cease to have any rights with respect to such Shares except as otherwise provided in the merger agreement or by applicable law.

Any portion of the merger consideration deposited with the paying agent which remains undistributed to the shareholders of the Company for six (6) months after the effective time will be delivered to Parent upon demand, and any holders of Shares who have not theretofore complied with the above-described exchange and payment procedures will thereafter only look to the surviving company for the per Share merger consideration, without any interest thereon and net of any applicable withholding taxes, to which such holder may be entitled.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including the disclosure schedules delivered by the Company in connection therewith but not reflected in the merger agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s businesses;

•

the Company’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company’s shareholders and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•

the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•

the declaration of advisability of the merger agreement and the merger by the independent committee and by the board of directors of the Company, and the approval of the merger agreement and the merger by the board of directors of the Company;

•	the Company’s SEC filings since December 10, 2009 and the financial statements included therein;

•	compliance with the applicable rules and regulations of NASDAQ;

•	the required vote of the Company’s shareholders to adopt the merger agreement;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•	the absence of certain undisclosed liabilities;

•	the absence of a “Company Material Adverse Effect” (as defined below) and the absence of certain other changes or events from December 31, 2011;

•	governmental consents and approvals;

•

the absence of violations of, default under, or material breach of, the governing documents of the Company and its subsidiaries, applicable law regarding the Company and its subsidiaries and certain agreements of the Company and its subsidiaries as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	real property;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	compliance with applicable laws, licenses and permits;

•	employee benefits plans;

•	labor matters;

•	environmental matters;

•	tax matters;

•	material contracts and the absence of any default under, or termination of, any material contract;

•	insurance matters;

•	intellectual property;

•	the receipt of opinions from Lazard and Houlihan Lokey;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	acknowledgement as to the absence of any other representations and warranties made by Parent and Merger Sub to the Company.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, development, condition, change, occurrence or effect that has or would reasonably be expected to have a material adverse effect, individually or in the aggregate with all other facts, events, circumstances, developments, conditions, changes, occurrences or effects on the business, properties, assets, financial condition or consolidated results of operations of the Company and its subsidiaries taken as a whole, or the ability of the Company to timely perform its obligations under and consummate the transaction contemplated by the merger agreement; provided, however, that none of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a “Company Material Adverse Effect” has occurred or may occur:

•

changes (a) affecting the economy or financial markets generally in any country in which the Company or its subsidiaries conducts business; (b) in GAAP or any interpretation thereof after the date of the merger agreement; (c) that are the result of factors generally affecting the principal industries in which the Company and its subsidiaries operate; (d) acts of armed hostility, sabotage, terrorism or war (whether or not declared); including any escalation or worsening thereof; or (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, or other similar force majeure events; and

•

(a) effects resulting from the public announcement of the merger agreement, including without limitation, the initiation of legal proceedings related to the merger agreement or the transactions contemplated thereby; (b) change in the Company’s share price or trading volume (it being understood that any fact, event, circumstance, development, condition, change, occurrence or effect causing or contributing to such change in market price or trading volume may be taken into account in determining whether a Company Material Adverse Effect has occurred or reasonably would be expected to occur); (c) attributable to actions or omissions of the Company or any of its subsidiaries taken (x) that are expressly required by the merger agreement, or (y) with the written consent of Parent or Merger Sub; (d) effects resulting or arising from the identity of Parent, Merger Sub or any of their respective affiliates; or (e) the failure by the Company or the its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period or attributable to any change in the Company’s credit ratings (it being understood that any fact, event, circumstance, development, condition, change, occurrence or effect causing, contributing to or resulting from such failure to meet any estimates, forecasts or expectations or such change in credit ratings may be taken into account in determining whether a Company Material Adverse Effect has occurred or reasonably would be expected to occur);

•

provided, however, that any events, circumstances, changes, occurrences or effects referred to in clause (i) shall be taken into account for purposes of such clauses only to the extent such event, circumstance, change, occurrence or effect does not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and its subsidiaries conduct their business.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•	capitalization of Parent and Merger Sub, Parent ownership of Merger Sub and the operations of Merger Sub;

•

their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	the facility agreement and the absence of any default thereunder;

•	sufficiency of funds in the financing contemplated by the facility agreement, subject to certain assumptions;

•	the absence of contingencies related to the funding of the financing other than as set forth in the facility agreement;

•	solvency of the surviving company immediately following completion of the merger;

•	governmental consents and approvals;

•

the absence of violations of, default under, or material breach of, the governing documents of Parent or Merger Sub, applicable law regarding Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent or Merger Sub entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the absence of legal proceedings against Parent and Merger Sub;

•	the execution and the validity and enforceability of the limited guarantee provided by the Anglo China of certain obligations of Parent and the lack of any default thereunder;

•	the absence of any undisclosed agreements among the Buyer Group or any of their respective affiliates with respect to any securities of the Company;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	acknowledgement as to the absence of any other representations and warranties made by Parent and Merger Sub to the Company.

Conduct of Business Prior to Closing

Under the merger agreement, the Company has agreed that, subject to certain exceptions in the merger agreement, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, the Company and its subsidiaries will conduct their businesses in the ordinary course consistent with past practice and will use their reasonable best efforts to keep available the service of their current officers, key employees and consultants and preserve their relationships with key customers, suppliers and others with whom the Company has business relations.

Subject to certain exceptions set forth in the merger agreement, unless Parent consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Company will not and will not permit any of its subsidiaries to, among other things:

•	amend its organizational or governing documents;

•

authorize for issuance, issue, sell, pledge, transfer or otherwise dispose of any share capital or any securities convertible or exchangeable for any share capital or any equity equivalents, subject to certain exceptions;

•

declare, set aside, establish a record date for, or pay dividend or other distribution in respect of its share capital (except for dividends paid by any subsidiary to the Company or to subsidiary of the Company) or enter into any voting agreement with respect to its share capital;

•	split, combine, subdivide, reclassify, redeem or otherwise acquire any of its share capital;

•

acquire any interest in any entity or any division or assets thereof, or make any loan, advance or capital contribution to, or investment in, any entity or any division thereof, other than, in each case, consistent with past practice and for consideration not in excess of $500,000 individually and $2,000,000 in the aggregate for all such transactions;

•	grant any lien on any of its assets, other than liens permitted under certain conditions in connection with indebtedness;

•

incur, acquire or modify the terms of any debt, issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for debt, in each case except for debt or borrowings or debt securities that are incurred under the Company’s or any of its subsidiaries’ existing credit facilities, indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice in a principal aggregate amount that does not exceed $10,000,000, and indebtedness owed by any wholly-owned subsidiary of the Company to the Company or any other wholly-owned subsidiary of the Company;

•

sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any of its subsidiaries having a current value in excess of $2,000,000 (or an equivalent amount in RMB) in the aggregate;

•

authorize, or make any commitment with respect to, any single capital expenditure in excess of $2,000,000 (or an equivalent amount in RMB) or capital expenditures for the Company and the subsidiaries of the Company in excess of $10,000,000 (or an equivalent amount in RMB) in the aggregate;

•	enter into any material new line of business outside of its existing business segments;

•

(a) grant or announce any stock option, equity, equity-linked or incentive awards or change the vesting dates of any restricted shares, (b) grant or announce any increase in the salaries, bonuses or other compensation and benefits payable by the Company or any of its subsidiaries to any of the employees, officers, directors, shareholders or other service providers of the Company or any of its subsidiaries having a total annual base salary and incentive compensation opportunity in excess of $200,000 (or an equivalent amount in RMB), (c) hire (or enter into any employment agreements with) any employees having a total annual base salary and incentive compensation opportunity in excess of $200,000 (or an equivalent amount in RMB), (d) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan, or (e) enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing company benefit plan or benefit arrangement or any collective bargaining agreement except as required by law;

•	except as may be required by GAAP or as a result of a change in law, change any of the accounting principles, policies, practices , procedures or methods used by it;

•

change any method of tax accounting, make or change any material tax election, materially adopt or change any material accounting method, file any amended tax return, settle or compromise any tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, enter into any closing agreement with respect to any tax, surrender any right to claim a tax refund, fail to pay any material taxes as they become due and payable, or take any other similar action relating to the filing of any tax return or the payment of any tax;

•

settle, release, waive or compromise any pending or threatened action of or against the Company or any of its subsidiaries (a) for an amount in excess of $200,000 (or an equivalent amount in RMB) in the aggregate, or (b) entailing the incurrence of (x) any obligation or liability of the Company or any of its subsidiaries in excess of such amount, including costs or revenue reductions, or (y) obligations that would impose any material restrictions on the business or operations of the Company or any of its subsidiaries;

•

(a) enter into, terminate (other than extensions at the end of a term in the ordinary course of business) or materially amend or modify any material contract or any contract that, if in effect on the date hereof, would have been a “Company Material Contract,” or (b) waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under any material contract;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any subsidiary of the Company (other than the merger or any merger or consolidation among wholly-owned subsidiaries of the Company); or

•

knowingly commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

Financing

Each of Parent and Merger Sub will use reasonable best efforts to obtain the financing on the terms and conditions described in the facility agreement and will not permit any amendment or modification to, or waiver or termination of, the facility agreement unless such actions would not reasonably be expected to materially prevent, delay or impair the availability of the financing or the consummation of the merger or the other the transactions contemplated by the merger agreement. Each of Parent and Merger Sub has agreed to use reasonable best efforts to (a) satisfy on a timely basis all conditions in the facility agreement that are within their control, (b) cause the lender and any other person providing the financing to fund the financing at or prior to the closing, (c) enforce their rights under the facility agreement, and (d) draw upon and consummate the financing at or prior to the closing.

Prior to the Closing, Parent and Merger Sub will (a) give the Company prompt notice of any material breach or threatened material breach or termination by any party to the facility agreement or any definitive documents related to the financing of which Parent or Merger Sub becomes aware, (b) give the Company prompt notice (x) of the receipt of any notice or other communication from any person with respect to any material dispute or disagreement between or among any parties to the facility agreement or any document related to the financing, (y) if for any reason Parent or Merger Sub believes in good faith that there is (or there is likely to be) a dispute or disagreement between or among any parties to the facility agreement or any document related to the financing or there is a reasonable possibility that it will not be able to obtain all or any portion of the financing on the terms, in the manner or from the sources contemplated by the facility agreement, and (c) otherwise keep the Company reasonably informed on a reasonably current basis of the status of Parent and Merger Sub’s efforts to arrange the financing.

If any portion of the financing becomes unavailable on the terms and conditions contemplated in the facility agreement, each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, on terms and conditions (including the market flex provisions) not materially less favorable, in the aggregate, to Parent and Merger Sub than those contained in the facility agreement, in an amount sufficient, when added to the portion of the financing and other funds that are available (assuming the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the merger) to consummate the merger, and to enter into new definitive agreements with respect to such alternative financing. The ability of Parent and Merger Sub to seek alternative financing does not relieve or affect Parent’s obligations with respect to closing or paying the termination fee as described under the caption “The Merger Agreement—Termination Fees.”

The Company will use its reasonable best efforts to provide to Parent and Merger Sub cooperation reasonably requested by Parent or Merger Sub in connection with the arrangement of the financing, including:

•	assisting with the preparation of materials required in connection with the financing;

•

executing and delivering any pledge and security documents or other certificates, legal opinions or documents as may be reasonably requested by Parent or otherwise reasonably facilitating the pledging of collateral; provided that such documents will not take effect until immediately prior to or at the effective time of the merger;

•	furnishing Parent and the lender as promptly as practicable with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent;

•

using reasonable best efforts to obtain accountants’ comfort letters, consents, legal opinions, surveys, title insurance and other documentation and items relating to the financing as reasonably requested by Parent;

•	providing monthly financial statements to the extent the Company customarily prepares such financial statements within the time frame such statements are prepared; and

•

furnishing Parent and the lender promptly with all documentation and other information required by governmental entities with respect to the financing under applicable “know your customer” and anti-money laundering rules and regulations.

Acquisition Proposals

Neither the Company nor its subsidiaries nor any officer, director, employee or representative of the Company or any of its subsidiaries will, directly or indirectly, (a) initiate, solicit, propose, knowingly encourage (including by providing information) or take any action to knowingly facilitate any inquiry, effort or attempt or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any acquisition proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide to any person any information with respect to the Company or any of its subsidiaries relating to, any acquisition proposal, (c) grant any waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover law, (d) approve, endorse, recommend, execute or enter into any letter of intent, agreement or other similar agreement with respect to an acquisition proposal, or (e) resolve, propose or publicly announce an intention to do any of the foregoing.

Prior to obtaining the required shareholder approval of the merger agreement, if the Company receives an unsolicited written acquisition proposal from any person that did not result from a breach by the Company of its obligations set forth in the paragraph above and the independent committee determines in good faith after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes, or may reasonably be expected to lead to, a superior proposal, the Company may (a) furnish, pursuant to a customary confidentiality agreement containing terms at least at least as restrictive as those contained in the confidentiality agreement between the Company and Mr. Xue dated June 14, 2012, information with respect to the Company to the person who has made such acquisition proposal, and (b) participate, through the independent committee, in discussions or negotiations with the person making such acquisition proposal.

No Change of Recommendation

The board of directors of the Company will not (a) withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the recommendation to the shareholders of the Company to vote in favor of the merger agreement and the merger, (b) adopt, approve or recommend or propose to adopt, approve or recommend an acquisition proposal, (c) fail to publicly recommend against any acquisition proposal or fail to publicly reaffirm the recommendation to the shareholders of the Company to vote in favor of the merger agreement and the merger, in each case within two business days after Parent so requests in writing, (d) fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement of such acquisition proposal, or (e) fail to include the recommendation to the shareholders of the Company to vote in favor of the merger agreement and the merger in this proxy statement (any action described in clauses (a) through (e), referred to in this proxy statement as a “change in the Company recommendation”); or cause or permit the Company or any of its subsidiaries to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any acquisition proposal.

However, if at any time prior to obtaining the required shareholder approval of the merger agreement, the Company has received a bona fide written acquisition proposal that the board of directors of the Company (upon recommendation of the independent committee) concludes in good faith constitutes a superior proposal as defined in the merger agreement, the board of directors (upon recommendation of the independent committee) may change its shareholder recommendation with respect to the merger and/or authorize the Company to terminate the merger agreement if and only if:

•

the board of directors determines in good faith, after consultation with its outside financial advisors and legal counsel, that failure to do so could reasonably be expected to be inconsistent with its fiduciary duties under applicable laws and regulations;

•

the Company has given Parent at least three business days’ prior written notice of its receipt of a bona fide written acquisition proposal that the board of directors has concluded (upon recommendation of the independent committee) in good faith constitutes a superior proposal as defined in the merger agreement, and that the board of directors intends to change its recommendation with respect to the merger agreement and a description of the basis for changing such recommendation; and

•

the Company has negotiated in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the merger agreement in such a manner that would obviate the need for taking such action.

Shareholders’ Meeting

The Company shall duly call, given notice of and hold an extraordinary general meeting of its shareholders as promptly as practicable, but in any event no later than five days, after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement. The board of directors of the Company shall recommend authorization and approval of the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger) by the Company’s shareholders and include its recommendation in this proxy statement and take all reasonable and lawful actions to solicit proxies from its shareholders to obtain the required shareholder approval of the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•

From and after the effective time, the surviving corporation shall indemnify and hold harmless, to the fullest extent required by the Company’s memorandum and articles of association, and as required pursuant to any indemnity agreements of the Company or any subsidiaries in effect on the date thereof, each present and former director and officer of the Company and such subsidiary against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to such person’s service as a director or officer of the Company or any of its subsidiary or services performed by such person at the request of the Company or any subsidiary, including (i) any and all matters pending, existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, (ii) any claim arising from the transactions contemplated therein, (iii) the approval of the merger agreement, the merger or the other transactions or arising out of or pertaining to the transactions; and (iv) actions to enforce this provision or any other indemnification or advancement right of any indemnified party.

•

The memorandum and articles of association of the Company as the surviving corporation will contain provisions with respect to indemnification of present and former directors and officers of the Company that are no less favorable than presently set forth in the Company’s memorandum and articles of association, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years after the effective time in any manner that would adversely affect the rights of the Company’s present and former directors or officers, unless required by law.

•

The surviving company will maintain the Company’s directors and officers liability insurance for a period of six (6) years after the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance.

Conditions to the Merger

The completion of the transactions contemplated by the merger agreement is subject to the satisfaction of the following conditions:

•

the merger agreement, the Cayman Plan of Merger and the transactions contemplated thereby (including the merger) being approved and authorized by the shareholders at the extraordinary general meeting; and

•	no order or law of any governmental entity prohibiting or making illegal completion of the merger.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•

the representations and warranties of the Company in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, with certain representations and warranties subject to a de minimis exception and certain other representations and warranties subject to a material adverse effect exception;

•

the Company having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the time of closing;

•	the Company having delivered to Parent a certificate, dated the closing date, signed by an executive officer of the Company, certifying as to the fulfillment of the conditions above;

•

since the date of the merger agreement, there having been no effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect; and

•	our shareholders holding not more than 15% of the outstanding Shares have validly served a written objection under Section 238(2) of the Cayman Companies Law.

The obligations of the Company to consummate the merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date;

•

each of Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the time of closing; and

•	Parent having delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the fulfillment of the conditions above.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

•	by mutual written consent of the Company and Parent;

•	by either Parent or the Company, if:

•

the merger is not completed by the termination date of March 31, 2013, provided that this termination right is not available to a party whose breach of any provision of the merger agreement was the material cause of the failure of the merger to have been completed on or before the termination date;

•

any law or injunction having the effect of restraining, enjoining or otherwise prohibiting completion of the merger becomes final and non-appealable; provided, that this termination right is not available to a party if the issuance of such final, non-appealable law or injunction is primarily due to the breach or failure of such party to perform any of its obligations under the merger agreement; or

•	our shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof;

•	by the Company:

•

if Parent or Merger Sub has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured, within thirty calendar days after written notice of such breach; provided that this termination right is not available to the Company if it is then in breach of any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied;

•

if all of the closing conditions to the completion of the merger are satisfied, and the Company has irrevocably confirmed by notice to Parent it is ready, willing and able to close, and the merger shall not have been completed within three business days after the delivery of such notice; or

•	prior to the receipt of the shareholders’ approval, in order to enter into an alternative acquisition agreement relating to a superior proposal;

•	by Parent, if:

•

the Company has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Company by the termination date, or if curable, is not cured, within thirty calendar days after written notice of such breach; provided, that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied; or

•

the board of directors of the Company has (i) made an adverse recommendation change, or (ii) entered into any acquisition agreement, merger agreement or other similar definitive agreement with respect to an acquisition proposal.

Termination Fees

The Company is required to pay Parent a termination fee of $1,000,000 if:

•	the merger agreement is terminated by Parent due to a material breach by the Company; or

•	the merger agreement is terminated by Parent because the board of directors of the Company has effected an adverse recommendation change;

•

the merger agreement is terminated by Parent because the board of directors of the Company has entered into or allowed the Company or any of its subsidiary to enter into a letter of intent, agreement in principle or definitive acquisition agreement for an acquisition proposal; or

•	the merger agreement is terminated by the Company, prior to the receipt of the shareholders’ approval, in order to enter into an alternative acquisition agreement relating to a superior proposal.

Parent is required to pay the Company a termination fee of $3,000,000 if:

•	the merger agreement is terminated by the Company due to a material breach by Parent or Merger Sub; or

•

the merger agreement is terminated by the Company because (a) all of the closing conditions to the completion of the merger are satisfied, (b) the Company has irrevocably confirmed by notice to Parent that it is ready, willing and able to close the merger, and (c) the merger shall not have been completed within three business days after the delivery of such notice.

Fees and Expenses

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement.

Modification or Amendment

The merger agreement may be amended by action taken by the Company with the approval of the independent committee, Parent and Merger Sub at any time before or after approval of the merger by the shareholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of the Company and Parent.

Extension and Waiver

At any time prior to the effective time, Parent and Merger Sub (as one party) and the Company (as one party) may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement, or (c) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Remedies

Our right to seek an injunction or injunctions is limited to seeking an injunction, specific performance or equitable relief to cause Parent and Merger Sub to consummate the merger only in the event all mutual closing conditions and conditions to Parent and Merger Sub’s obligation to complete the merger have been satisfied or waived, the financing has been funded or will be funded and the Company has confirmed in writing that it is prepared to close. Otherwise, our right to receive payment of a reverse termination fee of $3,000,000 from Parent (or Anglo China pursuant to the limited guarantee), is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof against the Company, this being in addition to all other remedies to which they are entitled at law or in equity. Subject to such equitable remedies Parent or Merger Sub may be entitled to, Parent’s right to receive payment of a termination fee of $1,000,000 from us, is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise. While Parent and Merger Sub may pursue both a grant of specific performance and monetary damages, they shall not be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and monetary damages.

The maximum aggregate liability of Parent and Merger Sub for monetary damages in connection with the merger agreement is limited to the reverse termination fee. The maximum aggregate liability of the Company for monetary damages in connection with the merger agreement is limited to the termination fee.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the merger and receive cash equal to the fair value of their Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex D, particularly the procedural steps required to exercise Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting to the merger.

The exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to seek relief on the grounds that the merger is void or unlawful. To preserve your Dissenters’ Rights, the following procedures must be followed:

•

you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the resolution at the extraordinary general meeting;

•

within twenty (20) days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection;

•

within twenty (20) days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares; and a dissenting shareholder must dissent in respect of all the Shares which he holds;

•

within seven (7) days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Cayman Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

•

if, within thirty days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then, within twenty days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, the petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filled a Notice of Dissent and who have not agreed with the Company as to the fair value of the Shares; and

•

if a petition is timely filed and served, the Grand Court will determine at a hearing at which dissenting shareholders are entitled to participate in (a) the fair value of the Shares held by those shareholders and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Dissenters’ Rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your Dissenters’ Rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a record holder of such Shares and comply with the procedures described above in order to perfect the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise dissenters’ rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary’s office at 4 New York Plaza, New York, New York 10004.

If you do not satisfy each of these requirements, you cannot exercise Dissenters’ Rights and will be bound by the terms of the merger agreement and the Cayman Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to approve and authorize the merger agreement and the Cayman Plan of Merger and the transactions contemplated thereby (including the merger), will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to China Nuokang Bio-Pharmaceutical Inc., No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the $0.725 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $0.725 is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of the Company. The financial data has been derived from the audited financial statements filed as part of the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 and the unaudited financial statements filed as part of the Company’s report on Form 6-K for the periods ended June 30, 2012 and 2011. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 20-F and Form 6-K. Please see “Where You Can Find More Information” beginning on page 77 for a description of how to obtain a copy of such Form 20-F and Form 6-K.

	Year Ended December 31,			Six Months Ended June 30,
	2010	2011	2011	2011	2012	2012
	RMB	RMB	US$	RMB	RMB	US$
				Unaudited	Unaudited	Unaudited
	(in thousands, except share and per share data and percentages)
Consolidated Statement of Income Data:
Net revenue	315,789	288,269	45,801	144,006	133,190	20,965
Cost of revenue	(37,304)	(38,458)	(6,110)	(16,886)	(16,838)	(2,650)

Gross profit	278,485	249,811	39,691	127,120	116,352	18,315
Operating expenses:
Research and development costs	(13,504)	(15,737)	(2,500)	(7,497)	(7,401)	(1,165)
Selling, marketing and distribution expenses	(145,549)	(144,228)	(22,916)	(57,787)	(67,591)	(10,639)
General and administrative expenses	(53,527)	(71,188)	(11,311)	(22,870)	(27,404)	(4,314)

Total operating expenses	(212,580)	(231,153)	(36,727)	(88,154)	(102,396)	(16,118)

Operating profit	65,905	18,658	2,964	38,966	13,956	2,197
Interest income	1,198	1,508	240	612	1,605	253
Interest expense	(7,147)	(3,096)	(492)	(2,139)	(474)	(75)
Foreign exchange gain (losses)	(5,825)	(5,142)	(817)	(2,896)	262	41
Other income (loss), net	2,473	(13,400)	(2,129)	(97)	(36)	(6)

Income (loss) before income tax expense	56,604	(1,472)	(234)	34,446	15,313	2,410
Income tax expense	(10,606)	(12,662)	(2,012)	(9,403)	(4,122)	(649)

Net income (loss)	45,998	(14,134)	(2,246)	25,043	11,191	1,761
Net loss attributable to non-controlling interest	(64)	(128)	(20)	60	(1)	—
Accretion of Series A convertible redeemable preference shares	—	—	—	—	—	—
Allocation to Series A convertible redeemable preference shares for participating rights to dividends	—	—	—	—	—	—

Net income (loss) attributed to ordinary shares	46,062	(14,006)	(2,226)	25,103	11,190	1,761

Net income (loss) per share
Basic	0.30	(0.09)	(0.01)	0.16	0.07	0.01
Diluted	0.30	(0.09)	(0.01)	0.16	0.07	0.01
Shares used in net income (loss) per share computation
Basic	158,466,428	155,872,950	155,872,950	157,415,893	153,491,202	153,491,202
Diluted	158,797,628	155,872,950	155,872,950	158,096,893	154,589,389	154,589,389

	As of December 31,			As of June 30,
	2010	2011	2011	2012	2012
	RMB	RMB	US$	RMB	US$
				(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	191,822	179,385	28,501	150,506	23,691
Restricted cash	—	5,410	860	—	—
Accounts receivable	132,504	60,767	9,655	59,571	9,377
Inventories	16,789	15,846	2,518	15,726	2,475
Property, plant and equipment	155,786	214,171	34,028	213,475	33,602
Total assets	744,879	702,314	111,586	705,659	111,075
Short-term bank loans	47,000	7,000	1,112	7,000	1,102
Total current liabilities	72,107	49,332	7,837	39,431	6,206
China Nuokang Bio-Pharmaceutical Inc. shareholders’ equity	635,711	612,868	97,375	622,697	98,016
Total liabilities and equity	744,879	702,314	111,586	705,659	111,075

Ratio of Earnings to Fixed Charges

	As of December 31,		As of June 30,
	2010	2011	2012
	(unaudited)	(unaudited)	(unaudited)
Ratio of earnings to fixed charges(1)	8.92	0.52	33.31

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity in losses of affiliated companies adding fixed charges and subtracting preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expensed, amortized discounts related to indebtedness, an estimate of the interest within rental expense and preference security dividend requirements of consolidated subsidiaries. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 and the report on Form 6-K for the relevant periods. Please see “Where You Can Find More Information” beginning on page 77 for a description of how to obtain a copy of such Form 20-F and Form 6-K.

Net Book Value per Share of Our Shares

The net book value per Share as of June 30, 2012 was $0.63.

TRANSACTIONS IN THE SHARES AND ADSs

Prior Public Offerings

In December 2009, we completed our initial public offering of 5,000,000 ADSs at $9.00 per ADS.

Purchases by the Company

On March 25, 2011, our board of directors approved a share repurchase program, which provided authorization to purchase up to US$5.0 million worth of our outstanding ADSs. The following table sets forth the number of ADSs we purchased, as well as the aggregate consideration for the purchase (including transaction fees), through open-market transactions since the inception of the program.

The following table summarizes the repurchases of ADSs by us for each quarter during the past two years:

	Total Number of the ADSs Repurchased	Range of Prices Paid per ADS	Average Purchase Price Paid per ADS
2011
First Quarter	—	—	—
Second Quarter	444,475	3.89-4.62	4.23
Third Quarter	114,098	4.39-5.74	5.28
Fourth Quarter	48,486	2.50-3.36	2.87
2012
First Quarter	61,896	2.46-3.14	2.76
Second Quarter	21,071	2.95-3.76	3.55
Third Quarter	—	—	—
Fourth Quarter (through December 14, 2012)	—	—	—
TOTAL	690,026	2.46-5.74	3.72

Transactions in Prior 60 Days

There was no transaction in the Company’s Shares during the past 60 days by the Company or any member of the Buyer Group, or any of their respective executive officers, directors, associates or majority-owned subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;

•	each of our directors and executive officers as a group; and

•	each person known to us to own beneficially more than 5.0% of our Shares.

	Shares Beneficially Owned(1)(2)
	Number	%
Directors and Executive Officers:
Mr. Baizhong Xue(3)(4)	94,508,704	61.2%
Mr. Qiang Liu	*	*
Mr. Neil Nanpeng Shen(5)	20,106,222	13.0%
Mr. Sean Shao	*	*
Mr. David Xiaoying Gao	*	*
Mr. Mingde Yu	*	*
Mr. Huining Cao	*	*
Mr. Chungfai Wong	—	—
Hongying Wang	*	*
Tong Le	—	—
Yan Xue	*	*
Shizheng Duan	*	*
All directors and executive officers as a group	115,194,926	74.6%
Principal Shareholders:
Anglo China Bio-technology Investment Holdings Limited(3)	85,447,648	55.3%
Sequoia Capital China Growth Fund I., L.P. and its affiliates(5)	20,106,222	13.0%
Britain Ukan Technology Investment Holdings (Group) Limited(4)	9,061,056	5.9%

*	The person beneficially owns less than 1.0% of our outstanding Shares.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act, and includes voting or investment power with respect to the securities and outstanding share options exercisable within 60 days of this proxy statement.

(2)	Percentage of beneficial ownership of each person listed in the table above is based on 154,390,734 Shares outstanding as of the date of this proxy statement.

(3)	Represents 85,447,648 Shares held by Anglo China Bio-technology Investment Holdings Limited, a British Virgin Islands company 49% owned by Mr. Xue and 51% ultimately owned by an irrevocable trust constituted under the laws of Singapore with Yuhuan Zhu, Mr. Xue’s wife, as the settler and certain family members of Mr. Xue as the beneficiaries. Mr. Xue is the sole director of Anglo China Bio-technology Investment Holdings Limited and is deemed to be the beneficial owner, under SEC rules, of all the Shares held by Anglo China Bio-technology Investment Holdings Limited. The registered address of Anglo China Bio-technology Investment Holdings Limited is P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.

(4)	Represents 9,061,056 Shares held by Britain Ukan Technology Investment Holdings (Group) Limited, a British Virgin Islands company wholly-owned by Yuhuan Zhu, Mr. Xue’s wife and a Canadian citizen. Mr. Xue is the sole director of Britain Ukan Technology Investment Holdings (Group) Limited and is deemed to be the beneficial owner, under SEC rules, of all the Shares held by Britain Ukan Technology Investment Holdings (Group) Limited. The registered address of Britain Ukan Technology Investment Holdings (Group) Limited is P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.

(5)	Includes 17,540,668 Shares held by Sequoia Capital China Growth Fund I, L.P., 414,188 Shares held by Sequoia Capital China Growth Partners Fund I, L.P. and 2,151,366 Shares held by Sequoia Capital China GF Principals Fund I, L.P. (together with Sequoia Capital China Growth Fund I, L.P. and Sequoia Capital China GF Principals Fund I, L.P., the “Sequoia Funds”). The Sequoia Funds are managed by Sequoia Capital China Advisors Limited, a company incorporated in the Cayman Islands. The Sequoia Funds’ general partner is Sequoia Capital China Growth Fund Management I, L.P., whose general partner is SC China Holding Limited which is a company incorporated in the Cayman Islands. SC China Holding Limited is wholly-owned by Max Wealth Enterprises Limited, a company wholly-owned by Neil Nanpeng Shen. The registered address of Sequoia Capital China Growth Fund I., L.P. is Cricket Square, Hutchins Dr., P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. Mr. Shen disclaims any beneficial ownership in the shares owned by the Sequoia Funds except to the extent of his pecuniary interest therein.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. For the year ending December 31, 2012, we will follow home country practice with respect to annual general meetings and will not hold an annual meeting of shareholders. We will decide whether to have an annual meeting shareholders for the year ending December 31, 2013 in due course if the merger is not completed.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•

the financing may not be funded on at the effective time of the merger because of the failure of Merger Sub to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

•

other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011. Please see “Where You Can Find More Information” beginning on page 77 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file our annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://ir.nkbp.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a “going private” transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on April 24, 2012, as amended on May 15, 2012, is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since April 24, 2012, including, without limitation, the reports on Form 6-K furnished to the SEC on May 9, 2012, May 22, 2012, May 23, 2012, June 5, 2012, June 18, 2012, August 23, 2012 and September 28, 2012 are incorporated herein by reference.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to the Company’s Vice President of Investor Relations, Mr. Steven Duan, at the phone number and email address provided in this proxy statement, and no later than five business days prior to the extraordinary general meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED DECEMBER 17, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KINGBIRD INVESTMENT INC.,

KINGBIRD MERGERCO. INC.

and

CHINA NUOKANG BIO-PHARMACEUTICAL INC.

Dated as of September 27, 2012

i

ii

Exhibits

EXHIBIT A – Plan of Merger

iii

AGREEMENT AND PLAN OF MERGER (including the exhibits and disclosure schedules attached hereto, this “Agreement”), dated as of September 27, 2012, by and among Kingbird Investment Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Kingbird Mergerco. Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), China Nuokang Bio-Pharmaceutical Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and, solely for the purposes of Section 6.16 hereof, Anglo China Bio-technology Investment Holdings Limited, a British Virgin Islands company (“Anglo China”) and Britain Ukan Technology Investment Holdings (Group) Limited, a British Virgin Islands company (“Britain Ukan”, together with Anglo China, the “Founder Vehicles”, and each a “Founder Vehicle”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties”.

WHEREAS, it is proposed that Merger Sub will merge with and into the Company in accordance with the Companies Law (2011 Revision) of the Cayman Islands (the “Cayman Companies Law”) and the terms and conditions of this Agreement (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of an independent committee of the Company Board consisting of independent directors (the “Independent Committee”), has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the shareholders of the Company authorize and approve this Agreement, the Plan of Merger and the Merger, in each case in accordance with the Cayman Companies Law;

WHEREAS, the respective boards of directors of Parent and Merger Sub have each unanimously (i) determined that it is in the best interests of their respective shareholders for Parent and Merger Sub to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and Parent, as the sole shareholder of Merger Sub, has authorized and approved this Agreement, the Plan of Merger and the Merger, in each case in accordance with the Cayman Companies Law; and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, Anglo China (the “Guarantor”) is entering into a limited guarantee in favor of the Company (the “Limited Guarantee”) to guarantee the due and punctual performance and discharge of certain obligations of Parent and Merger Sub under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS AND INTERPRETATION

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acquisition Proposal” shall mean any bone fide inquiry, proposal or offer relating to (i) the acquisition, directly or indirectly, of twenty percent (20%) or more of the Equity Interests in the Company (by vote or by value) by any Third Party, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any Third Party acquiring assets (including share capital of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Equity Interest in any entity that holds assets representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and the Company Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning directly or indirectly twenty percent (20%) or more of the outstanding Company Shares and any other voting securities of the Company, or (v) any combination of the foregoing, in each case other than the Merger, the transactions contemplated under the Buyer Group Contracts and the other transactions contemplated by this Agreement.

(b) “ADSs” shall mean the Company’s American depositary shares, each of which represents eight (8) Company Shares.

(c) “Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or otherwise.

(d) “Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of New York, Cayman Islands, Hong Kong or PRC or is a day on which banking institutions located in New York, Cayman Islands, Hong Kong or PRC are authorized or required by Law or other action of any Governmental Entity to close.

(e) “Buyer Group Contracts” shall mean, collectively, (i) the Loan Agreement, (ii) the Framework Agreement (as defined in the Loan Agreement), (iii) the Onshore Share Purchase Agreements (as defined in the Loan Agreement), (iv) the Offshore Share Purchase Agreement (as defined in the Loan Agreement), (v) the Security Documents (as defined in the Loan Agreement), (vi) the Guarantees (as defined in the Loan Agreement), (vii) the Accession Deed (as defined in the Loan Agreement), and (viii) such other documents contemplated under the Loan Agreement and the Framework Agreement.

(f) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

2

(g) “Company Memorandum and Articles” shall mean the Amended and Restated Memorandum of Association and Articles of Association of the Company adopted by special resolution passed on November 6, 2009 and effective on December 15, 2009.

(h) “Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

(i) “Company Material Adverse Effect” shall mean any fact event, circumstance, development, condition, change, occurrence or effect that has or reasonably would be expected to have, individually or in the aggregate with all other facts, events, circumstances, developments, conditions, changes, occurrences or effects, a material adverse effect on (i) the business, properties, assets, financial condition or consolidated results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) the ability of the Company to timely perform its obligations under and consummate the transactions contemplated by this Agreement in accordance with its terms; provided that in no event shall any of the following constitute a “Company Material Adverse Effect” or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur: (A) changes affecting the economy or financial markets generally in any country in which the Company or any Company Subsidiary conducts business; (B) changes in GAAP or any interpretation thereof after the date hereof, or to applicable Laws; (C) changes that are the result of factors generally affecting the principal industries in which the Company and the Company Subsidiaries operate; (D) effects resulting from the public announcement of this Agreement, including without limitation, the initiation of legal proceedings related to this Agreement or the transactions contemplated hereby; (E) change in the Company’s share price or trading volume (it being understood that any fact, event, circumstance, development, condition, change, occurrence or effect causing or contributing to such change in market price or trading volume may be taken into account in determining whether a Company Material Adverse Effect has occurred or reasonably would be expected to occur); (F) attributable to actions or omissions of the Company or any of the Company Subsidiaries taken (x) that are expressly required by this Agreement, or (y) with the written consent of Parent or Merger Sub; (G) effects resulting or arising from the identity of Parent, Merger Sub or any of their respective Affiliates; (H) acts of armed hostility, sabotage, terrorism or war (whether or not declared); including any escalation or worsening thereof; (I) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, or other similar force majeure events; and (J) the failure by the Company or the Company Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period or attributable to any change in the Company’s credit ratings (it being understood that any fact, event, circumstance, development, condition, change, occurrence or effect causing, contributing to or resulting from such failure to meet any estimates, forecasts or expectations or such change in credit ratings may be taken into account in determining whether a Company Material Adverse Effect has occurred or reasonably would be expected to occur), provided that events, circumstances, changes, occurrences or effects set forth in clauses (A), (B), (C), (H) and (I) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such events, circumstances, changes, occurrences or effects individually or in the aggregate have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and the Company Subsidiaries conduct their business.

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(j) “Company Restricted Share” shall mean the share awarded to the employees and certain directors of the Company subject to certain restrictions pursuant to the Company Share Plans.

(k) “Company Shares” shall mean the ordinary shares of the Company, par value $0.0005 per share.

(l) “Company Share Plans” shall mean the 2007 Share Incentive Plan and the 2008 Share Incentive Plan of the Company, each as amended and restated.

(m) “Company Termination Fee” shall mean an amount in cash equal to $1,000,000.

(n) “Contract” shall mean any note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument.

(o) “Depositary” shall mean JPMorgan Chase Bank, N.A.

(p) “Deposit Agreement” shall mean the deposit agreement dated December 9, 2009 among the Company, the Depositary and all holders from time to time of American Depositary Receipts issued thereunder.

(q) “Environmental Laws” shall mean, whenever in effect, any Law and other legal obligations relating to pollution, the protection of the environment, public health and safety, occupational health and safety or fire safety.

(r) “Equity Interest” shall mean any share, share capital, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

(s) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(t) “Excluded Shares” shall mean (i) Company Shares owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, and (ii) Dissenting Shares.

(u) “Founder Shares” shall mean Company Shares owned by Founder Vehicles immediately prior to the Effective Time.

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(v) “GAAP” shall mean generally accepted accounting principles as applied in the United States.

(w) “Governmental Entity” shall mean any and all PRC (including any subdivision, municipality, province or locality of the PRC), United States federal, state or local or other non-United States or Non-PRC governmental, administrative, judicial or regulatory Person or any instrumentality thereof, authority, agency, department, bureau, commission, body, court, self regulatory organization, or other legislative or judicial governmental entity or arbitrator.

(x) “Hazardous Material” shall mean (i) any petroleum products or byproducts, radioactive materials, asbestos, polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” “pollutant,” “contaminant,” or words of similar import, under any applicable Environmental Law.

(y) “Indebtedness” shall mean, without duplication, (i) any indebtedness for borrowed money or issued in substitution for, or exchange of, indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security or under any swap, cap, future or other derivative financial instrument, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any obligation in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (v) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any guarantee (including guarantees in the form of an agreement to repurchase or reimburse) of any indebtedness, including such obligations described in clauses (i) through (vii) of this definition.

(z) “Intellectual Property” shall mean, collectively, all intellectual property rights, including all (i) patents, patent applications, patent disclosures and industrial designs, (ii) trademarks, service marks, trade dress, logos, designs, slogans, trade names, corporate names and domain names, and other source indicators, registrations and applications for registration for each of the foregoing, and any translations, adaptations, derivations and combinations thereof, together with all goodwill of any business symbolized by any of the foregoing, (iii) copyrights and copyrightable works, and registrations and applications for registration for each of the foregoing, (iv) trade secrets and confidential information (including ideas, recipes, specifications, concepts, methods, processes, techniques, formulae, compositions, inventions, know-how, technology, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, and customer and supplier lists and information), (v) software (in both source code and object code form), data, databases and documentation related to any of the foregoing, and (vi) other registrations and applications for any of the foregoing.

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(aa) “Knowledge” shall mean (i) in the case of the Company, the actual knowledge of the officers of the Company (as identified in the Company’s annual report on Form 20-F for the year ended December 31, 2011 and any subsequent current reports on Form 6-K) as of the date of this Agreement after reasonable inquiry, and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of each director thereof after reasonable inquiry.

(bb) “Law” shall mean any Order or any PRC (including any subdivision, municipality, province or locality of the PRC), United States federal, state or local or other non-United States or Non-PRC law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, directive, requirement, policy, license or permit of any Governmental Entity.

(cc) “Lien” shall mean, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien, license or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) in respect of such asset, and, with respect to an Equity Security, any right of first refusal, right of first offer, transfer restriction or call option in respect of such Equity Security.

(dd) “NDA” shall mean that certain confidentiality agreement, dated as of June 14, 2012, between the Company and Mr. Baizhong Xue, as such agreement may be amended from time to time.

(ee) “NASDAQ” shall mean The NASDAQ Global Market.

(ff) “Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

(gg) “Parent Termination Fee” shall mean an amount in cash equal to $3,000,000.

(hh) “Permitted Encumbrances” shall mean (i) Taxes, assessments and other governmental levies, fees or charges imposed which are not yet due and payable, or which are being contested in good faith, (ii) mechanics liens and similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount, that are being contested in good faith, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions), (vi) Liens imposed by applicable Law, (vii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (ix) Liens securing indebtedness or liabilities that (A) are reflected in the Company SEC Filings filed or furnished prior to the date hereof, or (B) that have otherwise been disclosed to Parent in writing as of the date of this Agreement, and (x) any other Liens that have been incurred or suffered in the ordinary course of business and that would not have Company Material Adverse Effect.

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(ii) “Permits” shall mean all permits, licenses, franchises, approvals, registrations, filings, qualifications, rights, variances, certificates, certifications, consents, approvals and Orders of all Governmental Entities.

(jj) “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity or other entity.

(kk) “PRC” shall mean the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

(ll) “PRC Subsidiary” shall mean all Company Subsidiaries organized under the Laws of the PRC.

(mm) “Representatives” shall mean, with respect to any Person, such Person’s Affiliates and such Person and its Affiliates’ respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

(nn) “RMB” shall mean renminbi, the legal currency of the PRC.

(oo) “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(pp) “SEC” shall mean the United States Securities and Exchange Commission.

(qq) “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(rr) “Shareholder Approval” shall mean the authorization and approval of this Agreement and the Plan of Merger and the transactions contemplated hereby (including the Merger) by the affirmative vote of shareholders representing two-thirds or more of the Company Shares present and voting in person or by proxy as a single class at the Company Shareholders Meeting.

(ss) “Subsidiary” or “Subsidiaries” of any Person shall mean (i) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

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(tt) “Superior Proposal” shall mean a bona fide written Acquisition Proposal that is not solicited in violation of Section 6.4 of this Agreement and which the Company Board (upon recommendation of the Independent Committee) determines in good faith that, if consummated in accordance with its terms, would result in a transaction more favorable to the shareholders of the Company from a financial point of view than the transactions provided for in this Agreement after (i) consultation with its outside financial advisor and legal counsel and (ii) taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination); provided that for the purposes of the definition of “Superior Proposal”, references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”.

(uu) “Tax Returns” shall mean any application, report, filing, election or return (including any information return) or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments, supplements or amendments thereto.

(vv) “Tax” or “Taxes” shall mean any and all PRC (including any subdivision, municipality, province or locality of the PRC), United States federal, state or local or other non-United States taxes, assessments, charges, duties, levies or other similar governmental charges, including all income, franchise, profits, capital gains, share capital, transfer, sales, use, occupation, property, real estate, deed, land use, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding (as payor or payee), ad valorem, value added, unclaimed property, escheat, alternative or add-on minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, levies or other similar governmental charges, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for Taxes of another Person.

(ww) “Third Party” shall mean any Person or group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

(xx) “Treasury Regulations” shall mean regulations promulgated by the United States Department of the Treasury under the Code, as amended.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Action	Section 4.11(b)
Agreement	Preamble
Anglo China	Preamble
Anti-Corruption Laws	Section 4.5(b)

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Bankruptcy and Equity Exception	Section 4.3(a)
Britain Ukan	Preamble
Cayman Companies Law	Recitals
Certificates	Section 3.2(c)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Adverse Recommendation Change	Section 6.4(c)(i)
Company Board	Recitals
Company Financial Advisors	Section 4.3(b)
Company Financial Statements	Section 4.6(b)
Company Group	Section 8.2(d)
Company Intellectual Property	Section 4.14(b)
Company Material Contract	Section 4.11(a)
Company Plan(s)	Section 4.9(a)
Company Recommendation	Section 4.3(b)
Company Representatives	Section 6.3(a)
Company SEC Filings	Section 4.6(a)
Company Shareholders Meeting	Section 6.2(e)
Company Subsidiary	Section 4.1
D&O Insurance	Section 6.12(b)
Dissenter Rights	Section 3.1(f)
Dissenting Shares	Section 3.1(f)
Dissenting Shareholders	Section 3.1(f)
Effective Time	Section 2.3
End Date	Section 8.1(b)(i)
Exchange Fund	Section 3.2(a)
Financing	Section 5.6
Founder Vehicle	Preamble
HKIAC	Section 9.7(c)
Indemnified Parties	Section 6.12(a)
Independent Committee	Recitals
Investments	Section 4.2(d)
Leased Real Property	Section 4.17(b)
Lender	Section 5.6
Loan Agreement	Section 5.6
Merger	Recitals
Merger Sub	Preamble
Notice Period	Section 6.4(d)(iii)
Owned Real Property	Section 4.17(a)
Parent	Preamble

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Parent Group	Section 8.2(d)
Parent Representatives	Section 6.3(a)
Party	Preamble
Paying Agent	Section 3.2(a)
Per ADS Merger Consideration	Section 3.1(b)
Per Share Merger Consideration	Section 3.1(b)
Plan of Merger	Section 2.2
Proxy Statement	Section 6.2(a)
Registrar of Companies	Section 2.3
Schedule 13E-3	Section 4.4(b)
Surviving Corporation	Section 2.1
Transaction Litigation	Section 6.8
Uncertificated Shares	Section 3.2(c)

Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a) references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(b) references to any Person include references to such Person’s successors and permitted assigns;

(c) words importing the singular include the plural and vice versa;

(d) words importing one gender include the other gender;

(e) references to the word “including” do not imply any limitation;

(f) references to months are to calendar months;

(g) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h) references to “$” or “dollars” refer to U.S. dollars; and

(i) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to satisfaction of the conditions set forth in this Agreement or waiver by the Party having the benefit of such condition, and in accordance with the Cayman Companies Law, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

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Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Kirkland & Ellis, 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong at 10:00 a.m., local time, on the third Business Day following the satisfaction of the conditions set forth in Article VII (other than (i) those conditions that are duly waived in accordance with the terms of this Agreement and (ii) any such conditions, which by their terms, are not capable of being satisfied until the Closing (but subject to their satisfaction or waiver prior to or at the Closing)), or (b) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the Cayman Companies Law by executing and filing the Plan of Merger in the form attached hereto as Exhibit A (the “Plan of Merger”) with the Registrar of Companies of the Cayman Islands (the “Registrar of Companies”), together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the applicable provisions of the Cayman Companies Law (the time of filing of the Plan of Merger by the Registrar of Companies, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Plan of Merger, being referred to herein as the “Effective Time”).

Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Company Memorandum and Articles of Association. At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Corporation, save and except that (a) all references to the name “Kingbird Mergerco. Inc.” shall be amended to “China Nuokang Bio-Pharmaceutical Inc.” and (ii) the share capital shall be described consistent with the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Companies Law and such memorandum and articles of association.

Section 2.6 Directors and Officers

(a) The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of association of the Surviving Corporation.

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(b) The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of association of the Surviving Corporation.

ARTICLE III

EFFECT OF MERGER ON ISSUED SHARE CAPITAL; MERGER

CONSIDERATION; EXCHANGE OF CERTIFICATES

Section 3.1 Share Capital. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Share Capital of Merger Sub. Each ordinary share, par value $1.00 per share, in the share capital of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Corporation, which shall rank pari passu with all other outstanding ordinary shares of the Surviving Corporation, and the Surviving Corporation shall make entries in its register of members to reflect the holder of ordinary shares of Merger Sub immediately prior to the Effective Time as the holder of ordinary shares of the Surviving Corporation after the Effective Time. Such ordinary shares, together with the Founder Shares, shall be the only issued and outstanding share capital of the Surviving Corporation. Each certificate evidencing ownership of such ordinary shares of Merger Sub shall thereafter evidence ownership of ordinary shares of the Surviving Corporation.

(b) Company Shares and ADSs. Each Company Share (including Company Shares represented by ADSs) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Founder Shares) shall be canceled and cease to exist in exchange for the right to receive $0.725 in cash without interest (the “Per Share Merger Consideration”), payable in the manner provided in Section 3.2 (or in the case of a Company Share represented by a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.4). For the avoidance of doubt, because each ADS represents eight (8) Company Shares, each ADS that is issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares or Founder Shares) shall represent the right to surrender the ADS in exchange for $5.80 in cash without interest (the “Per ADS Merger Consideration”) subject to the terms and conditions set forth in this Agreement and in the Deposit Agreement.

(c) Cancellation of Certain Shares. Each Excluded Share other than Dissenting Shares shall be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor and the register of members of the Company shall be amended accordingly.

(d) Founder Shares. Each Founder Share shall continue as a validly issued, fully paid and non-assessable ordinary share of the Surviving Corporation and the register of members of the Surviving Corporation shall be amended accordingly.

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(e) Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, the Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable, shall be adjusted appropriately to reflect the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, combination, exchange of shares, change or readjustment in the ratio of Company Shares represented by each ADS or other like change with respect to Company Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time, and such adjustment to the Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable, shall provide to the holders of Company Shares (including Company Shares represented by ADSs) the same economic effect as contemplated by this Agreement prior to such action.

(f) Statutory Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by a shareholder of Company Shares (each, a “Dissenting Shareholder”) who has validly exercised and not withdrawn or lost its right to dissent from the Merger (“Dissenter Rights”) pursuant to Section 238 of the Cayman Companies Law (collectively, the “Dissenting Shares”) shall be cancelled and cease to exist, but shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration (except as provided in this Section 3.1(f)), and each such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Companies Law. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with the Cayman Companies Law) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shareholder shall, in respect of its Dissenting Shares cancelled at the Effective Time, be entitled to receive the Per Share Merger Consideration, pursuant to this Section 3.1. The Company shall give Parent (i) prompt notice of any written notice of exercise of Dissenter Rights, attempted withdrawals of such Dissenter Rights, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company shareholders’ exercise of Dissenter Rights and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of Dissenter Rights under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any exercise of Dissenter Rights, offer to settle or settle any such Dissenter Rights or approve any withdrawal of any such Dissenter Rights.

(g) Company Restricted Shares. The restrictions on each Company Restricted Share shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each Company Restricted Share shall be fully vested in each holder thereof at such time, and each such Company Restricted Share will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions (including the conditions set forth in Section 3.2) hereunder as, each Company Share.

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(h) Equity Award Waivers. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary waivers, consents or releases, in form and substance reasonably satisfactory to Parent, from holders of Company Restricted Shares and other equity awards under the Company Share Plans and take all such other action, without incurring any liabilities in connection therewith, as Parent may deem to be reasonably necessary to give effect to the transactions contemplated by Section 3.1(g). As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Share Plans) shall adopt such resolutions or take such other actions as are reasonably required to give effect to the transactions contemplated by Section 3.1(g).

Section 3.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Closing, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”) and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.

(b) Exchange Fund. Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the holders of Company Shares (including Company Shares represented by ADSs) and Company Restricted Shares pursuant to the provisions of this Article III, an amount of cash equal to the aggregate consideration to which holders of Company Shares (including Company Shares represented by ADSs) and Company Restricted Shares become entitled under this Article III. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver) to each holder of record (as of immediately prior to the Effective Time) of Company Shares, including Company Shares which immediately prior to the Effective Time were (i) represented by a certificate or certificates (the “Certificates”) and (ii) not represented by a certificate or certificates (the “Uncertificated Shares”) which were cancelled and exchanged into the right to receive the Per Share Merger Consideration pursuant to Section 3.1, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), and/or (B) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b) (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt by the Paying Agent of confirmation by the Company that the Uncertificated Shares have been canceled, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b) (less any applicable withholding Taxes payable in respect thereof). The Paying Agent shall accept such Certificates and such confirmation by the Company with respect to the Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and the cancellation of such Uncertificated Shares on the Per Share Merger Consideration payable upon the surrender of such Certificates and cancellation of Uncertificated Shares pursuant to this Section 3.2. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive the Per Share Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (x) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (1) the number of ADSs issued and outstanding immediately prior to the Effective Time and (2) the Per ADS Merger Consideration and (y) the Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes if any) due to or incurred by the Depositary in connection with the cancellation of the ADSs surrendered and distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the ADSs.

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(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the register of members of the Company, or if the Per Share Merger Consideration is to be paid in a name other than that in which the relevant Company Shares are registered in the register of members of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name the relevant Company Share is registered in the register of members of the Company only upon delivery of evidence to the satisfaction of Parent (or any agent designated by Parent) of such Person’s entitlement to the relevant Company Share and if the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Company Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Paying Agent, Parent and the Surviving Corporation, without double counting, shall be entitled to deduct and withhold or cause to be deducted and withheld from any cash amounts payable pursuant to this Agreement to any holder of Company Shares (including Company Shares represented by ADSs) or Company Restricted Shares such amounts as may be required to be deducted or withheld therefrom under applicable Tax Laws; provided that none of the Paying Agent, Parent or the Surviving Corporation will make or cause to be made any such deduction or withholding in respect of Taxes imposed under PRC Law or under the Code other than: (i) as required as a result of a change in relevant Law on or prior to the Closing Date; (ii) as required pursuant to a written notice by a Governmental Authority; (iii) “backup” withholding Tax under the Code with respect to holders of Company Shares that do not provide a valid IRS Form W-8 or IRS Form W-9; or (iv) Taxes required to be deducted and withheld from amounts payable with respect to any Company Restricted Shares. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

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(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Depositary, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares (including Company Shares represented by ADSs) or Company Restricted Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Shares or ADSs on the date that is six (6) months after the Effective Time shall be paid to Parent upon demand, and any holders of Company Shares (other than Excluded Shares and Founder Shares) or ADSs that were issued and outstanding immediately prior to the Merger who have not theretofore received the Per Share Merger Consideration or Per ADS Merger Consideration payable to them in consideration for the cancellation of their Company Shares or ADSs representing such Company Shares pursuant to the provisions of this Section 3.2 (whether as a result of their failure to surrender their Certificates or otherwise) shall thereafter look for payment of the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, payable in respect of such Company Shares or ADSs solely to the Surviving Corporation for any claim to the applicable Per Share Merger Consideration or Per ADS Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

Section 3.3 No Further Ownership Rights. From and after the Effective Time, all Company Shares (including Company Shares represented by ADSs) (excluding the Founder Shares) shall no longer be outstanding, all Company Shares (excluding the Founder Shares) shall automatically be cancelled and cease to exist, and all ADSs shall be surrendered, and each holder of a Company Share (excluding the Founder Shares) or ADSs representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration payable therefor upon the cancellation thereof in accordance with the provisions of Section 3.2. The Per Share Merger Consideration and the Per ADS Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares (including Company Shares represented by ADSs). From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares (including Company Shares represented by ADSs) (excluding the Founder Shares) that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates (other than any Certificates in respect of the Founder Shares), Uncertificated Shares or ADSs are presented to the Surviving Corporation for any reason, they shall be surrendered, canceled, exchanged as provided in this Article III.

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Section 3.4 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Merger Consideration payable in respect thereof pursuant to Section  3.1.

Section 3.5 Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to the Depositary to terminate the Deposit Agreement in accordance with its terms.

Section 3.6 Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Company Shares for the purposes of Section 238(8) of the Cayman Companies Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company SEC Filings (other than any disclosure contained in such Company SEC Filings in the “Risk Factor” and “Forward-Looking Statements” sections, any other forward looking statements or any other disclosures of risks or uncertainties that are non-specific, of general application, predictive, cautionary or forward-looking in nature set forth therein prior to the date of this Agreement), or (ii) set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each Subsidiary of the Company (each, a “Company Subsidiary”) has been duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and the Company and each Company Subsidiary has obtained all applicable Permits relative to its formation and organization from all applicable Governmental Entities except to the extent the failure of any Company Subsidiary to be so organized, existing or in good standing or of the Company or any Company Subsidiary to have such Permits has not had and would not have a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Schedule contains a correct and complete list of all of the Company Subsidiaries, the ownership interest of the Company in each Company Subsidiary, and the ownership interest of any other Person or Persons in each Company Subsidiary. Each of the Company and each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had and would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business (and, in the case of the PRC Subsidiaries, successfully passed all applicable annual audits in accordance with PRC Law), and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that have not and would not have a Company Material Adverse Effect. Complete and correct copies of the Company Memorandum and Articles, in effect as of the date of this Agreement, have been publicly filed by the Company as a part of the Company SEC Filings.

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Section 4.2 Capitalization

(a) The authorized share capital of the Company consists of US$1,000,000 divided into 2,000,000,000 Company Shares. As of September 25, 2012, there were (i) 154,390,734 Company Shares (other than treasury shares) issued and outstanding, including 1,360,000 Company Shares issuable upon vesting of outstanding Company Restricted Shares , (ii) no Company Shares held in the treasury of the Company, and (iii) no Company Shares owned by any Company Subsidiary. Section 4.2(a) of the Company Disclosure Schedule sets forth a list of the holders of Company Restricted Shares as of the date of this Agreement, including (to the extent applicable) the date on which each such Company Restricted Share was granted, the maximum number of Company Shares subject to such Company Restricted Share and the vesting schedule of each such Company Restricted Share. All of the outstanding shares in the share capital of the Company have been duly authorized and validly issued and are fully paid and non-assessable. All Company Shares issuable upon vesting of Company Restricted Shares have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the applicable Company Share Plan, will be duly authorized, validly issued and fully paid and non-assessable.

(b) Except as set forth in Section 4.2(a), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any of its share capital or other Equity Interests, or securities convertible into or exchangeable for such share capital of, or other Equity Interests in, the Company (which, for purposes of this Agreement, will be deemed to include share appreciation rights, “phantom shares” or other commitments that provide any right to receive value or benefits similar to such share capital, securities or other rights). Except as set forth in Section 4.2(a) and Section 6.16, there are no outstanding Contracts or other obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s shareholders may vote.

(c) Each outstanding share or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens other than Permitted Encumbrances, and subject to the Laws of the PRC with respect to the PRC Subsidiaries, free of any restriction which prevents the payment of dividends to the Company or any Company Subsidiary. There are no subscriptions, options, warrants, rights, calls, Contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase, exchange, cancellation or sale of any Equity Security or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.

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(d) Section 4.2(d) of the Company Disclosure Schedule sets forth as of the date hereof the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than any Company Subsidiary) as of the date hereof (collectively, the “Investments”). All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens other than Permitted Encumbrances. Except for the share capital and other ownership interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any share capital or other voting or equity securities or interests in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(e) Neither the Company nor any of the Company Subsidiaries has entered into any material Contract, commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person.

Section 4.3 Corporate Authority; Approval and Fairness

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject only to the authorization and approval of this Agreement, the Plan of merger and the Merger by the Shareholder Approval. No other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Shareholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) On or prior to the date of this Agreement, (i) the Independent Committee has received from each of Lazard Asia (Hong Kong) Limited and Houlihan Lokey (China) Limited (together, the “Company Financial Advisors”), its written opinion, to the effect that, subject to the limitations, qualifications and assumptions set forth therein, that the Per Share Merger Consideration to be received by the holders of Company Shares (other than Excluded Shares, Founder Shares and their affiliates) and the Per ADS Merger Consideration to be received by the holders of the ADSs is fair, from a financial point of view, to such holders and (ii) the Company Board (acting upon the unanimous recommendation of the Independent Committee) has unanimously determined that this Agreement and the transactions provided for herein, including the Plan of Merger and the Merger, are in the best interest of the Company and its shareholders, and validly adopted resolutions by a unanimous vote approving this Agreement, directing that this Agreement be submitted to the Company’s shareholders for their approval, and recommending to the shareholders of the Company that they authorize and approve this Agreement, the Plan of Merger and the Merger in accordance with the Cayman Companies Law (the “Company Recommendation”), which resolutions, subject to Section 6.4(d), have not been subsequently withdrawn or modified in a manner adverse to Parent.

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Section 4.4 No Conflict; Required Filings and Consents

(a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, (i) assuming the Shareholder Approval is obtained, conflict with or violate any provision of the Company Memorandum and Articles or any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 4.4(b) will have been obtained prior to the Effective Time, all filings and notifications described in Section 4.4(b) will have been made and any waiting periods or approvals thereunder will have terminated, expired or been obtained prior to the Effective Time and the Shareholder Approval is obtained, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity, except (i) for any consent, approval, authorization, filing or notification required under any U.S. federal or state securities Laws or the rules and regulations of NASDAQ, including the joining of the Company in the filing of the Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) and the furnishing of Form 6-K with the Proxy Statement, (ii) for the filing of the Plan of Merger as required by the Cayman Companies Law or (iii) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (x) prevent or materially delay the consummation of the Merger, (y) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (z) as would not have a Company Material Adverse Effect.

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Section 4.5 Compliance with Laws; Permits

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the businesses of the Company or any Company Subsidiary is, and since December 31, 2010 has been, conducted in compliance with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound (including the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder), the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, and, if applicable, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996 or any other applicable anti-corruption Law (collectively, “Anti-Corruption Laws”)), (ii) the Company is in compliance with the applicable listing, corporate governance and other rules and regulations of NASDAQ, (iii) each of the Company and each Company Subsidiary holds all Permits necessary for the lawful conduct of its business, and (iv) the Company and each Company Subsidiary is in compliance with the terms of such Permits.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any Company Subsidiary nor any director or officer, nor, to the Knowledge of the Company, any agent, employee or other Person acting on behalf of the Company or any Company Subsidiary has, in the course of its actions for, or on behalf of, any of them made or gave any bribe, rebate, payoff, influence payment, kickback or other payment to any officer, director, employee or official of or any other person acting in an official capacity for any Governmental Entity that would be unlawful under any applicable Law, including under an Anti-Corruption Law. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary, or any Representative thereof is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law which has not been resolved.

Section 4.6 SEC Filings; Financial Statements

(a) Company SEC Filings. The Company has timely filed or furnished, as applicable, all forms, reports and other documents required to be filed or furnished by it with the SEC, as the case may be, since December 10, 2009 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and (ii) did not, at the time it was filed or furnished (or, if amended, at the time (and taking into account the content) of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared, or, in the case of Company Financial Statements filed after the date hereof, will be prepared, in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, or, in the case of Company Financial Statements filed after the date hereof, will present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof, and the consolidated results of operations and cash flows and statements of shareholders equity of the Company and the Company Subsidiaries for the respective periods indicated therein are, or, in the case of Company Financial Statements filed after the date hereof, will be, correct and complete in all material respects and are, or, in the case of Company Financial Statements filed after the date hereof, will be, consistent in all material respects with the books and records of the Company and the Company Subsidiaries (subject, in the case of unaudited statements, to normal period-end adjustments which have not and would not have a Company Material Adverse Effect).

(c) Internal Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act). The Company has implemented disclosure controls and procedures as such term is defined in Rule 13a-15 under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the Company’s chief executive officer and its chief financial officer.

Section 4.7 No Undisclosed Liabilities. None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) which do not and would not have a Company Material Adverse Effect, (ii) that were incurred after December 31, 2011, in the ordinary course of business consistent with past practice, (iii) that were reflected, accrued or reserved against in the Company’s consolidated balance sheets or in the notes thereto including in the Company SEC Filings filed prior to the date hereof, or (iv) that were required to be incurred pursuant to the transactions contemplated by this Agreement.

Section 4.8 Absence of Certain Changes or Events. Since December 31, 2011, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (b) there has not been (i) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development of which the Company has Knowledge which has had a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company); (iii) any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or (iv) any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of the Company or its property or any part thereof.

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Section 4.9 Company Plans; Employees and Employment Practices

(a) All material benefit and compensation plans (including the Company Share Plans) (the “Company Plans”) covering current or former employees of the Company and the Company Subsidiaries are listed in Section 4.9 of the Company Disclosure Schedule. True and complete copies of each Company Plan, including all amendments thereto, have been provided or made available to Parent. Since December 31, 2011 there has been no material change, amendment, modification to, or adoption of, any Company Plan.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect and except as otherwise specifically provided in this Agreement regarding the Company Restricted Shares, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director, officer or employee of the Company or any of the Company Subsidiaries under any of the Company Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Company Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(c) There is no outstanding Order against the Company Plans that would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 Labor and Employment Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement applicable to persons employed by the Company or any of its Subsidiaries, and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent any employee of the Company or any Company Subsidiary. Except for matters that have not and would not have a Company Material Adverse Effect, (a) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or, to the Knowledge of the Company, been threatened or is anticipated with respect to any employee of the Company or any Company Subsidiary, and (b) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened or anticipated with respect to any employee of the Company or any Company Subsidiaries. Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration and collective bargaining.

Section 4.11 Contracts

(a) Except for this Agreement, the Buyer Group Contracts to which any Company Subsidiary is a party and Contracts filed as exhibits to the Company SEC Filings, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract which, as of the date hereof, would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act. Each contract of the type described in this Section 4.11(a) is referred to herein as a “Company Material Contract.” True and correct copies of all Company Material Contracts have been either publicly filed with the SEC or made available to Parent by the Company.

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(b) Except as would not have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiary party thereto, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) to the Knowledge of the Company, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception, (iii) neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty, is or is alleged to be in material breach or violation of, or material default under, any Company Material Contract, (iv) neither the Company nor any Company Subsidiary has received any written claim or notice of material default, termination or cancellation under any Company Material Contract, and (v) to the Company’s Knowledge, no event has occurred which would result in a material breach or violation of, or a material default under, any Company Material Contract (in each case, with or without notice or lapse of time or both).

Section 4.12 Litigation. As of the date hereof, (i) there is no material legal, administrative, arbitral or other suit, claim, action, inquiry, mediation, proceeding or investigation of any nature (whether sounding in contract, tort, equity or otherwise) (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary and (ii) none of the Company or any of the Company Subsidiaries is subject to or bound by any material outstanding Order.

Section 4.13 Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) the Company and each Company Subsidiary have complied and are in compliance in all respects with all Environmental Laws, (b) neither the Company nor any Company Subsidiary has received any written notice, report or request for information regarding any violation of, or any liability under, any Environmental Law with respect to the Company’s or any Company Subsidiary’s past or current operations, properties or facilities, and (c) neither the Company nor any Company Subsidiary has any contingent liability in connection with the release of any Hazardous Material.

Section 4.14 Intellectual Property

(a) Except for matters that have not and would not have a Company Material Adverse Effect, the Company and each Company Subsidiary owns all right, title and interest in and to, or has valid and enforceable rights to use all Intellectual Property used in, or necessary to conduct, the business of the Company or the Company Subsidiaries as it is currently conducted, free and clear of all Liens, other than Permitted Encumbrances (the “Company Intellectual Property”).

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(b) Except as would not have and would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received written notice of any claim that it, or the business conducted by it, is infringing, diluting or misappropriating or has infringed, diluted or misappropriated any Intellectual Property right of any Person, including any demands or unsolicited offers to license any Intellectual Property. Except as would not have and would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor the business conducted by the Company or any Company Subsidiary infringes, dilutes or misappropriates any Intellectual Property rights of any Person; provided, however, that this representation shall be subject to the Knowledge of the Company with respect to patent rights of any Person. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no Third Party is currently infringing, diluting or misappropriating Intellectual Property owned by the Company or any Company Subsidiary.

(c) Except as would not have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened, Actions or Orders by any Person challenging the validity or enforceability of, or the Company’s or any Company Subsidiary’s use or ownership of, any of the Company Intellectual Property.

(d) Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary own all right, title and interest in and to all Intellectual Property created or developed by, for or under the direction or supervision of the Company or such Company Subsidiary, and all current or former employees, consultants, or contractors who have participated in the creation or development of any such Intellectual Property have executed and delivered to the Company or such Company Subsidiary a valid and enforceable agreement (i) providing for the non-disclosure by such current or former employee, consultant, or contractor of confidential information and (ii) providing for the assignment by such current or former employee, consultant, or contractor to the Company or such Company Subsidiary of any Intellectual Property arising out of such employee’s, consultant’s, or contractor’s employment by, engagement by or contract with the Company or such Company Subsidiary.

(e) The Company and the Company Subsidiaries have taken all actions reasonably necessary to maintain and protect each material item of Intellectual Property that they own. Immediately subsequent to the Effective Time, the Company Intellectual Property shall be owned by or available for use by the Company and each Company Subsidiary on terms and conditions materially identical to those under which the Company and each Company Subsidiary owned or used the Company Intellectual Property immediately prior to the Effective Time.

Section 4.15 Taxes.

(a) Except as would not have a Company Material Adverse Effect, all Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary for all taxable periods ending on or before the date hereof have been timely filed in accordance with applicable Law (taking into account any extension of time within which to file), and such Tax Returns are true, correct, and complete in all respects.

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(b) Except as would not have a Company Material Adverse Effect, all Taxes (whether or not shown on a Tax Return) of the Company and each Company Subsidiary due and payable have been timely paid.

(c) As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened audit, judicial proceeding or other examination against or with respect to the Company or any Company Subsidiary with respect to any material Taxes. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to the assessment or collection of any material Taxes.

(d) The Company and each Company Subsidiary has duly and timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with any amounts paid or owing.

Section 4.16 Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and the Company Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect (a) all such policies, programs and arrangements are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder and (b) as of the date of this Agreement, the Company has no reason to believe that it or any Company Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted.

Section 4.17 Real Estate

(a) Section 4.17(a) of the Company Disclosure Schedule lists the location of each parcel of real property in which the Company or any of the Company Subsidiaries holds any title ownership or land use rights where title ownership is not available to private parties in the jurisdiction in which such real property is located that is material to the business of the Company and the Company Subsidiaries taken as a whole (“Owned Real Property”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect or as described in Section 4.17(a) of the Company Disclosure Schedule, (i) the Company or a Company Subsidiary holds good and valid title to, or valid land use rights with respect to, each parcel of Owned Real Property free and clear of all Liens, except Permitted Encumbrances and (ii) the Company or a Company Subsidiary has paid in full any and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights.

(b) The Company has made available to Parent copies of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property that is material to the business of the Company and the Company Subsidiaries taken as a whole (“Leased Real Property”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect or as described in Section 4.17(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has a valid leasehold interest in all of its Leased Real Property free and clear of any and all Liens, except Permitted Encumbrances.

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(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property (excluding Owned Real Property and Leased Real Property) that is material to the business of the Company and the Company Subsidiaries taken as a whole, free and clear of any and all Liens, except Permitted Encumbrances.

Section 4.18 Brokers. Other than the Company Financial Advisors, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.19 No Additional Representations. Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Parent and Merger Sub acknowledge the foregoing. Except in the event of fraud, neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in or required by the representations and warranties contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Parent is an exempted company, duly organized, validly existing and in good standing under the Laws of the Cayman Islands, and Merger Sub is an exempted company, duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the memorandum and articles of association as in effect as of the date hereof of Parent and Merger Sub, respectively.

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Section 5.2 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Parent consists solely of 50,000 ordinary shares, par value $1.00 per share. As of the date hereof, one ordinary share of Parent was issued and outstanding. All the outstanding ordinary shares of Parent are duly authorized, validly issued, fully paid and non-assessable. At the Effective Time, Ms. Yuhuan Zhu will own 100% of the issued and outstanding share capital of Parent on a fully diluted basis. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than the Loan Agreement, those incident to its formation and capitalization and pursuant to this Agreement.

(b) As of the date of this Agreement, the authorized share capital of Merger Sub consists solely of 50,000 ordinary shares, par value $1.00 per share, of which one share is validly issued and outstanding. As of the Effective Time, the authorized share capital of Merger Sub will consist solely of 2,000,000,000 ordinary shares, par value $0.0005 per share, of which no more than 154,390,734 will be issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of any Lien. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger.

Section 5.3 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no vote of Parent’s or Merger Sub’s shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been duly authorized, executed and delivered by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.4 No Conflict; Required Filings and Consents

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not (i) conflict with or violate any provision of the memorandum of association and articles of association of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 4.4(b) will have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to any member of the Parent Group or by which any property or asset of any member of the Parent Group is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is a party.

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(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) for any consent, approval, authorization, filing or notification required under by any federal or state securities Laws or the rules and regulations of NASDAQ, including the joining of the Company in the filing of the Rule 13e-3 Transaction Statement on Schedule 13E-3 and the furnishing of Form 6-K with the Proxy Statement, (ii) for the filing of the Plan of Merger as required by the Cayman Companies Law or (iii) any actions or filings the absence of which would not reasonably be expected to materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.5 Litigation. As of the date hereof, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there is no Action pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions provided for herein.

Section 5.6 Ownership of Merger Sub; No Prior Activities. Parent owns 100% of the issued and outstanding share capital of Merger Sub. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and related to the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

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Section 5.7 Financing. Parent has delivered to the Company a true, complete and correct copy of the executed Loan Agreement, dated as of the date hereof (the “Loan Agreement”), between Parent and China Grand Enterprises (HK) Limited, a company incorporated in Hong Kong (the “Lender”), pursuant to which the Lender has agreed, subject to the terms and conditions thereof, to provide the debt financing in the aggregate amount described therein (the “Financing”), which shall be used to finance the consummation of the Merger and the other transactions contemplated hereby. The Loan Agreement, in the form so delivered, is in full force and effect as of the date hereof and is the legal, valid and binding obligations of Parent and, to the Knowledge of Parent, of the Lender, in accordance with the terms and conditions thereof, subject to the Bankruptcy and Equity Exception. Assuming (a) the Financing is funded in accordance with the Loan Agreement and (b) the performance by the Company of its obligations in this Agreement, Parent will have at the Effective Time funds sufficient for Parent to pay the aggregate Per Share Merger Consideration and the aggregate Per ADS Merger Consideration and for Parent to pay all fees and expenses payable by it in connection with the consummation of the Merger and the other transactions contemplated hereby. The obligations of the Lender to fund the Financing under the Loan Agreement are not subject to any contractual conditions other than as set forth in the Loan Agreement. As of the date of this Agreement, (i) the Loan Agreement has not been amended or modified and no such amendment or modification is contemplated, and the funding commitment contained in the Loan Agreement has not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated, and (ii) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Loan Agreement by Parent or Merger Sub, or to Parent’s Knowledge, the Lender. Parent and Merger Sub have fully paid any and all fees in connection with the Loan Agreement that are due and payable on or prior to the date hereof. There are no side letters or other oral or written Contracts to which Parent or any of its Affiliates is a party related to the funding of the full of amount of the Financing other than the Loan Agreement and any other agreements that do not impact the conditionality or amount of the Financing. As of the date hereof, assuming Parent and Merger Sub are obligated to close pursuant to Section 2.2, Parent does not have any reason to believe that any of the conditions to the Loan Agreement will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time.

Section 5.8 Solvency. Assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated hereby, including the Financing and the payment of the aggregate Per Share Merger Consideration and the aggregate Per ADS Merger Consideration, amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees and expenses the Surviving Corporation will, immediately after the Effective Time be able to pay its debts as they fall due as required by the Cayman Companies Law.

Section 5.9 Limited Guarantee. Concurrently with the execution of the Agreement, the Guarantor has delivered to the Company a duly executed Limited Guarantee. The Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor, subject to the Bankruptcy and Equity Exception, and no event has occurred, which with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

Section 5.10 Certain Arrangements. As of the date of this Agreement, other than as set forth in Section 6.16 and the Buyer Group Contracts, there are no agreements, arrangements or understandings, whether or not legally enforceable, (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management, directors or shareholders, on the other hand, with respect to any securities of the Company, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration on a per Share basis in connection with the Merger in any form or nature in an amount in excess of the Merger Consideration or (c) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or agreed to vote against any Superior Proposal.

Section 5.11 Buyer Group Contracts. Parent has delivered, or upon execution, will deliver, to the Company a true, correct and complete copy of the Buyer Group Contracts. Other than as set forth under Section 6.16 and the Buyer Group Contracts, there are no other agreements, arrangements or understandings with respect to any securities of the Company between two or more of the following Persons: any member of the Parent Group, the Lender, the Guarantor, and any of their respective Affiliates.

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Section 5.12 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates.

Section 5.13 Ownership of Company Shares. As of the date hereof, none of the none of Parent, Merger Sub or any of their Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or other securities of the Company or any options, warrants or other rights to acquire Company Shares or other securities of, or any other economic interest in, the Company, other than the Founder Shares.

Section 5.14 No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this Article V, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its Affiliates or Representatives with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. Except in the event of fraud, none of Parent, Merger Sub or any other Person will have or be subject to any liability or indemnity obligations to the Company or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to the Company or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in or required by the representations and warranties contained in this Article V.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Pending the Closing

(a) The Company agrees that, between the date of this Agreement and the Effective Time, as otherwise expressly permitted by this Agreement or contemplated under any Buyer Group Contract, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to (i) conduct its business in the ordinary course consistent with past practice and (ii) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with each of the key customers, suppliers and other Persons with whom the Company or any Company Subsidiary has business relations. Without limiting the foregoing, and as an extension thereof, as otherwise expressly permitted by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions:

(i) amend or otherwise change the Company Memorandum and Articles or equivalent organizational documents of the Company Subsidiaries;

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(ii) issue, deliver, sell, pledge, transfer, encumber or otherwise dispose of, or authorize, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance or disposition of, any shares of any class or series of its share capital or other Equity Interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its share capital or other Equity Interests (other than pursuant to the vesting of Company Restricted Shares existing on the date hereof on the terms in effect on the date hereof);

(iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its share capital (other than dividends paid by a Subsidiary to the Company or to any Subsidiary of the Company), or enter into any agreement with respect to the voting of its share capital;

(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its share capital or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its share capital or other Equity Interests, except pursuant to the exercise or settlement employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof;

(v) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, except any such acquisitions, loans, advances, contributions or investments that are consistent with past practice and are for consideration not in excess of $500,000 (or an equivalent amount in RMB) individually and $2,000,000 (or an equivalent amount in RMB) in the aggregate for all such transactions by the Company and the Company Subsidiaries;

(vi) grant any Lien on any of its assets, other than Liens granted in connection with any Indebtedness permitted under Section 6.1(a)(vi).

(vii) incur or otherwise acquire, or modify the terms of, any Indebtedness or issue any debt securities or other Contracts evidencing Indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, except for (A) Indebtedness incurred under the Company’s or any Company Subsidiary’s existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness, (B) Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices in a principal amount not in excess of $10,000,000 (or an equivalent amount in RMB) for all such Indebtedness by the Company and the Company Subsidiaries in the aggregate and (C) Indebtedness owed by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary;

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(viii) sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any Company Subsidiary having a current value in excess of $2,000,000 (or an equivalent amount in RMB) in the aggregate;

(ix) authorize, or make any commitment with respect to, any single capital expenditure in excess of $2,000,000 (or an equivalent amount in RMB) or capital expenditures for the Company and the Company Subsidiaries in excess of $10,000,000 (or an equivalent amount in RMB) in the aggregate;

(x) enter into any material new line of business outside of its existing business segments;

(xi) (A) grant or announce any stock option, equity, equity-linked or incentive awards or change the vesting dates of any Company Restricted Share from the vesting date for the Company Restricted Shares set forth in Section 4.2(a) of the Company Disclosure Schedule, (B) subject grant or announce any increase in the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any of the employees, officers, directors, shareholders or other service providers of the Company or any Company Subsidiary having a total annual base salary and incentive compensation opportunity in excess of $200,000 (or an equivalent amount in RMB), (C) hire (or enter into any employment agreements with) any employees having a total annual base salary and incentive compensation opportunity in excess of $200,000 (or an equivalent amount in RMB), (D) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan, or (E) enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Plan or benefit arrangement or any collective bargaining agreement except as required by Law;

(xii) except as may be required by GAAP or as a result of a change in Law, make any change in accounting principles, policies, practices, procedures or methods used by it;

(xiii) change any method of Tax accounting, make or change any material Tax election, materially adopt or change any material accounting method, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax, surrender any right to claim a Tax refund, fail to pay any material Taxes as they become due and payable, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

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(xiv) settle, release, waive or compromise any pending or threatened Action of or against the Company or any of the Company Subsidiaries (A) for an amount in excess of $200,000 (or an equivalent amount in RMB) in the aggregate, or (B) entailing the incurrence of (x) any obligation or liability of the Company or any Company Subsidiary in excess of such amount, including costs or revenue reductions, or (y) obligations that would impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries;

(xv) (A) enter into, terminate (other than extensions at the end of a term in the ordinary course of business) or materially amend or modify any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, or (B) waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under any Company Material Contract;

(xvi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company); or

(xvii) knowingly commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, each of Parent and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ respective operations.

Section 6.2 Proxy Statement; Schedule 13e-3; Company Shareholders Meeting

(a) Proxy Statement. As promptly as practicable after the date hereof, the Company, with the assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the Company Shareholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company shall cause the Proxy Statement to be filed with the SEC as soon as practicable on or after the date hereof. Parent and Merger Sub shall furnish all information as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. Subject to and without limiting the rights of the Independent Committee and the Company Board pursuant to Section 6.4(d), the Proxy Statement shall include the Company Recommendation.

(b) Schedule 13e-3. Concurrently with the preparation and filing of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 with respect to the Merger. The Company and Parent shall cooperate and consult with each other in preparation of the Schedule 13E-3, including, without limitation, furnishing the information required by the Exchange Act to be set forth in the Schedule 13E-3.

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(c) SEC Comments. The Company, after consultation with Parent, will use its reasonable best efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement and/or the Schedule 13E-3. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement and/or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information and will promptly supply Parent with copies of all written correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement. Prior to filing or mailing the Proxy Statement or filing the Schedule 13E-3 or any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent. As promptly as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall mail the Proxy Statement and all other proxy materials to the holders of Company Shares and, if necessary in order to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

(d) Information Supplied. Each of Parent, Merger Sub and the Company agrees that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Company Shares and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with the other Party with respect to such amendment or supplement and shall afford the other Party and their Representatives reasonable opportunity to comment thereon.

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(e) Shareholders Meeting.

(i) The Company shall duly call, give notice of and hold an extraordinary general meeting of its shareholders in accordance with the Cayman Companies Law and the Company Memorandum and Articles (the “Company Shareholders Meeting”) as promptly as practicable, but in any event no later than five calendar days, following the date on which the SEC confirmed that it has no further comments on the Schedule 13E-3 and Proxy Statement for the purpose of obtaining the Shareholder Approval; provided that the Company may adjourn or postpone the Company Shareholders Meeting for up to thirty calendar days (but in any event no later than the End date), (A) with the consent of Parent, (B) if at the time the Company Shareholders Meeting proceeds to business there are insufficient Company Shares represented (either in person or by proxy ) to constitute a quorum necessary to conduct business at the Company Shareholders Meeting, or (C) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board as determined in good faith after consultation with outside counsel is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting. Parent may request on only one occasion that the Company adjourn or postpone the Company Shareholders Meeting for up to thirty calendar days (but in any event no later than the End Date), if as of the time the Company Shareholders Meeting proceeds to business there are insufficient Company Shares represented (either in person or by proxy) (x) to constitute a quorum necessary to conduct business at the Company Shareholders Meeting or (y) voting in favor of approval of this Agreement and the transactions contemplated hereby to obtain the Shareholder Approval, in which event the Company shall, in each case, cause the Company Shareholders Meeting to be postponed or adjourned in accordance with Parent’s request. In no event shall any such adjournment or postponement be longer than thirty calendar days after the originally scheduled meeting date or result in the Company Shareholders Meeting being held later than five Business Days prior to the End Date.

(ii) Subject to Section 6.4(d), at the Company Shareholders Meeting, the Company shall, through the Company Board or the Independent Committee, make the Company Recommendation and shall take all reasonable lawful action to solicit proxies from the Company’s shareholders to obtain the Shareholder Approval. Without the prior written consent of Parent, the authorization and approval of this Agreement and the Plan of Merger and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) which the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholders Meeting.

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Section 6.3 Access to Information; Confidentiality

(a) Access to Information. Subject to Section 6.3(b), from the date of this Agreement to the Effective Time, the Company shall, and shall instruct each of the Company Subsidiaries and each of its and their respective Representatives (collectively, the “Company Representatives”) to: (i) provide to Parent and Merger Sub and each of their respective Representatives (collectively, the “Parent Representatives”) access at reasonable times during normal business hours, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company or such Company Subsidiary and to the books and records thereof and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request; provided that the Company shall not be required to (A) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the NDA or any similar agreement with respect to such information, (B) take or allow actions that would unreasonably interfere with the Company’s or any Company Subsidiary’s operation of its business or (C) provide access to or furnish any information if doing so would violate any applicable Law, or where such access to information may involve the waiver of any privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company’s or any Company Subsidiary’s privilege with respect thereto.

(b) Confidentiality and Restrictions. With respect to the information disclosed pursuant to Section 6.3(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the NDA or any similar agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 6.3. The NDA shall continue in full force and effect in accordance with its terms until the earlier of the Effective Time or the expiration of the NDA according to its terms.

Section 6.4 No Solicitation of Transactions

(a) Except as expressly permitted by this Section 6.4, the Company and its officers and directors shall, and the Company shall instruct and cause the Company Representatives, Company Subsidiaries and their respective Representatives to:

(i) immediately cease all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, effective on and from the date hereof; and

(ii) from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, not:

(A) initiate, solicit, propose, knowingly encourage (including by providing information) or take any action to knowingly facilitate any inquiries, effort or attempt or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal;

(B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any Company Subsidiary to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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(C) grant any waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover Law;

(D) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

(E) resolve, propose, agree or publicly announce an intention to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.4(a), at any time after the date of this Agreement and prior to obtaining the Shareholder Approval, the Company may, in response to a bona fide written Acquisition Proposal that did not result from a breach of Section 6.4(a) and that the Independent Committee, which shall have full, sole, and exclusive authority to make such decision determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisors, constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms at least as restrictive as those contained in the NDA (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement), and (ii) participate, through the Independent Committee, in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall promptly (and in any event, within 48 hours) provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously or concurrently provided or made available to Parent; provided, further, however, that any definitive merger or similar agreement with respect to any Acquisition Proposal shall be subject to approval by the Company Board.

(c) Subject to the actions contemplated by Section 8.1(c)(iii) and except as expressly provided by Section 6.4(d), neither the Company Board nor any committee thereof shall:

(i) (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (C) (x) fail to publicly recommend against any Acquisition Proposal or (y) fail to publicly reaffirm the Company Recommendation, in each case of (x) and (y) within two (2) Business Days after Parent so requests in writing, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal, or (E) fail to include the Company Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Adverse Recommendation Change”); or

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(ii) cause or permit the Company or any Company Subsidiary to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 6.4(b)).

(d) Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to obtaining the Shareholder Approval, the Company has received a bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board (upon recommendation of the Independent Committee) concludes in good faith constitutes a Superior Proposal, the Company Board (upon recommendation of the Independent Committee) may effect a Company Adverse Recommendation Change with respect to such Superior Proposal and/or authorize the Company to terminate this Agreement pursuant to Section 8.1(c)(iii), if and only if:

(i) the Company Board determines in good faith, after consultation with its outside financial advisor and legal counsel, that failure to do so could reasonably be expected to be inconsistent with its fiduciary duties under applicable Laws;

(ii) the Company shall have complied with its obligations under this Section 6.4; and

(iii) (A) the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received a bona fide written Acquisition Proposal that is not withdrawn and that the Company Board (upon recommendation of the Independent Committee) concludes in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board intends to effect a Company Adverse Recommendation Change pursuant to this Section 6.4(d), which notice shall specify the basis for such Company Adverse Recommendation Change, including the identity of the party making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal, and (B) prior to effecting such Company Adverse Recommendation Change, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, (1) negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (2) permit Parent and the Parent Representatives to make a presentation to the Company Board and the Independent Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall deliver a new written notice to Parent and to comply with the requirements of this Section 6.4 (including Section 6.4(d)) with respect to such new written notice.

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None of the Company, the Company Board or any committee of the Company Board shall enter into any binding agreement or Contract with any Person to limit or not to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change in light of a Superior Proposal.

(e) Nothing contained in this Section 6.4 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders), provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation within two (2) Business Days following any written request by Parent, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(f) The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company Board or any Company Representative indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a reasonably prompt basis (in any event, within 48 hours), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

Section 6.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, including Section 6.4, Parent, Merger Sub and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on its respective part under this Agreement and applicable Laws to cause the conditions set forth in Article VII to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, Permits and Orders necessary or advisable to be obtained from any Third Party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided that all obligations of the Company, Parent and Merger Sub relating to the Financing shall be governed exclusively by Section 6.6 and Section 6.7, and not this Section 6.5.

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(b) Each of Parent, Merger Sub and the Company agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any objection or Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any Parent Representative, or the Company or any Company Subsidiary or Company Representative, as the case may be, from any Third Party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any of its other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

Section 6.6 Financing.

(a) Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain the Financing on the terms and conditions described in the Loan Agreement and shall not permit any amendment or modification to be made to, any waiver of any provision or remedy under, or any termination of, the Loan Agreement unless such action or actions, individually or in the aggregate, would not reasonably be expected to materially prevent, delay or impair the availability of the Financing or the consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Each of Parent and Merger Sub shall use its reasonable best efforts to (i) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Loan Agreement that are within its control, (ii) cause the Lender to fund the Financing at or prior to the Closing, (iii) enforce its rights under the Loan Agreement, and (iv) subject to the terms and conditions of the Loan Agreement, draw upon and consummate the Financing at or prior to the Closing.

(c) Prior to the Closing, Parent shall (i) give the Company prompt notice of any material breach or threatened material breach by any party to the Loan Agreement or any definitive documents related to the financing of which Parent or Merger Sub becomes aware, or any termination thereof, (ii) give the Company prompt notice (A) of the receipt of any notice or other communication from any Person with respect to any material dispute or disagreement between or among any parties to the Loan Agreement or any document related to the Financing, (B) if for any reason Parent or Merger Sub believes in good faith that there is (or there is likely to be) a dispute or disagreement between or among any parties to the Loan Agreement or any document related to the Financing or there is a reasonable possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Loan Agreement, and (iii) otherwise keep the Company reasonably informed on a reasonably current basis of the status of Parent and Merger Sub’s efforts to arrange the Financing.

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(d) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Loan Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, on terms and conditions (including the market flex provisions) not materially less favorable, in the aggregate, to Parent and Merger Sub than those contained in the Loan Agreement, in an amount sufficient, when added to the portion of the Financing and other funds that are available (assuming the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2 or the waiver of such conditions by Parent) to consummate the Merger, and to enter into new definitive agreements with respect to such alternative financing.

Section 6.7 Financing Assistance. Prior to the Closing, the Company shall, and shall cause each Company Subsidiary to, and shall use its reasonable best efforts to cause the Company Representatives to, provide to Parent and Merger Sub cooperation reasonably requested by Parent or Merger Sub in connection with the arrangement of the Financing, including:

(a) assisting with the preparation of materials required in connection with the Financing;

(b) executing and delivering any pledge and security documents or other certificates, legal opinions or documents as may be reasonably requested by Parent or Merger Sub or otherwise reasonably facilitating the pledging of collateral; provided that such documents will not take effect until immediately prior to or at the Effective Time;

(c) executing and delivering the Share Transfer Documents (as defined in the Loan Agreement) and related deliverables to which the Company or any Company Subsidiary, as applicable, is a party as contemplated under the Loan Agreement; provided that such documents will not take effect until immediately prior to or at the Effective Time;

(d) furnishing Parent and Lender as promptly as practicable with financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent or Merger Sub;

(e) using reasonable best efforts to obtain accountants’ comfort letters, consents, legal opinions, surveys, title insurance and other documentation and items relating to the Financing as reasonably requested by Parent or Merger Sub;

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(f) providing monthly financial statements to the extent the Company customarily prepares such financial statements within the time frame such statements are prepared; and

(g) furnishing Parent and the Lender promptly with all documentation and other information required by Governmental Entities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations.

Nothing in this Section 6.7 shall require such cooperation to the extent it would require the Company to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Time for which it is not reimbursed or indemnified by Parent. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any Company Subsidiary in connection with such cooperation requested by Parent.

Section 6.8 Notices of Certain Events. From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other orally and in writing of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any Party to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied, (b) any Action commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated hereby (the “Transaction Litigation”), or (c) the material failure of any such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger not to be satisfied; provided that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII.

Section 6.9 Transaction Litigation. The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided that neither the Company nor any Subsidiary nor any Company Representative shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall have first consented thereto in writing.

Section 6.10 Publicity. The Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the Merger or any other transactions contemplated by this Agreement. No Party shall issue any such press release or make any such public statement prior to such consultation, except to the extent the disclosing Party determines it is required to do so by applicable Law or any listing agreement with or rules of NASDAQ, in which case such Party shall use all reasonable efforts to consult with the other Party before issuing any such release or making any such public statement.

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Section 6.11 Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall use its reasonable best efforts to cause to be delivered to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.12 Indemnification of Directors and Officers

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent required by the Company Memorandum and Articles, and as required pursuant to any indemnity agreements of the Company or any Company Subsidiary in effect on the date hereof, each present and former director and officer of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to such Indemnified Party’s service as a director or officer of the Company or any Company Subsidiary or services performed by such Person at the request of the Company or any Company Subsidiary, including (i) any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, (ii) any claim arising from the transactions contemplated herein, (iii) the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions; and (iv) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party. The memorandum and articles of association of the Surviving Corporation will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Memorandum and Articles, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) From and after the Effective Time, the Surviving Corporation shall and, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for the extension of the existing directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policy with respect to any matter claimed against a director or officer of the Company or any Company Subsidiary by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall Parent or the Surviving Corporation be required to expend for such policy pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided, further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

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(c) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Corporation, as the case may be, that are set forth under this Section 6.12 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.12.

(d) The provisions of this Section 6.12 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

(e) The agreements and covenants contained in this Section 6.12 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.12 is not prior to or in substitution for any such claims under any such policies.

Section 6.13 Anti-takeover Law. Parent, the Company and their respective Boards of Directors (or with respect to the Company, the Independent Committee, if appropriate) shall (a) take all reasonable action necessary to ensure that no anti-takeover Law is or becomes applicable to this Agreement or the transactions provided for in this Agreement and (b) if any anti-takeover Law becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such anti-takeover Law on this Agreement or the transactions provided for in this Agreement.

Section 6.14 Stock Exchange De-Listing. Parent shall cause the ADSs to be de-listed from NASDAQ and the Company de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.15 Actions Taken at Direction of CEO; Knowledge of CEO. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of Mr. Baizhong Xue without the approval or direction of the Company Board (acting with the concurrence of the Independent Committee) or the Independent Committee. Parent shall not have any right to (a) terminate this Agreement under Section 8.1 or (b) claim any damage or seek any other remedy at law or in equity, in each case for any breach or inaccuracy in the representations and warranties made by the Company in Article IV to the extent Mr. Baizhong Xue has knowledge, as of the date of this Agreement, of such breach or inaccuracy.

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Section 6.16 Founder Vehicle Undertakings

(a) Each of the Founder Vehicles hereby severally and not jointly and severally represents and warrants to the Company and Parent that (i) as of the date hereof, such Founder Vehicle Beneficially Owns (and will Beneficially Own) the Founder Shares set forth on Schedule A hereto; (ii) such Founder Vehicle has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Section 6.16, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Founder Shares set forth on Schedule A; (iii) as of the date hereof, neither the Founder Vehicle nor any of its Affiliates Beneficially Owns any securities of the Company other than the Company Shares set forth on Schedule A; (iv) such Founder Vehicle has the requisite power to agree to all of the matters set forth in this Section 6.16 with respect to the Company Shares it Beneficially Owns and the full authority to vote, transfer and hold all the Company Shares it Beneficially Owns, with no limitations, qualifications or restrictions on such power, subject to applicable securities Laws and the terms of this Agreement; (v) such Founder Vehicle has the legal capacity and authority to enter into this Agreement and to perform all of its obligations under this Agreement; (vi) this Agreement has been duly and validly executed and delivered by such Founder Vehicle and constitutes a valid and binding agreement of the Founder Vehicle, enforceable against such Founder Vehicle in accordance with its terms, subject to the Bankruptcy and Equity Exception; (vii) none of the execution and delivery of this Agreement by such Founder Vehicle, the consummation by such Founder Vehicle of any of the transactions contemplated hereby or compliance by the Founder Vehicle with any of the provisions hereof (A) conflicts with or results in any breach of any organizational documents applicable to such Founder Vehicle, (B) violates any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to such Founder Vehicle or any of its properties or assets or (C) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (viii) such Founder Shares are now and at all times during the term hereof will be, and the Company Shares will be, held by such Founder Vehicle, free and clear of all Liens, proxies, powers of attorney, voting trusts and voting agreements and arrangements, except for any such Liens arising hereunder or under applicable securities Laws.

(b) At the Company Shareholders Meeting, each of the Founder Vehicles irrevocably and unconditionally agrees (x) to appear at such meeting or otherwise cause its respective Founder Shares to be counted as present thereat for purposes of determining whether a quorum is present and (y) vote or cause to be voted (including by proxy or written consent, if applicable) all of its respective Founder Shares, in favor of the authorization and approval of this Agreement and the Plan of Merger and the transactions contemplated hereby (including the Merger).

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(c) Prior to the termination of this Agreement, each Founder Vehicle agrees severally and not jointly and severally not to, and to cause each of its Affiliates not to, directly or indirectly:

(i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or enter into a loan of, any or all of the Company Shares it Beneficially Owns or any interest therein;

(ii) grant any proxy or power of attorney with respect to any of the Company Shares it Beneficially Owns, or deposit any of the Company Shares it Beneficially Owns into a voting trust or enter into a voting agreement or arrangement with respect to any such Company Shares except as provided in this Section 6.16; or

(iii) take any other action that would prevent or materially impair the Founder Vehicle from performing any of its obligations under this Agreement or that would make any representation or warranty of the Founder Vehicle hereunder untrue or incorrect in any manner that would prevent or materially impair the performance by the Founder Vehicle of any of its obligations under this Agreement.

(d) Each of the Founder Vehicles hereby (i) agrees that its legal and beneficial ownership with respect to its respective Founder Shares shall survive the Merger and such Founder Vehicle shall continue to beneficially own such Founder Shares following the Closing, and (ii) irrevocably waives any right to receive the Per Share Merger Consideration with respect to each Founder Share it owns immediately prior to the Effective Time.

Section 6.17 Employee Benefits. Effective from and after the Closing Date, Parent shall use its reasonable best efforts to cause the Surviving Corporation to provide the employees of the Company and the Company Subsidiaries (a) with each term and condition of employment (including seniority and other service credit) and each type and amount of compensation and benefits required by applicable Law (whether as an absolute requirement or as a condition to avoiding any penalty, liability, obligation or expense) and (b) for at least the one-year period immediately following the Closing Date, other terms and conditions of employment (including seniority and other service credit) and types and amounts of compensation and benefits (excluding those items subject to clause (a), above) that are no less favorable, in the aggregate, to those provided by the Company or its Affiliates, in each case, immediately prior to the Closing Date. Nothing in this Section 6.17, express or implied, shall (i) confer upon any employee of the Company or the Company Subsidiaries, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement, (ii) be construed to prevent Parent, the Surviving Corporation or their Affiliates from terminating or modifying to any extent or in any respect any benefit plan, or (iii) together with any other provision of this Agreement, establish, amend, or be deemed to amend, any benefit plan (including any Company Plan).

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ARTICLE VII

CLOSING CONDITIONS

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, or waiver (in the case of the Company, upon the approval of the Independent Committee), at or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to satisfaction as of the Closing of the following conditions, any one or more of which may be waived in writing by Parent:

(a) Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 4.2(a), Section 4.2(b) and Section 4.3, the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Company Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 4.3 shall be true and correct in all material respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all material respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Company Material Adverse Effect,” (iii) the representations and warranties set forth in Section 4.2(a) and Section 4.2(b) shall be true and correct in all respects when made and as of the Closing as if made at such time (except for de minimus inaccuracies).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b).

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(d) Dissenting Shares. The aggregate amount of Dissenting Shares shall be less than 15% of the total outstanding Company Shares immediately prior to the Effective Time.

(e) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to satisfaction as of the Closing of the following conditions, any one of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitations as to “materiality” set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement, including the consummation of the Merger.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by (i) in the case of the Company Board, the Independent Committee and (ii) in the case of Parent, its Board of Directors, whether before or after the Shareholder Approval:

(a) by mutual written consent of Parent and the Company,

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(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated by 11:59 p.m., Hong Kong time, on March 31, 2013 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose breach of any provision of this Agreement was the material cause of the failure of the Merger to have been consummated prior to the End Date;

(ii) if (x) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and non-appealable or (y) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; provided that prior to termination pursuant to this Section 8.1(b)(ii), each of the Parties shall have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Order or Law and shall have complied in all material respects with its obligations under Section 6.5; provided, further that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or applicability of such Law; or

(iii) if the Shareholder Approval is not obtained at the Company Shareholders Meeting or any adjournment thereof at which this Agreement has been voted upon,

(c) by the Company if:

(i) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of either (i) or (ii), such breach is incapable of being cured by the End Date or is not cured by Parent of Merger Sub within thirty (30) calendar days after Parent or Merger Sub receives written notice of such breach from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b), as applicable, not being satisfied;

(ii) (x) all of the conditions to closing contained in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver prior to or at the Closing)), (y) the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing, and (z) Parent and Merger Sub fail to complete the Closing within three (3) Business Days following the delivery of such notice; or

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(iii) if prior to the obtaining of the Company Shareholder Approval, (x) the Company Board has, upon recommendation of the Special Committee, authorized the Company to enter into a definitive agreement with respect to a Superior Proposal and (y) the Company has concurrently with the termination of this Agreement entered into, or immediately after the termination of this Agreement, enters into, a definitive agreement with respect to the Superior Proposal referred to in the foregoing clause (x); provided that the right of the Company to terminate this Agreement pursuant to this Section 8.1(c)(iii) is conditioned on and subject to the concurrent or prior payment by the Company of the Company Termination Fee to Parent in accordance with Section 8.2(b) and any purported termination pursuant to this Section 8.1(c)(iii) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee; provided, further that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(iii) unless the Company has complied in all material respects with the requirements of Section 6.4 of this Agreement and the Company has complied in all material respects with the requirements of Section 6.4(d) that the Company is required to satisfy before taking action pursuant to this Section 8.1(c)(iii).

(d) by Parent:

(i) if (x) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured by the End Date or is not cured by the Company within thirty (30) calendar days after the Company receives written notice of such breach from Parent or Merger Sub; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b), as applicable, not being satisfied; or

(ii) if (x) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change or (y) the Company Board shall have approved or recommended, or entered into or allowed the Company or any Company Subsidiary to enter into a letter of intent, agreement in principle or definitive acquisition agreement for an Acquisition Proposal (other than a confidentiality agreement in accordance with Section 6.4(b)).

(e) Notice of Termination. The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than under Section 8.1(a)) shall give written notice of such termination to the other Parties specifying the provision or provisions of this Section 8.1 pursuant to which such termination is purportedly effected.

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Section 8.2 Effect of Termination; Termination Fee.

(a) Effect of Termination Generally. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or Affiliates; provided that the provisions of this Section 8.2, Article IX and the NDA shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, in no event shall any Party (or any member of the Parent Group or Company Group) be liable for punitive damages.

(b) Company Termination Fee. In the event this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii) or terminated by Company pursuant to Section 8.1(c)(iii), the Company shall pay the Company Termination Fee to Parent promptly, but in any event within two (2) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.

(c) Parent Termination Fee. In the event that this Agreement is validly terminated in accordance with Section 8.1(c)(i) or Section 8.1(c)(ii), then, subject to Section 8.2(d), Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Company (or its designees) the Parent Termination Fee by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(d) Limitations on Liabilities.

(i) Notwithstanding anything to the contrary in this Agreement, in the event that Parent or Merger Sub fail to effect the Closing when required pursuant to Section 2.2 for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance as and only to the extent permitted by Section 9.6, the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.2(c) (including the right to enforce the Limited Guarantee) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Company Subsidiaries and all members of the Company Group (as defined below) against (A) Parent and Merger Sub, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of Parent or Merger Sub, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (clauses (A) through (D), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated hereby (including the Loan Agreement and the Financing) other than the payment of the Parent Termination Fee pursuant to Section 8.2(c) and pursuant to the Limited Guarantee, and in no event shall any of the Company, the Company Subsidiaries, the direct or indirect shareholders of the Company or any other Person, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the transactions contemplated hereby (including Loan Agreement and the Financing), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.2(c).

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(ii) Notwithstanding anything to the contrary in this Agreement, in the event that the Company fails to effect the Closing when required pursuant to Section 2.2 for any reason or no reason or it otherwise breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance as and only to the extent permitted by Section 9.6, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.2(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against the Company Group (other than the Founder Vehicles), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither the Company nor any member of the Company Group (other than Parent, Merger Sub and the Founder Vehicles) shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated hereby (including the Loan Agreement and the Financing) other than the payment of the Company Termination Fee pursuant to Section 8.2(b) and in no event shall any of the members of the Parent Group seek, or permit to be sought, any monetary damages from any member of the Company Group (other than the Founder Vehicles) in connection with this Agreement or any of the transactions contemplated hereby (including the Loan Agreement and the Financing), other than (without duplication) from the Company to the extent provided in Section 8.2(b).

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(iii) The Parties expressly acknowledge and agree that, with respect to any termination of this Agreement under circumstances in which either the Company Termination Fee or the Parent Termination Fee is payable pursuant to Section 8.2, payment of the Company Termination Fee or the Parent Termination Fee, as required hereunder, shall constitute liquidated damages with respect to any claim for damages or any other claim which the Company, on the one hand, or Parent or Merger Sub, on the other hand, as the case may be, would otherwise be entitled to assert against Parent or Merger Sub, on the one hand, or the Company, on the other hand, as the case may be, or their respective assets, or against any of their respective employees or equityholders or any other member of the Parent Group or the Company Group, as the case may be, with respect to any such termination of this Agreement. The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which any of the Company Termination Fee or the Parent Termination Fee is payable pursuant to Section 8.2, the right to such payment (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement.

(iv) The provisions of this Section 8.2(d) are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group and the Company Group.

Section 8.3 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law and, in the case of the Company upon the approval of the Independent Committee, subject to Section 8.4, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) waive compliance with any of the agreements or conditions contained herein; provided that after any approval of this Agreement by the Company’s shareholders, there may not be any extension or waiver of this Agreement which decreases the Per Share Merger Consideration or Per ADS Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that the Company may only take such action with the approval of the Independent Committee; provided, further that after approval of the Agreement by the shareholders of the Company, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders may be made without further Shareholder Approval. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

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ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements contained in this Article IX, the agreements of Parent, Merger Sub and the Company in Article III, and Section 6.9 (Indemnification of Directors and Officers), and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follows:

(a) if to Parent or Merger Sub, at:

No. 18-1 East Nanping Road

Hunnan National New & High-tech Development Zone

Shenyang, Liaoning Province

People’s Republic of China 110171

Attention: Shizheng Duan

Facsimile: +86-24-2469-6133

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower

The Landmark

15 Queen’s Road, Central

Hong Kong

Attention:    David Zhang

          Jesse Sheley

Facsimile:    +852-3761-3301

(b) if to the Company, at:

No. 18-1 East Nanping Road

Hunnan National New & High-tech Development Zone

Shenyang, Liaoning Province

People’s Republic of China 110171

Attention: Shizheng Duan

Facsimile: +86-24-2469-6133

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(c) if to the Independent Committee, addressed to it care of the Company, with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter Huang

Facsimile: +86 10 6535 5577

(d) if to the Founder Vehicles, at:

No. 18-1 East Nanping Road

Hunnan National New & High-tech Development Zone

Shenyang, Liaoning Province

People’s Republic of China 110171

Attention: Shizheng Duan

Facsimile: +86-24-2469-6133

Section 9.3 Fees and Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent and all transfer, documentary, sales, use, stamp, registration and other similar such Taxes and fees (including penalties and interest), incurred in connection with the transactions contemplated by Article III. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.5 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto), the Loan Agreement and any other documents contemplated thereby, the NDA and the Limited Guarantee constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

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Section 9.6 Specific Performance

(a) The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Parties in accordance with the terms hereof and that each Party, subject to Section 9.6(b), shall be entitled to specific performance of the terms and provisions hereof (including each Party’s obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy at law or equity. Each Party hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any Party brings any Action to enforce specifically the performance of the terms and provisions hereof by the Company, the End Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the applicable court presiding over such Action.

(b) Notwithstanding the foregoing, the right of the Company to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, shall be limited to seeking an injunction, specific performance or other equitable relief to cause Parent and Merger Sub to consummate the Merger in accordance with Section 2.2 but only in the event that (i) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or duly waived, (ii) the Financing (or, if alternative financing is being used in accordance with Section 6.6, pursuant to the commitments with respect thereto) has been funded or the Lender has irrevocably confirmed in writing that all conditions to funding of the Financing have been satisfied and the Financing will be funded in accordance with the terms of the Loan Agreement at the Closing, (iii) the Company has irrevocably confirmed in writing that if the Financing is funded, then it is prepared to close and (iv) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2. For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause Parent and/or Merger Sub to consummate the Merger if the Financing (or, if alternative financing is being used in accordance with Section 6.6, pursuant to commitments with respect thereto) has not been funded (or will not be funded at the Closing).

(c) While the Company and Parent may pursue either a grant of specific performance under this Section 9.6 and the payment of the Company Termination Fee under Section 8.2(b) or the Parent Termination under Section 8.2(c), as applicable, under no circumstances shall the Company or Parent, as applicable, be permitted or entitled to both (i) receive a grant of specific performance that permits the consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement and (ii) monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Company Termination Fee or Parent Termination Fee, as applicable.

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement (other than Article II and with respect to matters relating to fiduciary duties of the Company Board) and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than Article II and with respect to matters relating to fiduciary duties of the Company Board) or the negotiation, execution or performance of this Agreement (other than Article II and with respect to matters relating to fiduciary duties of the Company Board) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

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(b) Article II of this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to Article II of this Agreement, the negotiation, execution or performance of Article II of this Agreement, or matters relating to fiduciary duties of the Company Board, shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(c) Consent to Jurisdiction. In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 9.7(c). The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Administered Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the Company and one arbitrator shall be nominated by Parent. If either the Company or Parent shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, unless otherwise required by Law or the parties hereto otherwise agree in writing. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 9.7(c) shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

58

(d) WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 9.8 No Third-Party Beneficiaries. Except as expressly provided in Section 6.3(b) (Confidentiality and Restrictions), Section 6.12 (Indemnification of Directors and Officers), Section 8.2(b) (Company Termination Fee), Section 8.2(c) (Parent Termination Fee), and Section 8.2(d) (Limitations on Liabilities), each of Parent and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties hereto further agree that the rights of third party beneficiaries under Section 6.12 shall not arise unless and until the Effective Time occurs.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided that prior to the Effective Time, Parent and Merger Sub may assign this Agreement (in whole but not in part) to any Affiliate of Parent. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.11 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.12 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

59

Section 9.13 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

60

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Kingbird Investment Inc.

By:	/s/ Yuhuan Zhu
Name:	Yuhuan Zhu
Title:	Director

Kingbird Mergerco. Inc.

By:	/s/ Yuhuan Zhu
Name:	Yuhuan Zhu
Title:	Director

China Nuokang Bio-Pharmaceutical Inc.

By:	/s/ Sean Shao
Name:	Sean Shao
Title:	Director

For purposes of Section 6.16 only:

Anglo China Bio-technology Investment Holdings Limited

By:	/s/ Baizhong Xue
Name:	Baizhong Xue
Title:	Director

For purposes of Section 6.16 only:

Britain Ukan Technology Investment Holdings (Group) Limited

By:	/s/ Baizhong Xue
Name:	Baizhong Xue
Title:	Director

Signature Page to Agreement and Plan of Merger

Schedule A

Beneficial Ownership of Company Shares by the Founder Vehicles

Name	Number of Company Shares Beneficially Owned
Anglo China Bio-technology Investment Holdings Limited	85,447,648
Britain Ukan Technology Investment Holdings (Group) Limited	9,061,056

Exhibit A

PLAN OF MERGER

THIS PLAN OF MERGER is made on             2012.

BETWEEN

(1)	KINGBIRD MERGERCO. INC., an exempted company incorporated under the laws of the Cayman Islands on 19 September 2012, with its registered office situate at Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Merger Sub”); and

(2)	CHINA NUOKANG BIO-PHARMACEUTICAL INC., an exempted company with limited liability incorporated under the laws of the Cayman Islands on 16 June 2006, with its registered office situated at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated September 27, 2012 made by and among Kingbird Investment Inc., Merger Sub and Company, a copy of which is attached as Appendix I to this Plan of Merger, and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING CORPORATION

2.	The name of the Surviving Corporation shall be China Nuokang Bio-Pharmaceutical Inc.

REGISTERED OFFICE

3.	The Surviving Corporation shall have its registered office at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Time (as defined below), the authorized share capital of Merger Sub was US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share, of which one share has been issued, fully paid and outstanding.

5.	Immediately prior to the Effective Time (as defined below) the authorized share capital of the Company was US$1,000,000 divided into 2,000,000,000 ordinary shares of US$0.0005 par value per share, of which 154,390,734 ordinary shares have been issued, fully paid and outstanding.

6.	The authorized share capital of the Surviving Corporation shall be US$[ ] divided into [ ] ordinary shares of US$0.0005 par value per share.

7.	At the Effective Time (as defined below), and in accordance with the terms and conditions of the Agreement:

(a)	Each ordinary share, par value US$0.0005 per share, of the Company other than (i) any Excluded Shares (as defined in the Agreement); and (ii) the Founder Shares (as defined in the Agreement) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)	Excluded Shares (other than Dissenting Shares) shall be cancelled for no consideration.

(c)	Dissenting Shares shall be cancelled in exchange for the payment of the fair value resulting from the procedure in section 238 of the Companies Law unless any holder of Dissenting Shares withdraws or loses their rights to dissent from the Merger under section 238 of the Companies Law in which event such holder shall receive the Per Share Merger Consideration.

(d)	Each Founder Share shall continue as an ordinary share of the Surviving Corporation.

(e)	Each share of Merger Sub shall be converted into and continue as an ordinary share of the Surviving Corporation.

8.	At the Effective Time, the ordinary shares of the Surviving Corporation shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Corporation may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Surviving Corporation, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)	generally be entitled to enjoy all of the rights attaching to ordinary shares;

in each case as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.	The Merger shall take effect at [—] (the “Effective Time”).

PROPERTY

10.	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.	The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

13.	The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS
[—]	[—]
[—]	[—]
[—]	[—]

SECURED CREDITORS

14.	(a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

(b)	The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.	This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the board of directors of each of the Surviving Corporation and Merger Sub pursuant to section 233(3) of the Companies Law.

17.	This Plan of Merger has been authorised by the shareholders of each of the Surviving Corporation and Merger Sub pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of Kingbird Mergerco Inc.:

Yuhuan Zhu
Director

For and on behalf of CHINA NUOKANG BIO-PHARMACEUTICAL INC.:

[Name]
Director

Appendix I

Appendix II

Annex B

September 27, 2012

Independent Committee of the Board of Directors

China Nuokang Bio-Pharmaceutical Inc.

No. 18-1 East Nanping Road

Hunnan National New & High-tech Development Zone

Shenyang, Liaoning Province

People’s Republic of China 110171

Dear Members of the Independent Committee of the Board:

We understand that China Nuokang Bio-Pharmaceutical Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Company”), Kingbird Investment Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Kingbird Mergerco. Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into the Merger Agreement (defined below), pursuant to which Parent will acquire Company (the “Merger”). Pursuant to the Agreement, Merger Sub will be merged with and into Company and (i) each outstanding share of the common stock, par value US$0.0005 per share, of Company (“Company Common Stock”), other than shares of Company Common Stock held by any Excluded Holders (defined below), will be converted into the right to receive US$0.725 in cash (the “Per Share Consideration”), and (ii) each American Depository Share, representing eight shares of Company Common Stock (“Company ADSs”), other than Company ADSs representing shares held by Excluded Holders, will be converted into the right to receive US$5.80 in cash (the “Per ADS Consideration” and, together with the Per Share Consideration, the “Consideration”). “Excluded Holders” means any of: (i) holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock, (ii) any of Parent, Merger Sub or Company who hold Company Common Stock (with respect to Company, as treasury shares), if any, or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or Company, in each case immediately prior to the consummation of the Merger, and/or (iii) Anglo China Bio-technology Investment Holdings Limited, Britain Ukan Technology Investment Holdings (Group) Limited and their affiliates. The terms and conditions of the Merger are more fully set forth in the Agreement, and the summary of the Merger set forth above is qualified in its entirety by the terms of the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock and Company ADSs other than Excluded Holders, of the relevant Consideration to be paid to such holders in the Merger.

Independent Committee of the Board of Directors

China Nuokang Bio-Pharmaceutical Inc.

September 27, 2012

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the September 27, 2012 draft Agreement and Plan of Merger (the “Agreement”);

(ii)	Reviewed certain publicly available historical business and financial information relating to Company;

(iii)	Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company;

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock or Company ADSs may trade at any time subsequent to the announcement of the Merger. Our opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Merger.

Independent Committee of the Board of Directors

China Nuokang Bio-Pharmaceutical Inc.

September 27, 2012

In rendering our opinion, we have assumed, with the consent of the Independent Committee, that the Merger will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We also have assumed, with the consent of the Independent Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Merger will not have an adverse effect on Company or the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Merger, including, without limitation, the form or structure of the Merger, or any agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC and Lazard Asia (Hong Kong) Limited (collectively, “Lazard”) are acting as financial advisor to the Independent Committee of the Board of Directors of Company in connection with the Merger and will receive a fee for such services, a portion of which is payable upon the earlier of the announcement of the Merger and the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Merger. We in the past have provided certain financial advisory services to Company, including, during the past two years, having served as Company’s financial advisor to explore strategic alternatives for Company including the potential sale of part or all of Company. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard) and their respective affiliates may actively trade securities of Company and certain of its affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard Frères & Co. LLC.

Independent Committee of the Board of Directors

China Nuokang Bio-Pharmaceutical Inc.

September 27, 2012

Our engagement and the opinion expressed herein are for the benefit of the Independent Committee of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Independent Committee of the Board of Directors of Company in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Consideration and Per ADS Consideration to be paid to holders (other than Excluded Holders) of Company Common Stock and Company ADSs, respectively, in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD ASIA (HONG KONG) LIMITED

By	/s/ Peter Kuo
Peter Kuo
Managing Director

Annex C

27 September 2012

China Nuokang Bio-Pharmaceutical Inc.

No 18-1 East Nanping Road

Hunnan New District

Hunnan National New & High-tech Development Zone

Shengyang, Liaoning Province

China 110171

Attn: The Independent Committee of the Board of Directors

Dear Members of the Independent Committee:

We understand that China Nuokang Bio-Pharmaceutical Inc. (“Nuokang” or the “Company”), Kingbird Investment Inc. (“Parent”), and Kingbird Mergerco. Inc., a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into a Merger Agreement (as defined below) pursuant to which, among other things, Merger Sub shall be merged with and into the Company (the “Merger”) and (i) each outstanding ordinary share, par value US$0.0005 per share, of Nuokang (“Company Shares”), other than Excluded Shares and Founder Shares (as defined below) will be converted into the right to receive US$0.725 in cash (the “Per Share Merger Consideration”) and (ii) each American Depository Share, representing eight Company Shares (“Company ADSs”), other than Company ADSs representing Excluded Shares and Founder Shares, will be converted into the right to receive US$5.80 in cash (the “Per ADS Merger Consideration” and, together with the Per Share Merger Consideration, the “Consideration”). “Excluded Shares” shall mean (i) Company Shares owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, and (ii) “Dissenting Shares” which are held by a shareholder of Company Shares who has validly exercised and not withdrawn or lost its right to dissent from the Merger. “Founder Shares” shall mean Company Shares owned by Anglo China Bio-technology Investment Holdings Limited (“Anglo China”) and Britain Ukan Technology Investment Holdings (Group) Limited (“Britain Ukan”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement, and the summary of the Merger set forth above is qualified in its entirety by the terms of the Merger Agreement.

The Independent Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey (China) Limited (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the Merger pursuant to the Merger Agreement by holders of Company Shares and Company ADSs (other than holders of Excluded Shares, Founder Shares and their respective affiliates), as applicable, is fair to such holders from a financial point of view.

Houlihan Lokey (China) Limited

Hong Kong — 2101, Two Exchange Square — 8 Connaught Place — Central — Hong Kong

tel. +852 3551 2300 — fax +852 3551 2551

Registered in Hong Kong, No. 1176730

The Independent Committee of the Board of Directors of China Nuokang Bio-Pharmaceuticals Inc. 27 September 2012	-2-

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the following agreements and documents relevant to our analysis:

a.	The Agreement and Plan of Merger by and among Kingbird Investment Inc., Kingbird Mergerco. Inc. and China Nuokang Bio-Pharmaceutical Inc. dated as of September 27, 2012 (the “Merger Agreement”, which includes Anglo China and Britain Ukan as parties, solely for the purposes of Section 6.16 thereof); and

b.	The Framework Agreement Concerning Share Transfer of PRC Onshore Companies Affiliated with China Nuokang Bio-Pharmaceutical Inc. draft dated September 14, 2012 (the “Framework Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including certain publicly available research analyst estimates (and adjustments thereto) with respect to the future financial performance of the Company;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the years ending 2012 through 2017;

4.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. Further, management of the Company has advised us that (i) the financial projections provided to us are the only projections prepared by management of the Company (or any affiliated entity) in connection with the Merger, (ii) it has not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party in connection with such Merger, nor has it updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey and (iii) to the best of its knowledge and belief, no other projections or similar information have been provided to any party involved in the Merger, and the Committee has received all projections and/or similar information (whether prepared by management of the Company or otherwise) that have been received by any other party involved in the Merger.

The Independent Committee of the Board of Directors of China Nuokang Bio-Pharmaceuticals Inc. 27 September 2012	-3-

We understand that Mr. Baizhong Xue and his wife, Yuhan Zhu (collectively known as the “Chairman”) have no intention to sell to and has no agreement, arrangement or other understanding regarding the sale of any Company Shares to a minority equity investor or any other third party other than China Grand Enterprises (HK) Limited (“China Grand”), a company incorporated in Hong Kong and the provider of financing to Merger Sub, such sale to China Grand to be on terms as expressly disclosed in writing to us (the “Terms”) in the Framework Agreement. We further understand that in connection with any potential sale of Company Shares to China Grand by the Chairman, the Chairman has no agreement, arrangement or understanding (including any compensation arrangement) outside of the Terms disclosed to us. In particular, we understand that there is no agreement or understanding providing for the payment of any amount or receipt of any benefit (direct or indirect) in connection with the sale of any Company Shares by the Chairman to China Grand for consideration in excess of US$0.725 in cash per Company Share.

We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in all such agreements and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Consideration pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Framework Agreement will not differ in any respect from the draft of said document referenced in 1.b. above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

The Independent Committee of the Board of Directors of China Nuokang Bio-Pharmaceuticals Inc. 27 September 2012	-4-

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. In addition, this Opinion does not in any manner address the price at which the Company Shares or Company ADSs will trade following the announcement of the Merger.

This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company or other participants in the Merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, other participants in the Merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, other participants in the Merger or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the Merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

In addition, we will receive a fee pursuant to our engagement with the Company in connection with the Merger, a portion of which is contingent upon the successful completion of the Merger, and which fee is inclusive of our reasonable expenses. The Company has also agreed to reimburse and indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

The Independent Committee of the Board of Directors of China Nuokang Bio-Pharmaceuticals Inc. 27 September 2012	-5-

The Opinion is issued in the English language and reliance may only be placed on this Opinion as issued in the English language. If any translations of this Opinion are delivered, they are provided only for ease of reference, have no legal effect and Houlihan Lokey makes no representation as to (and accepts no liability in respect of) the accuracy or completeness of any such translations.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the Merger pursuant to the Merger Agreement by holders of Company Shares and Company ADSs (other than holders of Excluded Shares, Founder Shares and their respective affiliates), as applicable, is fair to such holders from a financial point of view.

Very truly yours,

HOULIHAN LOKEY (CHINA) LIMITED

/s/ Houlihan Lokey (China) Limited

ANNEX D: Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

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(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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ANNEX E: Directors and Executive Officers of Each Filing Person

1.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China. The telephone number of the Company’s principal executive office is +86-24-2469-6033. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Baizhong Xue	No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China	Chairman of the Board of Directors and Chief Executive Officer (since 1997)	People’s Republic of China
Qiang Liu	No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China	Director (since January 2006)(1)	Canada
Neil Nanpeng Shen	Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong	Director (since December 2007)(2)	Hong Kong SAR
Sean Shao	No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China	Independent Director (since August 2008)(3)	Canada
David Xiaoying Gao	No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China	Independent Director (since December 2011)(4)	USA
Mingde Yu	No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China	Independent Director (since August 2008)(5)	People’s Republic of China
Huining Cao	c/o Cheung Kong Graduate School of Business, 20/F, Tower E2, Oriental Plaza, No.1 East Chang An Avenue, Beijing, 100738, People’s Republic of China	Independent Director (since August 2010)(6)	USA
Felix Chungfai Wong	No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China	Chief Financial Officer (since February 2012)(7)	Hong Kong SAR
Hongying Wang	No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China	Executive Vice President (since October 2007)	People’s Republic of China
Tong Le	No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China	Vice President of Sales & Marketing (since February 2012)(8)	People’s Republic of China
Yan Xue	No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China	Director of Research and Development (since October 2006)	People’s Republic of China
Shizheng Duan	No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China	Vice President of Investor Relations and Board Secretary (since February 2012)	People’s Republic of China

(1)	Mr. Liu has been the founding managing director of Tangent Capital Inc. since June 2006, an investment firm providing equity capital and corporate finance advisory services to Chinese companies, with its principal business address at 373 Front Street, Toronto, Ontario MSV 3R7, Canada. From August 2007 to December 2008, Mr. Liu served as the president of BCTech Investments Inc., a Toronto-based environmental business service firm.
(2)

Mr. Shen is the founding managing partner of Sequoia Capital China, with its principal business address at Room 3606, China Central Place Tower 3, Jianguo Road, Beijing 100025, China. He is a co-chairman of Home Inns, a director of Ctrip, a director

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of E-House (China) Holdings Limited, a NYSE-listed real estate service company in China, a director of China Real Estate Information Corporation, a NASDAQ-listed real estate information service company in China and a director of Peak Sport Products, a Hong Kong Stock Exchange listed sports apparel company in China, a director of Qihoo 360 Technology Co. Ltd., a NYSE-listed Internet security products company in China, a director of Le GaGa Holdings Limited, a NASDAQ-listed farmland and greenhouse vegetable producer in China, a director of Mecox Lane Limited, a NASDAQ-listed online apparel platform provider in China. He is also an independent director of Focus Media Holding Limited, a NASDAQ-listed media advertising company based in China and a director of a number of privately owned companies based in China.
(3)	Mr. Shao currently serves as (i) independent director and chairman of the audit committee of Xueda Education Group, a Chinese personalized tutoring services company listed on NYSE since November 2010; China Biologic Products, Inc., a biopharmaceutical company listed on NASDAQ since July 2008 and Yongye International, Inc., a Chinese agricultural company listed on NASDAQ since April 2009; (ii) independent director and chairman of the compensation committee of AsiaInfo-Linkage, Inc., a Chinese telecom software solutions provider listed on NASDAQ since July 2010; and (iii) independent director and chairman of the nominating committee of Agria Corporation, a Chinese agricultural company listed on NYSE since November 2008. He served as the chief financial officer of Trina Solar Limited, a company currently listed on the NYSE, from 2006 to 2008.
(4)	Mr. Gao served as the chief executive officer and a director of BMP Sunstone, a company previously listed on the NASDAQ, from February 2004 until its acquisition by Sanofi-aventis in February 2011. Following the acquisition, he became a senior integration advisor for Sanofi-aventis from February 2011 to August 2011. Sanofi-aventis’ principal business address is 55 Corporate Drive, Bridgewater, NJ 08807, USA.
(5)	Mr. Yu serves as an independent director of 3Sbio Inc., a biotechnology company in China listed on the NASDAQ Global Market, an independent director of North China Pharmaceutical Co., Ltd., a Shanghai Stock Exchange listed company, and an independent director of Shandong Wohua Pharmaceuticals Technology Corporation, a Shenzhen Stock Exchange listed company.
(6)	Mr. Cao is currently a professor of finance and serves as academic director for the Finance MBA program at the Cheung Kong Graduate School of Business. Mr. Cao held various faculty positions at the University of California, Berkeley, the University of California, San Diego, Ohio State University, Carnegie Mellon University and the University of North Carolina at Chapel Hill. Mr. Cao is an independent director of Shenzhen Focus Technology Co., Ltd., a company listed on the Shenzhen Stock Exchange.
(7)	Mr. Wong worked at ITT Corporation during 2004 and 2011, a company listed on the New York Stock Exchange, where he held various senior financial management positions including finance business expert for ITT China & India and finance controller for ITT China. Prior to that, he held various senior finance positions across a broad range of industries, including finance manager of Roche (China) Investment Ltd., with its principal business address at Floor 2-3, Building 2 1100 Long Dong Avenue, Pudong New Area, Shanghai 201203, China, one of the world’s leading pharmaceutical and diagnostics firms.
(8)	Before Mr. Le joined Nuokang in February 2012, he worked at Dawnrays Pharmaceutical, a company listed on the Hong Kong Stock Exchange, where he held various roles including marketing director and deputy general manager of the New Drug Section.

During the last five years, none of the Company or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.	Directors and Executive Officers of Parent

Parent is a Cayman Islands exempted company with limited liability, with its registered office located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands and its telephone number is +86-24-2469-6033.

The director of Parent is Yuhuan Zhu, with her business address at No. 18-1 East Nanping Road Hunnan National New & High-tech Development Zone Shenyang, Liaoning Province, People’s Republic of China. Ms. Zhu is Mr. Xue’s wife and a citizen of Canada.

3.	Directors and Executive Officers of Merger Sub

Merger Sub is a Cayman Islands exempted company with limited liability, with its registered office located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands and its telephone number is +86-24-2469-6033.

The director of Merger Sub is Yuhuan Zhu, with her business address at No. 18-1 East Nanping Road Hunnan National New & High-tech Development Zone Shenyang, Liaoning Province, People’s Republic of China. Ms. Zhu is Mr. Xue’s wife and a citizen of Canada.

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ANNEX F: PROXY CARD – SHAREHOLDERS ONLY

CHINA NUOKANG BIO-PHARMACEUTICAL INC.

FORM OF PROXY FOR REGISTERED SHAREHOLDERS

I/We

Please Print Name(s)

of

Please Print Address(es)

being (a) registered shareholder(s) of China Nuokang Bio-Pharmaceutical Inc. (the “Company”) with                      shares hereby appoint the Chairman of the extraordinary general meeting or of

or failing him/her

                                                                                                                             of

as my/our proxy to vote for me/us and on my/our behalf at the extraordinary general meeting to be held at 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, on January 15, 2013, at 9:30 a.m. (Beijing time) and at any adjournment of the extraordinary general meeting. My proxy is instructed to vote on resolutions as indicated below:

Resolution	For	Against	Abstain

  1.     As a special resolution, THAT the agreement and plan of merger dated as of September 27, 2012 among Kingbird Investment Inc. (“Parent”), Kingbird Mergerco. Inc. (“Merger Sub”) and the Company, and, solely for the purposes of Section 6.16 thereof, Anglo China Bio-technology Investment Holdings Limited and Britain Ukan Technology Investment Holdings (Group) Limited (the “merger agreement”) and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Exhibit A to the merger agreement (the “Cayman Plan of Merger”) (such merger agreement and Cayman Plan of Merger being in the form attached to the Proxy Statement accompanying the notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated thereby (including the merger), be and are hereby authorized and approved by the Company.

  2.     As an ordinary resolution, THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

Please tick to indicate your voting preference. If you do not complete this section, your proxy will vote or abstain at his/her discretion, as he/she will on any other business that may be raised at the extraordinary general meeting.

Dated: _______________________________

Signed: ______________________________

Name: _______________________________

NOTES

1	The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney authorised in writing or, if the appointer is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign it.

2	If any proxy other than the Chairman of the extraordinary general meeting is preferred, please strike out the words “the Chairman of the extraordinary general meeting or” and insert the name and address of the proxy desired in the space provided. You are entitled to appoint one or more proxies to attend and vote in your stead. Your proxy need not be a member of the Company, but must attend the extraordinary general meeting in person to represent you.

3	If this form is returned without an indication as to how the proxy shall vote, the proxy will exercise his/her discretion as to whether he/she votes and if so how.

4	This form of proxy is for use by registered shareholders only. If the appointer is a corporate entity this form of proxy must either be under its seal or under the hand of some officer or attorney duly authorised for that purpose.

5	To be valid, this form must be completed and sent to or deposited (together with any power of attorney or other authority under which it is signed or a notarially certified copy of that power or authority) at the offices of the Company at No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province, China, 110171 or send it by facsimile to 0086-24-24696133, in each case marked for the attention of Mr. Shizheng Duan not later than 48 hours (i.e. January 13, 2013, at 9:30 a.m. (Beijing time)) before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken more than 48 hours after it is demanded, not less than 24 hours before the time appointed for the taking of the poll, or, where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded, by delivery at the meeting at which the poll was demanded to the Chairman or to the secretary or to any director.

6	Any alterations made to this form must be initialled by you.

7	The completion and return of this form will not prevent you from attending the extraordinary general meeting and voting in person should you so wish.

8	In the case of joint holders:

8.1	the senior should sign the form, but the names of all other joint holders should be stated on the form; and

8.2	the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders.

For these purposes, seniority is determined by the order in which your names stand in the Company’s register of shareholders in respect of the relevant shares.

ANNEX G: ADS Voting Instruction Card

CHINA NUOKANG BIO-PHARMACEUTICAL INC.

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY SHARES (“ADSs”)

REPRESENTING ORDINARY SHARES OF

CHINA NUOKANG BIO-PHARMACEUTICAL INC.

Please refer to the reverse side of this card for the Resolutions to be voted at the Meeting.

FOLD AND DETACH HERE

			FOR	AGAINST	ABSTAIN

Resolution 1			☐	☐	☐

Resolution 2			☐	☐	☐
Address Change	☐	Mark box, sign and indicate changes/comments below:				Mark box at right if you wish to give a discretionary proxy to a person designated by the Company. PLEASE NOTE: Marking this box voids any other instructions indicated above. ☐

Sign Below Date:

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

RESOLUTIONS

1.	As a special resolution, THAT the agreement and plan of merger dated as of September 27, 2012 among Kingbird Investment Inc. (“Parent”), Kingbird Mergerco. Inc. (“Merger Sub”) and the Company, and, solely for the purposes of Section 6.16 thereof, Anglo China Bio-technology Investment Holdings Limited and Britain Ukan Technology Investment Holdings (Group) Limited (the “merger agreement”) and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Exhibit A to the merger agreement (the “Cayman Plan of Merger”) (such merger agreement and Cayman Plan of Merger being in the form attached to the Proxy Statement accompanying the notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated thereby (including the merger), be and are hereby authorized and approved by the Company.

2.	As an ordinary resolution, THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

China Nuokang Bio-Pharmaceutical Inc.	Voting Instruction Card
JPMorgan Chase Bank, N.A., Depositary
P.O. Box 64506, St. Paul, MN 55164-0506

JPMorgan Chase Bank, N.A. (the “Depositary”) has received notice that the extraordinary general meeting of the shareholders (the “Meeting”) of China Nuokang Bio-Pharmaceutical Inc. (the “Company”) will be held at the 26th Floor, Gloucester Tower, the Landmark, 15 Queen’s Road Central, Hong Kong, on January 15, 2013 at 9:30 a.m. (Beijing Time), for the purposes set forth on this card.

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your American Depositary Shares (“ADSs”) FOR or AGAINST or to ABSTAIN from the Resolutions, or any of them, to be proposed at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly whether you desire the Nominee or the Nominees of the Depositary to vote FOR or AGAINST or to ABSTAIN from the Resolutions, or any of them, as the case may be. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m. (New York City Time), January 11, 2013. Only the registered holders of record at the close of business December 17, 2012 will be entitled to execute the attached Voting Instruction Card.

The signatory, a registered holder of ADSs representing Ordinary Shares of the Company hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Ordinary Shares of the Company represented by such ADSs registered in the name of the signatory on the books of the Depositary as of the close of business December 17, 2012, at the Meeting, or at any adjournment thereof.

These instructions, when properly signed and dated, will be voted in the manner directed herein. If you mark the box to indicate that you wish to give a discretionary proxy to a person designated by the Company, the underlying Ordinary Shares represented by your ADSs will be voted by the person designated by the Company of the Meeting in his or her discretion.

To view the Meeting materials, please visit the Company’s website at http://ir.nkbp.com.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card must be received by the Depositary before 12:00 p.m. (New York City Time), January 11, 2013.

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.